Exhibit 2.1

PURCHASE AND SALE AGREEMENT

among

NEP Holdco 1, L.L.C.,

NatGas Fund Holdings, L.L.C.,

SEIF III NatGas Holdings, L.L.C., and

Edgewater Parent, LLC

as the Sellers,

and

Vistra Operations Company LLC

as the Buyer

dated as of May 15, 2025

i

EXHIBITS

EXHIBIT A FORM OF ESCROW AGREEMENT

EXHIBIT B PURCHASE PRICE ADJUSTMENT CALCULATIONS

EXHIBIT C BESS DEVELOPMENT LIABILITIES

EXHIBIT D KNOWLEDGE OF THE SELLERS

EXHIBIT E KNOWLEDGE OF THE BUYER

EXHIBIT F FORM OF TITLE AFFIDAVIT

EXHIBIT G [RESERVED]

EXHIBIT H FORM OF RESIGNATION

EXHIBIT I FORM OF TRANSFER AGREEMENT

SCHEDULES

Schedule 1.1(CIP Exceptions) - CIP Inventory
Schedule 1.1(Excluded Inventory) - Excluded Inventory and Capital Spares
Schedule 1.1(PE)	-	Permitted Encumbrances
Schedule 1.1(PT)	-	Permitted Transactions
Schedule 1.1(I)	-	Indebtedness (Capital Leases)
Schedule 2.1	-	Acquired Interests of each Seller
Schedule 6.3(a)	-	Certain Restrictions
Schedule 6.3(b)	-	Certain Actions
Schedule 6.9	-	Confidentiality
Schedule 6.15	-	Support Obligations to Replace
Schedule 6.17	-	Pre-Closing Reorganization

DISCLOSURE SCHEDULES

Sellers Disclosure Schedules
Buyer Disclosure Schedules

v

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of May 15, 2025 (the “Effective Date”), by and among NEP Holdco 1, L.L.C., a Delaware limited liability company (“NEP”), NatGas Fund Holdings, L.L.C., a Delaware limited liability company (“NGH”), SEIF III NatGas Holdings, L.L.C., a Delaware limited liability company (“SEIF”), and Edgewater Parent, LLC, a Delaware limited liability company (“Edgewater Parent”, and, together with NEP, NGH, and SEIF, the “Sellers”, and each individually, a “Seller”), and Vistra Operations Company LLC, a Delaware limited liability company (the “Buyer”).

RECITALS

WHEREAS, SEIF owns one hundred percent (100%) of the issued and outstanding Equity Interests of Geranium BESS Company Group (the “SEIF Acquired Interests”), which directly owns the Geranium BESS Project;

WHEREAS, NGH owns (a) one hundred percent (100%) of the issued and outstanding Equity Interests of Greenleaf Holding Company (the “Greenleaf Acquired Interests”), which indirectly owns the Greenleaf Project, and (b) one hundred percent (100%) of the issued and outstanding Equity Interests of NJ BESS Company Group (the “NJ BESS Acquired Interests” together with the Greenleaf Acquired Interests, the “NGH Acquired Interests”), which directly owns the NJ BESS Projects;

WHEREAS, NEP owns one hundred percent (100%) of the issued and outstanding Equity Interests of NA Holding Company (the “NA Acquired Interests”) which indirectly owns the NA Projects;

WHEREAS, Edgewater Parent owns one hundred percent (100%) of the issued and outstanding Equity Interests of Edgewater Holding Company (the “Edgewater Acquired Interests” and, together with the SEIF Acquired Interests, the NGH Acquired Interests, and the NA Acquired Interests, the “Acquired Interests”) which indirectly owns the Edgewater Projects; and,

WHEREAS, on the terms and subject to conditions set forth in this Agreement and in the other Transaction Documents, the Buyer desires to acquire from each Seller, and each Seller desires to sell to the Buyer, the Acquired Interests owned by such Seller.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

Section 1.1 Definitions. Terms defined in the preamble, Recitals or other Sections of this Agreement shall have the meanings set forth therein and the terms defined in this Section 1.1 shall have the meanings set forth herein.

“1933 Act” has the meaning set forth in Section 5.13.

“Accounting Methods” has the meaning set forth in the definition of Accounting Principles.

“Accounting Principles” means: (a) the specific accounting principles expressly set out on Exhibit B; (b) to the extent not inconsistent with GAAP, the practices, principles, accounting methods, procedures, classifications and methodologies (collectively, the “Accounting Methods”) used in the preparation of the Financial Statements; and (c) GAAP. For the avoidance of doubt, clause (a) shall take precedence over clauses (b) and (c) and clause (b) shall take precedence over clause (c). The Accounting Principles (w) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, or, except as expressly set forth in this Agreement, reflect any events, conditions or circumstances which arise as a result of the change of control or ownership contemplated hereby, (x) shall be based on facts and circumstances as they exist prior to the Closing and, except as expressly set forth in this Agreement, shall exclude the effect of any act, decision or event occurring on or after the Closing, (y) shall follow the defined terms and other requirements set forth in this Agreement and (z) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month. The Purchase Price and the Estimated Purchase Price (including the components thereof) shall be interpreted and calculated in a manner so as to avoid any double counting of any items therein (including the components thereof) (including so as to avoid any double counting among any items in or among Indebtedness of the Acquired Companies, Cash of the Acquired Companies, Aggregate Net Working Capital, Standalone Purchase Price Adjustments and Outstanding Transaction Expenses of the Acquired Companies). Exhibit B includes an illustrative example of the calculation of the Purchase Price as of December 31, 2024.

“Acquired Companies” means, collectively, all of the companies comprising the Edgewater Company Group, the NA Company Group, the Greenleaf Company Group, the Geranium BESS Company Group and the NJ BESS Company Group. For certainty, none of the Excluded Entities shall be considered an Acquired Company.

“Acquired Company Development Liabilities” has the meaning set forth in Section 4.8(b)(ii).

“Acquired Company Group” means each of the Edgewater Company Group, the NA Company Group, the Greenleaf Company Group, the Geranium BESS Company Group and the NJ BESS Company Group. For certainty, none of the Excluded Entities shall be considered to form part of any Acquired Company Group.

“Acquired Interests” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, other than for purposes of Section 3.5, Section 3.6, Section 4.21, Section 4.23, Section 5.5, Section 5.14, Section 10.2, Section 10.3, Section 10.4 and the definition of Outstanding Transaction Expenses, in no event shall an “Affiliate” of any Seller include any investment fund, investment vehicle, portfolio companies or investments of any investment fund (or similar investment vehicle) of any Affiliate of any Seller to the extent such Person does not own any direct or indirect equity interest in any Acquired Company.

“Affiliate Transaction” has the meaning set forth in Section 4.21.

“Aggregate Net Working Capital” means, with respect to each Acquired Company Group, the sum of the Net Working Capital of each Acquired Company Group as determined in accordance with the Accounting Principles.

“Aggregate Net Working Capital Adjustment” means the difference between (a) the Aggregate Net Working Capital and (b) the Target Aggregate Net Working Capital. The Aggregate Net Working Capital Adjustment shall be reflected as (i) an increase to the Base Purchase Price if the Aggregate Net Working Capital is greater than the Target Aggregate Net Working Capital and (ii) a decrease to the Base Purchase Price if the Aggregate Net Working Capital is less than the Target Aggregate Net Working Capital.

“Agreement” has the meaning set forth in the preamble.

“Air Emission Allowance” means any air emission allowance, emission reduction credit, or similar instrument required to comply with Environmental Law.

“Allocation” has the meaning set forth in Section 6.6(c).

“AML Laws” means all Laws of any jurisdiction applicable to any Person from time to time concerning or relating to anti-money laundering.

“Anti-Corruption Laws” means all Laws relating to anti-bribery or anticorruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a Governmental Authority or commercial entity to obtain a business advantage, including the Foreign Corrupt Practices Act of 1977, as amended, and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means any of the following: (a) Executive Order 13224; (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations); (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations); (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations); (e) the Foreign Asset Control Regulations (Title 31, Subtitle B, Chapter V); and (f) the PATRIOT Act.

“Assets” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person.

“Audited Financial Statements” has the meaning set forth in Section 4.18(a)(i)(B).

“Balance Sheet Entities” has the meaning set forth in Section 4.8(a).

“Base Purchase Price” means $1,900,000,000.00.

“Beaver Falls BESS Project” means an approximately 80 megawatt battery energy storage facility located in Beaver Falls, New York.

“Benefit Plan” means (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA and whether or not subject to ERISA), (b) each employment or consulting agreement or arrangement, and (c) each other compensation or employee benefit plan, including each termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, or compensatory equity or equity-based, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flex spending, vacation, paid time off, perquisite, retirement, pension, profit sharing, or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement.

“BESS Projects” means the Geranium BESS Project, the NA BESS Projects, the NJ BESS Projects and the Verbena BESS Project.

“Business” as to each Acquired Company Group, means the ownership, lease, maintenance, development, financing or operation, as applicable, of the Projects owned, directly or indirectly, by such Acquired Company Group.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or Dallas, Texas are required by Law to be closed.

“Buyer” has the meaning set forth in the preamble.

“Buyer Approvals” has the meaning set forth in Section 5.3(b).

“Buyer Disclosure Schedules” means the disclosure schedules delivered by the Buyer to the Sellers on the date hereof, attached to, and forming part of, this Agreement.

“Buyer Fundamental Representations” means the representations and warranties made in Section 5.1 (Organization) and Section 5.2 (Authority), Section 5.3(a) (No Conflicts) and Section 5.5 (Brokers).

“Buyer Releasees” has the meaning set forth in Section 10.2(b).

“CAISO” means the California Independent System Operator.

“Calculation Time” has the meaning set forth in Section 2.4.

“Call Protection” means with respect to any Indebtedness, any call protection, prepayment premium, non-call period, make-whole payment, penalty or yield maintenance requirement.

“Call Protection Deduction” means, if any Call Protection (other than any Existing Call Protection) is applicable to the Financing Agreement in effect at the Calculation Time, the amount of such Call Protection that would be payable in connection with any repayment, prepayment, repricing or effective refinancing of all of the principal of the Financing Indebtedness as though such event(s) were occurring at such Calculation Time shall be treated as an Outstanding Transaction Expense and deducted from the Purchase Price at Closing.

“CapEx Adjustment” has the meaning set forth in Section 6.3(w).

“Carneys Point BESS Project” means an approximately 240 megawatt battery energy storage facility located in Carneys Point, New Jersey.

“Cash” means, as of the Calculation Time, with respect to an Acquired Company Group (other than an Acquired Company that is developing a BESS Project), an amount that is equal to all cash, cash equivalents, cash deposits (including any accrued but unpaid interest on any deposits, marketable securities, checks, bank deposits and short-term investments but excluding any cash deposits to the extent included in Cash Deposits) and any checks received and not yet deposited of each Acquired Company in such Acquired Company Group but (a) excluding any Casualty Proceeds and (b) excluding any Cash distributed or used to pay Outstanding Transaction Expenses, in each case of this clause (b), between the Calculation Time and Closing.

“Cash Deposits” means, with respect to any Acquired Company (other than an Acquired Company that is developing a BESS Project), without duplication an amount calculated as of the Calculation Time equal to all cash deposits made by such Acquired Company with a regional transmission organization, independent system operator and/or interconnecting utility, to the extent not included in Cash or Development Assets.

“Casualty Appraiser” has the meaning set forth in Section 6.18(a).

“Casualty Estimate” has the meaning set forth in Section 6.18(b).

“Casualty Loss” has the meaning set forth in Section 6.18(a).

“Casualty Proceeds” has the meaning set forth in Section 6.18(b).

“Claim” means any judicial, regulatory or administrative demand, claim, action, investigation, audit, cause of action, litigation, inquiry, hearing, complaint, or other proceeding by or before any Governmental Authority (whether at law or in equity) or arbitration or mediation.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Representative” has the meaning set forth in Section 4.22(c).

“Competition Law” means any Law relating to antitrust, competition, trade regulation, foreign investment, regulation of energy markets or the protection of national security.

“Condemnation” has the meaning set forth in Section 6.18(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement entered into as of November 19, 2024, by and between Lotus Infrastructure Global Operations, LLC, a Delaware limited liability company, and Vistra Operations Company LLC, a Delaware limited liability company.

“Consents” means all consents, waivers, approvals, allowances, authorizations, declarations, filings, recordings, registrations, validations or exemptions and notifications.

“Continuing Employees” has the meaning set forth in Section 6.13(b)(i).

“Contract” means any contract, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, letter of credit or security agreement or other legally binding commitment or undertaking.

“Data Room” has the meaning set forth in Section 1.2(h).

“Development Assets” means an amount equal to, without duplication, the sum of (a) $7,681,450 plus (b) an amount calculated as of the Calculation Time (not to exceed $2,000,000, plus, with respect to any such expenses of the type described in this definition in excess of $2,000,000, an amount equal to only those such expenses that are expressly in its sole discretion, approved by Buyer for all BESS Projects in the aggregate) of actual, reasonable documented out-of-pocket third party development expenses limited to consulting, engineering/design, permitting or procurement of equipment that are (i) incurred and paid the during Interim Period and on or prior to the Calculation Time by an Acquired Company directly for the BESS Projects, and (ii) entered into in compliance with the terms and conditions of the Agreement; provided that, for clarification, (A) no such expenses incurred on or prior to the Effective Date shall be included in clause (b) of this definition and (B) no asset (including any cash deposits, prepaid amounts, inventory or capital spares) that was included in the calculation the $7,681,450 in clause (a) above shall be included (x) in any other component of the Standalone Purchase Price Adjustments (i.e., Cash Deposits, Inventory and Capital Spares, etc.), (y) as a current asset in Aggregate Net Working Capital or (z) in Cash.

“Disclosure Schedules” means the Buyer Disclosure Schedules and the Sellers Disclosure Schedules.

“Dollars” and “$” mean United States dollars.

“Edgewater Acquired Interests” has the meaning set forth in the Recitals.

“Edgewater Company Group” means the Edgewater Holding Company, Edgewater Generation, L.L.C., Fairless Energy, L.L.C., Manchester Street, L.L.C., and Garrison Energy Center LLC.

“Edgewater Generation” means Edgewater Generation, L.L.C.

“Edgewater Holding Company” means Edgewater Generation Holdings, L.L.C.

“Edgewater Parent” has the meaning set forth in the preamble.

“Edgewater Projects” mean, collectively, (a) the Fairless Project, (b) the Manchester Project, and (c) an approximately 309 megawatt combined-cycle, natural-gas- and fuel-oil-fired, generation power plant located in Dover, Delaware.

“Effective Date” has the meaning set forth in the preamble.

“Employment Offer” has the meaning set forth in Section 6.13(a)(ii).

“Employment Terms” has the meaning set forth in Section 6.13(b).

“Encumbrances” means any mortgages, pledges, liens, charges, security interests, hypothecations, deeds of trust, options, proxies, rights of first refusal, rights of first offer, transfer restrictions (but not including any “change of control” or similar indirect transfer restrictions, defaults or triggers), easements, encroachments, tenancies, licenses, rights-of-way or other interests in property to secure the payment of a debt or performance of an obligation.

“Environmental Allowances” means, without duplication, an amount (which may be a positive or negative number), calculated as of the Calculation Time, equal to the sum of each of the following: the product of (a) the difference between (i) the actual number of Air Emission Allowances held as of such time, in each case, by each of the Edgewater Company Group, the NA Company Group, or the applicable Acquired Companies specified in this definition for their emissions with respect to each applicable Air Emission Allowance specified in this definition, minus (ii) the number of Air Emission Allowances required to comply with Environmental Law for the Acquired Companies to offset the actual emissions of each applicable Acquired Company for the applicable compliance period ending on the Calculation Time; multiplied by (b) (i) with respect to the Air Emissions Allowances described in clauses (2), (3), (4) and (5) below, the mid-market price for each such Air Emission Allowances as quoted by Amerex in its Daily Federal Pricing Sheet (or a similar broker quotes, in each case, for the Business Day immediately preceding the Closing Date) for each such applicable Air Emission Allowance specified in this definition and (ii) with respect to the Air Emissions Allowances described in clauses (1) and (6) below, the settlement price for RGGI Futures (in the case of clause (1) below) or CCI Futures (in the case of clause (6) below), as applicable, as quoted by the ICE Exchange for the prompt month, which, for purposes of clarification would be the applicable “Vintage 2025” settlement price for emissions during calendar year 2025 and “Vintage 2026” settlement price for emissions during calendar year 2026 for each such Air Emission Allowance, in each case for the Business Day immediately preceding the Closing Date, in the case of clauses (a) and (b) for each of the following: (1) with respect to Regional Greenhouse Gas Initiative Air Emission Allowances for each of Manchester Street, L.L.C., Garrison Energy Center LLC, Beaver Falls, L.L.C. and Syracuse, L.L.C., (2) with respect to Annual NOx Air Emission Allowances for each of Fairless Energy, L.L.C., Beaver Falls, L.L.C., Syracuse, L.L.C. and Hazleton Generation LLC, (3) with respect to NOx Ozone Season Group 3 Air Emission Allowances for each of Fairless Energy, L.L.C., Beaver Falls, L.L.C., Syracuse, L.L.C. and Hazleton Generation LLC, (4) with respect to SO2 Annual Group 1 Air Emission Allowances for each of Fairless Energy, L.L.C., Beaver Falls, L.L.C., Syracuse, L.L.C. and Hazleton Generation LLC, (5) with respect to the Acid Rain Program Air Emission Allowances for each of Fairless Energy, L.L.C., Manchester Street, L.L.C., Garrison Energy Center LLC, Beaver Falls, L.L.C., Syracuse, L.L.C. and Hazleton Generation LLC and (6) the California Greenhouse Gas Cap-and-Trade Program Air Emission Allowances for Greenleaf Energy Unit 2 LLC.

“Environmental Law” means all applicable Law relating to (a) pollution or the protection of the environment or natural resources, (b) the generation, processing, use, treatment, storage, disposal, handling, transportation, discharge, emission, Release or threatened Release of, or exposure to, any Hazardous Material, and (c) the protection of public, worker, or human health and safety (to the extent relating to exposure to Hazardous Materials). Such Law includes, but is not limited to, the Federal Water Pollution Control Act, as amended by the Clean Water Act (33 U.S.C. §1251 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et. seq.), the Safe Drinking Water Act (42 U.S.C. §300(f) et. seq.), the Toxic Substances Control Act (15 U.S.C. §2601 et seq.), the Clean Air Act (42 U.S.C. §7401 et. seq.), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §1801, et seq.), the Oil Pollution Act of 1990, (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001, et seq.) and the Occupational Safety and Health Act of 1970 (29 U.S.C. §651, et seq.), each as amended and any analogous state or local Law.

“Environmental Permits” means any Permits, Governmental Approvals or other authorizations of any Governmental Authorities issued under any Environmental Law.

“Equity Interests” means capital stock, partnership or membership interests, trust interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of Assets of, the issuing entity, including, any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or interests.

“Equity Securities” means (a) Equity Interests, (b) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interests and (c) securities convertible into or exercisable or exchangeable for Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is or at the relevant time was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or under common control under Section 4001(b)(1) of ERISA.

“Escrow Account” means the account established and to be maintained by the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Agent” means CitiBank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, to be entered into as of the Closing, by and among the Buyer, the Sellers and the Escrow Agent, substantially in the form attached hereto as Exhibit A.

“Escrow Amount” means an amount equal to $5,000,000.

“Estimated Purchase Price” has the meaning set forth in Section 2.5(a).

“Excluded Entities” means RockGen Energy LLC, Vermillion Power, L.L.C., and Cobalt Power, L.L.C.

“Existing Call Protection” means any Call Protection applicable to the Financing Indebtedness pursuant to Section 3.1.1(a)(ii) (Repayments and Prepayments) of the Financing Agreement in effect on the Effective Date; provided that if any Permitted Upsizing results in the extension of the expiration or expansion of the Call Protection payable under such Section 3.1.1(a)(ii) (whether pursuant to such Section or through the implementation of a new Section covering such Call Protection) then such Call Protection shall cease to constitute an “Existing Call Protection” .

“Fairless Project” means an approximately 1,320 megawatt combined-cycle, natural-gas-fired, generation power plant located in Fairless Hills, Pennsylvania.

“FERC” means the Federal Energy Regulatory Commission.

“Final Purchase Price” has the meaning set forth in Section 2.5(b)(i).

“Financial Statements” has the meaning set forth in Section 4.18(a)(ii).

“Financing Agreement” means that certain Credit Agreement dated as of December 13, 2018, as amended by (a) that certain Lender Joinder Agreement, dated as of March 29, 2019, (b) that certain Amendment No. 1 to Credit Agreement and Security Deposit Agreement, dated as of July 10, 2019, (c) that certain Amendment No. 2 to Credit Agreement, dated as of March 2, 2023, (d) that certain Amendment No. 3 to Credit Agreement, dated as of May 5, 2023, (e) that certain Amendment No. 4 to Credit Agreement, dated as of November 20, 2023, (f) that certain Amendment No. 5 to Credit Agreement, dated as of August 1, 2024, and (g) and that certain Amendment No. 6 to Credit Agreement, dated as of February 7, 2025, by and among Edgewater Generation, L.L.C., as the borrower, Edgewater Holding Company, as pledgor, the subsidiaries of Edgewater Generation, L.L.C. party thereto as guarantors, various financial institutions and other Persons from time to time parties thereto and Jefferies Finance LLC, as administrative agent.

“Financing Documents” means all “Loan Documents”, as defined in the Financing Agreement.

“Financing Indebtedness” means, at any time, the unpaid balance of principal and accrued interest under the Financing Agreement at such time outstanding.

“FPA” means the Federal Power Act, as amended, and the rules and regulations promulgated thereunder.

“Fraud” means, with respect to a Party, actual and intentional common law (and not constructive) fraud by such Party with respect to the making of the representations and warranties by such Party pursuant to Articles III, IV, or V (and including any certificate with respect to any such representation or warranty pursuant to Section 7.3 or Section 8.3, as applicable), where there is the existence of all of the following: (a) actual knowledge by the Party making such representation that such representation is false; (b) an intention to induce the Person to whom such representation is made to act or refrain from acting in reliance upon it; (c) resulting in that Person, in justifiable reliance upon such false representation and with ignorance to the falsity of such representation, to take or refrain from taking action; and (d) resulting in such Person to suffer loss by reason of such reliance. “Fraud” (i) expressly excludes any other claim of fraud that does not include all the elements set forth in this definition, including equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation or any similar theory, and (ii) shall only be deemed to exist if the Party against whom relief is sought had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Party were, or would actually be, breached.

“Fuel Inventory” means, without duplication, with respect to Manchester Street, L.L.C., Garrison Energy Center LLC, and Hazleton Generation, L.L.C., an amount calculated as of the Calculation Time equal to the sum of the product of (a) the number of gallons of fuel oil inventory held respectively by each of Manchester Street, L.L.C., Garrison Energy Center LLC, and Hazleton Generation, L.L.C., multiplied by (b) the active contract settlement price (expressed per gallon) using the NY Harbor ULSD Fut Active Contract Comdty command on Bloomberg (HOA Comdty) of such fuel oil held in inventory for each respective Acquired Company at the time of calculation.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied, as in effect (a) with respect to financial information for periods on or after the Closing Date, as of the Effective Date, and (b) with respect to financial information for periods prior to the Closing Date, as of such applicable time.

“Geranium BESS Company Group” means, collectively, Geranium Energy Storage I, L.L.C. and Geranium Energy Storage II, L.L.C.

“Geranium BESS Development Liabilities” means the liabilities for the Geranium BESS Projects, as described Exhibit C.

“Geranium BESS Project” means an approximately fifty (50) megawatt battery energy storage facility currently being developed in Bonita, California.

“Governmental Approvals” means any authorization, approval, consent, license, ruling, permit, tariff, certification, exemption, order, recognition, grant, confirmation, clearance, filing or registration or expiration or termination of waiting period by, from or with any Governmental Authority.

“Governmental Authority” means any foreign or United States court, tribunal, arbitrator, authority, agency, commission, legislative body, official or other instrumentality of the United States or any state, county, city or other political subdivision or similar governing entity, and including any governmental, quasi–governmental or non-governmental body exercising legislative, judicial, regulatory or administrative authority of government or administering, regulating or having general oversight over natural gas and other fuel, electricity, power or other markets.

“Governmental Order” means any binding order, writ, judgment, injunction, decree, stipulation, determination or award of or with any Governmental Authority.

“Greenleaf Acquired Interests” has the meaning set forth in the Recitals.

“Greenleaf Company Group” means the Greenleaf Holding Company, NatGas Greenleaf Holdings, L.L.C., Greenleaf Energy Unit 2 LLC, and Verbena Energy Storage, L.L.C.

“Greenleaf Holding Company” means NatGas California, L.L.C.

“Greenleaf Project” means an approximately forty-nine (49) megawatt gas-fired power plant located in Sutter County, California.

“Hazardous Material” means and includes any (a) substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant, toxic substance or terms of similar import under any Environmental Law; (b) petroleum or petroleum products, polychlorinated biphenyls, radioactive material, asbestos or any materials containing asbestos; (c) per- and polyfluoroalkyl substances; and (d) chemical, substance, waste or other material regulated, listed, or defined under any Environmental Law.

“Hazleton Project” means the approximately 158 megawatt simple-cycle, natural-gas- and fuel-oil-fired, generation power plant located in Hazle Township, Pennsylvania.

“HoldCo Liabilities” has the meaning set forth in Section 4.8.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means all of the following: without duplication (a) any indebtedness or obligations for borrowed money (including any Permitted Upsizing); (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations under leases required by GAAP to be capitalized on a balance sheet, including capital or finance leases (which shall not include legacy operating leases required to be set forth on a balance sheet of an Acquired Company in connection with such Acquired Company’s adoption required by GAAP of Accounting Standard Codification Topic 842 and set forth on Schedule 1.1(I)); (d) any reimbursement, payment or similar obligations (to the extent not paid or otherwise discharged prior to the Calculation Time) that are due and payable in respect of any drawn letters of credit, surety or performance bonds, bankers’ acceptances or similar instruments; (e) any indebtedness created or arising under any conditional sale or other title retention agreements; (f) any indebtedness for the deferred purchase price of assets, property, goods or services, including the reasonably expected amount of any “earnout” (whether contingent or not) (except trade accounts and other payables arising in the ordinary course of business to the extent included as a current liability in Net Working Capital); (g) an amount equal to the unpaid income Tax liabilities (including any entity-level Taxes imposed by a “domestic jurisdiction,” as described in IRS Notice 2020-75) of any Acquired Company for any Pre-Closing Tax Period, which amount shall not be less than zero in any jurisdiction or for any Tax and shall be determined as of the Calculation Time; and (h) without duplication of any item described in clauses (a) through (g), any guaranty of, or outstanding credit support issued in respect of, any of the foregoing described in clauses (a) through (g); and (i) any obligations in the nature of accrued fees, interest (net of accrued interest rate swap interest), collection fees, breakage or make-whole payments or penalties with respect to any of the foregoing. For the avoidance of doubt, “Indebtedness” shall not include (i) accounts payable or other liabilities to the extent included as current liabilities in the calculation of Aggregate Net Working Capital or Outstanding Transaction Expenses; (ii) any indebtedness between or among Acquired Companies; (iii) any breakage costs, prepayment penalties or premiums, bid-to-mid spreads on the early termination of hedges, or other similar costs, penalties or fees that arise from the early repayment, prepayment or termination of the Financing Agreement or any interest rate or commodity hedging agreements; (iv) any mark-to-market losses or other obligations under any hedging arrangements; and (v) any indebtedness, obligations or expenses incurred, issued or otherwise obtained by, on behalf of, or otherwise at the direction of, the Buyer in connection with the transactions contemplated by this Agreement or otherwise, except, in the case of clause (iii), with respect to any such indebtedness, costs, penalties, premiums, spreads, fees, losses or other obligations for which an Acquired Company is or will be liable arising out of, resulting from or in connection with the Pre-Closing Reorganization or the termination by any Seller or its Affiliates (including any Acquired Company) at or prior to the Closing of any interest rate or commodity hedging agreements other than any such hedging agreement termination made at Buyer’s express written request or direction after the Effective Date.

“Insurance Coverage” has the meaning set forth in Section 4.20.

“Intellectual Property” means all intellectual property and similar proprietary rights arising anywhere in the word, both statutory and common law rights, including: (a) works of authorship (whether or not copyrightable), copyrights, rights in databases and data collections, software, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, internet domain names, social media identifiers, business names, logos, trade dress, and other indicia of origin and registrations and applications for registrations thereof, including the goodwill symbolized thereby or associated therewith, (c) patents, utility models, statutory invention registrations, mask works, and industrial designs, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom, and (d) inventions, invention disclosures, discoveries, improvements, and industrial property rights, trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Interim Period” means the period of time from the Effective Date until the earlier to occur of (a) the Closing Date or (b) the date any termination of this Agreement becomes effective.

“Inventory and Capital Spares” means, without duplication, with respect to each Acquired Company that directly owns a Project (other than a BESS Project), an amount calculated as of the Calculation Time equal to the sum of (a) the historical cost of current spare parts inventory of such Acquired Company plus (b) the historical cost of capital spares of such Acquired Company; provided, however, that notwithstanding the foregoing, (i) Inventory and Capital Spares shall exclude any spare parts inventory or capital spares (A) characterized as construction in progress (except those listed on Schedule 1.1(CIP Exceptions)), (B) listed on Schedule 1.1(Excluded Inventory), (C) purchased after the Effective Date for potential use in outage or maintenance activity, or (D) that are obsolete, outdated or damaged as determined in accordance with GAAP and (ii) the Buyer shall have the right to conduct a physical count of the such spare parts inventory and capital spares shortly before and after Closing to verify the same.

“ISO-NE” means ISO New England Inc.

“IT Systems” means software, hardware, and other information technology systems owned, licensed or used by the Acquired Company Group.

“K&S” has the meaning set forth in Section 11.5.

“Knowledge” when used in a particular representation and warranty in this Agreement (a) with respect to each Seller, means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Exhibit D, after reasonable inquiry, and (b) with respect to the Buyer, means the actual knowledge (as opposed to any constructive or imputed knowledge) of the individuals listed on Exhibit E, after reasonable inquiry.

“Labor Agreement” means any collective bargaining agreement or other agreement with any union or other labor organization or employee representative.

“Laws” means any domestic or foreign, laws (including common law), Governmental Orders, statutes, rules, regulations, ordinances and other pronouncements of any Governmental Authority having the effect of law.

“Liabilities” means any and all debts, liabilities (including accounts payable), duties or obligations, whether accrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, accrued or unaccrued, or liquidated or unliquidated.

“Logan BESS Project” means an approximately 220 megawatt battery energy storage facility currently being developed in Swedesboro, New Jersey.

“Manchester Project” means the approximately 510 megawatt combined-cycle, natural-gas- and fuel-oil-fired, generation power plant located in Providence, Rhode Island.

“Material Adverse Effect” means any change, event, occurrence, fact, development, circumstance, condition, or effect that individually or together with any other changes, events, occurrences, facts, developments, circumstances, conditions, or effects (1) with respect to the Acquired Companies, has had or would reasonably be expected to have a material adverse effect on the Business or the business, operations, properties, or condition (financial or otherwise) of the Acquired Companies, in all cases taken together as a whole or (2) with respect to the Sellers, prevents, materially delays, or materially impairs the ability of any Seller to consummate the transactions contemplated by this Agreement, or in any such case would reasonably be expected to do so; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (1), there shall not be taken into account any change or event resulting from: (a) any changes generally affecting the industries, markets or geographical areas in which the Acquired Companies operate (including the electric and natural gas generating, transmission or distribution industries), whether international, national, regional, state, provincial or local; (b) any national or international political or social conditions, including the engagement by the United States or any other nation in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States and global health conditions (including any epidemic, pandemic or disease outbreak (including, but not limited to, the COVID-19 virus)), including any material worsening of such conditions; (c) changes in international, national, regional, state or local electric transmission or distribution systems generally (including the regulation thereof); (d) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP; (e) any change in any Laws (including Environmental Laws and any rate or tariff) or regulatory policies or the interpretation or enforcement thereof; (f) changes in the markets (including local or regional sub-markets or zones) for or costs of commodities, raw materials or other supplies, products or services used or generated by any of the Acquired Companies, including electric power, capacity, energy storage and ancillary products or services, natural gas, or other fuel supply, emissions, water, or transportation or related products or services, including changes due to or arising out of actions by regional transmission organizations, independent system operators, market operators, regulators or competitors, including any change in, or initiation or engagement in proceedings concerning, the structure, design, tariffs, rates, pricing or rules of the wholesale or retail electric power markets or natural gas markets; (g) any new generating facilities and their effect on pricing or transmission; (h) conditions generally affecting the United States economy or credit, securities, currency, financial, banking or capital markets (including any disruption thereof and any decline in the price of any security or any market index) in the United States or elsewhere in the world, including any interest rates and currency exchange rates (and any changes therein); (i) any labor strike, request for representation, organizing campaign, work stoppage, slowdown or other labor dispute; (j) seasonality of the Business, effects of weather, meteorological events or other natural disasters or natural occurrences or other acts of God; (k) the public announcement, pendency or consummation of the transactions contemplated by this Agreement (including by reason of any communication by the Buyer or any of its Affiliates regarding its plans or intentions with respect to the business of any Acquired Company and including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Acquired Company) or litigation arising from or relating to this Agreement or the transactions contemplated hereby or the identity of the Buyer or its direct or indirect investors; (l) the taking of any action required by this Agreement and the other Transaction Documents, including the completion of the transactions contemplated hereby and thereby; (m) any actions expressly consented to or requested by the Buyer; (n) any change in, or event (including any political, governmental or regulatory action or omission) affecting, the structure, design, tariffs, rates, pricing or rules (including systems, procedures, guidelines, policies or requirements promulgated or modified by CAISO, ISO-NE, NYISO, PJM or any other regional transmission organization or independent system operator or any state or federal regulator, NERC or any similar organization) of the wholesale or retail electric power markets or natural gas markets or electric or natural gas transmission or distribution; (o) the failure to meet any projected or estimated revenues or profits for any period; (p) any change in or downgrade of any credit rating assigned by ratings agencies to the Financing Indebtedness of any Acquired Company; (q) any failure of Buyer to satisfy the requirements of a Qualified Buyer or to obtain the Ratings Reaffirmation, (r) any failure to develop any of the BESS Projects or the repowering of the Hazleton Project, or (s) any Casualty Loss or Condemnation; but in the case of clauses (a), (b), (c), (d), (e), (f), (g), (h) and (n) only to the extent that such change, event, occurrence, fact, development, circumstance, condition, or effect described in such clause does not disproportionately adversely affect the Acquired Companies, taken as a whole, relative to other similarly situated industry participants in the same geographic markets in which the Acquired Companies operate; provided, further, that, any occurrence, change or effect to the extent cured prior to the Closing shall not be taken into account in the determination of whether a Material Adverse Effect has occurred; and provided, further, that, for the avoidance of doubt, a Material Adverse Effect shall be measured only against past performance of the Acquired Companies, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of the Acquired Companies.

“Material Contracts” has the meaning set forth in Section 4.10(a).

“NA Acquired Interests” has the meaning set forth in the Recitals.

“NA BESS Development Liabilities” means those liabilities associated with the NA BESS Projects, as described on Exhibit C; provided, however, that notwithstanding the foregoing, the liabilities for the “Land Purchase” with respect to the Syracuse BESS Project shall not be permitted without the consent of Buyer.

“NA BESS Project Companies” means, collectively, Syracuse Energy Storage, LLC and Beaver Falls Energy Storage, L.L.C.

“NA BESS Projects” means, collectively, the Syracuse BESS Project and the Beaver Falls BESS Project.

“NA Company Group” means the NA Holding Company, SBF New York, L.L.C., Hazleton Holdco, L.L.C., Syracuse, L.L.C., Syracuse Energy Storage, LLC, Beaver Falls, L.L.C., Beaver Falls Energy Storage, LLC, and Hazleton Generation LLC.

“NA Holding Company” means SBFH Holdco, L.L.C.

“NA Projects” mean, collectively, (a) the Hazleton Project, (b) an approximately 103 megawatt combined-cycle, natural-gas-fired, generation power plant located in Solvay, New York, and (c) an approximately 108 megawatt combined-cycle, natural-gas- and fuel-oil-fired, generation power plant located in Beaver Falls, New York.

“NEP ” has the meaning set forth in the preamble.

“NERC” means the North American Electric Reliability Corporation and its regional entities.

“Net Working Capital” means, without duplication, with respect to each Acquired Company Group on a consolidated basis, the amount (expressed as a positive or negative number) equal to the aggregate value of current assets minus current liabilities calculated as of the Calculation Time in accordance with the Accounting Principles provided, however, that current assets shall exclude (a) any Turnover Asset (other than as described in Section 6.20(b)) and (b) prepaid insurance premiums made with respect to post-Closing periods under Contracts that are terminated at or prior to Closing.

“Neutral Auditor” means KPMG or EY or, if such accountant is unable to serve, an impartial nationally recognized firm of independent certified public accountants other than Sellers’ accountants or Buyer’s accountants, designated by the Sellers and the Buyer.

“NGH” has the meaning set forth in the preamble.

“NGH Acquired Interests” has the meaning set forth in the Recitals.

“NJ BESS Acquired Interests” has the meaning set forth in the Recitals.

“NJ BESS Company Group” means, collectively, Carneys Point Energy Storage, L.L.C. and Logan Energy Storage, L.L.C.

“NJ BESS Development Liabilities” means the liabilities for the NJ BESS Projects, as described on Exhibit C.

“NJ BESS Projects” means, collectively, the Carneys Point BESS Project and the Logan BESS Project.

“Non-Environmental Permits” has the meaning set forth in Section 4.12(a).

“NYISO” means the New York Independent System Operator, Inc.

“O&M Agreement” means, as applicable, each of the following: (i) Operation and Maintenance Agreement for the Manchester Street Power Station by and between Spade Facilities II, L.L.C. and IHI Power Services Corp., dated November 7, 2018, (ii) Operation and Maintenance Agreement for Fairless Works Energy Center by and between Spade Facilities II, L.L.C. and IHI Power Services Corp., dated November 12, 2018, (iii) Operation and Maintenance Agreement for Garrison Energy Center by and between Cobalt Power, L.L.C. and IHI Power Services Corp., dated June 27, 2019, (iv) O&M Services Agreement between NEP Holdco 1, L.L.C. and NAES Corporation, dated March 5, 2015, and (v) Operation and Maintenance Agreement by and between ProEnergy Services, LLC and NatGas Greenleaf Holdings, LLC, dated October 1, 2020.

“O&M Agreement Worker” means each individual who (a) is employed or engaged by an O&M Contractor, and (b) provides services primarily to or for an Acquired Company pursuant to an O&M Agreement.

“O&M Contractor” means a counterparty to an O&M Agreement.

“Organizational Documents” means with respect to any Person, the certificate or articles of incorporation, organization or formation and by-laws, the limited partnership agreement, the partnership agreement, the limited liability company agreement or the trust agreement, or such other organizational documents of such Person, including those that are required to be registered or kept in the jurisdiction of incorporation, organization or formation of such Person and which establish the legal personality of such Person.

“Outside Date” has the meaning set forth in Section 9.1(c).

“Outstanding Transaction Expenses” means, without duplication, to the extent not paid at or prior to the Calculation Time and incurred by or on behalf of or payable by any Acquired Company in connection with the preparation, negotiation and execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and except as expressly otherwise provided herein, the aggregate amount of all (a) sale, change of control, stay, retention, success bonuses, fees or similar payments payable to any current or former director, officer, consultant, contractor, employee or other service provider of or to any Acquired Company, including under the terms of any Contract, payable upon or triggered or accelerated upon, the consummation of the transactions contemplated by this Agreement, for the avoidance of doubt, excluding any severance payments to the O&M Agreement Workers as contemplated by Section 6.13, (b) legal, accounting, financial advisory, professional advisory or consulting fees and expenses, (c) brokers’ or finders’ fees incurred by or on behalf of any Acquired Company, (d) fees payable by any Acquired Company pursuant to any management or similar agreement with any direct or indirect Affiliate of any Acquired Company (other than another Acquired Company) and (e) Transfer Taxes for which the Sellers are responsible pursuant to Section 6.5. Notwithstanding anything to the contrary in this Agreement, any Call Protection Deduction shall be included as an Outstanding Transaction Expense for purposes of the Purchase Price calculations.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by any member of the Acquired Company Group.

“Parties” means the Buyer and each Seller, collectively.

“Party” means each of the Buyer and the Sellers.

“Pass-Through Tax Claim” has the meaning set forth in Section 6.6(f).

“Pass-Through Tax Return” means any Tax Return with respect to any Acquired Company if (a) such Acquired Company is treated as a partnership for purposes of such Tax Return, and (b) items of income, gain, loss, deduction or credit reflected on such Tax Return are required to be reflected on a Tax Return of any Seller (or its direct or indirect equity holder) under applicable Tax Law.

“Permits” means all licenses, permits, certificates of authority, authorizations, approvals, registrations, notices, variances, exemptions, waivers, franchises and similar consents granted by a Governmental Authority.

“Permitted Encumbrances” means (a) with respect to real estate related matters, those exceptions to title identified in Schedule 1.1(PE) as of the date hereof so long as such matters do not materially interfere or detract from the ability of the Acquired Companies, taken as a whole, to conduct the Business at the Property; (b) other than Encumbrances covered in clause (l), Encumbrances created by any mortgage indenture as of the Effective Date and disclosed in Schedule 1.1(PE) that will be released prior to or at the Closing; (c) statutory Encumbrances for Taxes or other governmental charges or assessments not yet delinquent or the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (d) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Sellers or the applicable Acquired Company or the validity of which are being contested in good faith by appropriate proceedings (including bonding over such lien in accordance with applicable laws) and for which adequate reserves have been maintained in accordance with GAAP or which are not yet due and delinquent; (e) zoning, entitlement, environmental or conservation restrictions and other land use and environmental regulations imposed by Governmental Authorities so long as such restrictions and regulations do not materially interfere with or detract from the applicable Acquired Company Group’s ability to conduct the Business at the Property as it is conducted immediately prior to the date hereof; (f) recorded Encumbrances, easements, restrictions, covenants, licenses and other matters affecting real property so long as such matters do not materially interfere with or detract from the applicable Acquired Company Group’s ability to conduct the Business at the Property; (g) the covenants and restrictions set forth in this Agreement, (h) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any title policies insuring a Property, Property Existing Survey, or Property Title Commitments dated prior to the Effective Date that have been made available to or obtained by the Buyer, (i) all matters that are disclosed (whether or not subsequently deleted or endorsed over) on any Property Updated Survey, or Property Title Commitment obtained by the Buyer after the Effective Date so long as any such matters do not materially interfere or detract from the ability of the Acquired Companies, taken as a whole, to conduct the Business at the Property and, in the case of matters disclosed on Property Updated Surveys and Property Title Commitments (including any updates obtained by the Buyer), any such matters are not caused, created or permitted by the applicable Acquired Companies except as permitted in Section 6.3 of this Agreement; (j) imperfections or irregularities of title that do not materially interfere with or detract from the applicable Acquired Company Group’s ability to conduct the Business at the Property as conducted in the ordinary course of business prior to the Effective Date; (k) non-exclusive licenses of Intellectual Property granted in the ordinary course of business; (l) the terms and conditions of the Material Contracts and Permits; (m) any Encumbrance to be released (but only if is actually released) on or prior to Closing; (n) any Encumbrance of the Edgewater Company Group that is a “Permitted Lien” under (and as defined in) the Financing Agreement; (o) any other non-real estate related matters identified on Schedule 1.1(PE), and (p) any Encumbrances granted to secure the obligations of the Edgewater Company Group under the Financing Documents.

“Permitted Transactions” means any transaction set forth on Schedule 1.1(PT).

“Permitted Upsizing” means the incurrence of Indebtedness to upsize or otherwise increase the principal amount of or committed principal amounts under the Financing Agreement in accordance with and subject to the terms of Section 2.1.7 (Incremental Commitments and Facilities) thereof (as in effect on the date hereof, except as the same may be modified to expand the scope of the permitted use of proceeds thereunder and to cause the maximum principal amount available to be borrowed thereunder to be increased by an additional $100,000,000); provided that, (i) the principal amount or committed principal amount of such upsizing or increase shall not exceed $100,000,000 in the aggregate, (ii) such increase or upsize, or any class or tranche of debt to which such increase or upsize is added (any such Indebtedness, the “Subject Indebtedness”), shall include no Call Protection, except to the extent (A) such Call Protection expires no later than the Closing Date or (B) such Call Protection will not apply to any repayment, prepayment, repricing or effective refinancing of such Subject Indebtedness after the Closing Date or (C) if such Call Protection would apply to any repayment, prepayment, repricing or effective refinancing of such Subject Indebtedness after the Closing Date, such Call Protection shall be treated as a Call Protection Deduction and included as an Outstanding Transaction Expense pursuant to the definitions thereof, (iii) the Subject Indebtedness shall include no additional collateral, guarantee, pledge or other security beyond that which is contemplated in the Financing Documents as of the Effective Date (except for amounts required to fund a ratable increase to the Debt Service Reserve Account (as such term is defined in the Financing Documents) with respect to the upsize or increase of such Indebtedness in an amount not to exceed as of any date six (6) months of projected debt service following such date), (iv) the Subject Indebtedness shall include change of control provisions substantially the same or no more onerous than those provided for in the Financing Agreement as of the Effective Date, (v) the Subject Indebtedness shall include no material terms (other than fees or interest rate) applicable to such Indebtedness or, if applicable, the related collateral, guarantee, pledge or other security of such Indebtedness (including covenants, events of default, remedies, acceleration rights) that, taken as a whole, are materially more restrictive to the Acquired Companies than those provided for in the Financing Agreement as of the Effective Date and (vi) the Subject Indebtedness shall otherwise comply with the terms and provisions set forth in the Financing Documents.

“Permitted Upsizing Amendment” means an amendment to the Financing Agreement to (i) implement any Permitted Upsizing and (ii) permit any of the Acquired Companies to make or pay dividends or distributions from the net cash proceeds of a Permitted Upsizing to any Seller or its designee.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Information” means any information that relates to any natural person and/or is considered “personally identifiable information,” “personal information,” “personal data,” or any similar term by any applicable Privacy Laws.

“PJM” means PJM Interconnection, LLC.

“Post-Closing Purchase Price Adjustment Amount” has the meaning set forth in Section 2.5(g).

“Post-Closing Terms” has the meaning set forth in Section 6.13(b)(i).

“Pre-Closing Reorganization” has the meaning set forth in Section 6.17.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on (and including) the Closing Date.

“Privacy Laws” means any applicable Laws, guidelines, and standards relating to the processing of Personal Information, data security, or data breach notification.

“Projects” means, collectively, the Edgewater Projects, the NA Projects, the NJ BESS Projects, the Geranium BESS Project, the NA BESS Projects, the Greenleaf Project and the Verbena BESS Project.

“Property” means, with respect to each Project, the real property on which such Project is located, including leasehold interests, easements and rights-of-way appertaining or related thereto.

“Property Documents” means any documents or instruments granting or evidencing any Property Interest other than ownership in fee title.

“Property Existing Survey” means any survey of any Project or other Property Interest in Seller’s possession or control.

“Property Interests” means, with respect to any Acquired Company, all right, title, and interest in any Property owned or leased by such Acquired Company, or in which such Acquired Company holds an easement, right-of-way, or other similar interest.

“Property Title Commitment” means any title commitment listed in Schedule 4.11 of the Sellers Disclosure Schedules.

“Property Updated Survey” shall have the meaning assigned to such term in Section 6.2(e).

“Proposed Purchase Price” has the meaning set forth in Section 2.5(b).

“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s implementing regulations at 18 C.F.R. Part 366.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 6.6(c).

“Purchased Assets” means all of the Assets of the Acquired Companies.

“Qualified Buyer” means a Person (i) that is (or is an Affiliate of a Person that is), a past or present direct or indirect owner of one or more natural gas-fired electric generating facilities with an aggregate capacity of at least 500 megawatts, (ii) that has (or is an Affiliate of a Person that has) substantial experience as an operator of such electric generating facilities or (iii) that has, either individually or together with any applicable Affiliates, contracted with a Person that has substantial experience as an operator of such electric generating facilities.

“R&W Insurance Policy” means that certain representations and warranties insurance policy, if any, to be issued to the Buyer.

“Ratings Reaffirmation” means, with respect to the transaction contemplated hereby, that any rating agency shall have delivered a written confirmation that the credit ratings assigned by the entities to the Financing Agreement shall be no lower than such ratings assigned by any such rating agency to such Financing Indebtedness immediately prior to the time that any such rating agency became aware of the proposed occurrence of such event and all transactions related thereto, in each case after giving effect to the occurrence of such proposed transaction, and all transactions related thereto.

“Reference Balance Sheet” means (a) with respect to a Balance Sheet Entity in the Edgewater Company Group, the balance sheet as of the Reference Balance Sheet Date contained in the audited consolidated financial statements for Edgewater Generation, L.L.C., (b) with respect to a Balance Sheet Entity in the NA Company Group, the balance sheet as of the Reference Balance Sheet Date contained in the unaudited consolidated financial statements for NA Holding Company, and (c) with respect to a Balance Sheet Entity in the Greenleaf Company Group, the balance sheet as of the Reference Balance Sheet Date contained in the unaudited financial statements for NatGas Greenleaf Holdings, LLC.

“Reference Balance Sheet Date” means (a) with respect to the Balance Sheet Entities in the Edgewater Company Group, December 31, 2024, (b) with respect to the Balance Sheet Entities in the NA Company Group, December 31, 2024, and (c) with respect to the Balance Sheet Entities in the Greenleaf Company Group, December 31, 2024.

“Release” means any release, spill, emission, emptying, escaping, migration, leaking, leaching, pumping, pouring, placing, injection, abandoning, dumping, discarding, deposit, disposal or discharge of any Hazardous Material into or through the environment.

“Remedies Exception” means (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, or moratorium, and other similar Laws of general application affecting the rights and remedies of creditors generally, and (b) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief.

“Representatives” means, as to any Person, its officers, directors, managers, employees, agents, counsel, accountants, financial advisers, insurers, financing sources and consultants.

“RTC” means the renewable energy tax credit (including the investment tax credit) provided for pursuant to Section 45, 45Y, 48, 48E and other applicable Sections of the Code.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the Effective Date, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or the United Kingdom.

“Schedule” means a schedule attached to, and forming part of, this Agreement.

“Second Request” has the meaning set forth in Section 6.1(c).

“Section 6.3(b) Adjustment” means any reduction to the Purchase Price pursuant to the item 6 on Schedule 6.3(b).

“Security Incident” means any (a) accidental, unlawful or unauthorized access, use, loss, exfiltration, disclosure, alteration, destruction, encryption, compromise, or other effect on Personal Information and/or confidential information; or (b) occurrence that constitutes a “data breach,” “security breach,” “personal data breach,” “security incident,” “cybersecurity incident,” or any similar term under any applicable Law.

“SEIF” has the meaning set forth in the preamble.

“SEIF Acquired Interests” has the meaning set forth in the Recitals.

“Seller Releasees” has the meaning set forth in Section 10.2(a).

“Sellers” has the meaning set forth in the preamble.

“Sellers Approvals” has the meaning set forth in Section 3.3(b).

“Sellers Disclosure Schedules” means the disclosure schedules delivered by the Sellers to the Buyer on the date hereof, attached to, and forming part of, this Agreement.

“Sellers Fundamental Representations” means the representations and warranties made in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(a) (No Conflicts; Consents and Approvals), Section 3.4 (Acquired Interests), Section 3.6 (Brokers), Section 4.1(a) (Organization), Section 4.2(a)(i) (Capitalization) and Section 4.5 (Subsidiaries).

“Standalone Purchase Price Adjustments” means an amount (which may be a positive or negative number) equal to the sum of: (a) Environmental Allowances (which may be positive or negative number) plus (b) Inventory and Capital Spares plus (c) Fuel Inventory plus (d) Cash Deposits plus (e) Development Assets, minus (f) any Section 6.3(b) Adjustment minus (g) any CapEx Adjustment, in the case of clauses (a) through (e), as determined in accordance with the Accounting Principles and as of the Calculation Time.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiaries” means, with respect to any Person, any other Person (a) of which at least fifty percent (50%) of the outstanding voting securities or other Equity Interests are owned, directly or indirectly, by such first Person or (b) of which such first Person serves, directly or indirectly, as general partner or managing member.

“Support Obligations” has the meaning set forth in Section 6.15(a).

“Syracuse BESS Project” means an approximately 80 megawatt battery energy storage facility located in Solvay, New York.

“Target Aggregate Net Working Capital” means $20,000,000.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including income, gross receipts, ad valorem, sales and use, employment, social security, disability, occupation, property, severance, value added, transfer, capital stock, excise or other taxes of any kind, and any assessments, charges, fees or duties in the nature of a tax, imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto.

“Tax Allocation Purchase Price” has the meaning set forth in Section 6.6(c).

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority charged with the collection of such Tax for such entity or subdivision.

“Tax Return” means any return, statement, schedule, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information and including any amendment thereof) with respect to Taxes that is filed or required to be filed with a Taxing Authority.

“Termination Fee” has the meaning set forth in Section 9.3(a).

“Termination Notice” has the meaning set forth in Section 6.13(a).

“Title Company” means First American Title Insurance Company or Fidelity National Title Insurance Company, in the Buyer’s sole discretion.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law.

“Transaction Documents” means this Agreement, each of the officer certificates required by this Agreement to be delivered pursuant to Article VII and Article VIII as conditions to Closing, and each other document delivered pursuant to this Agreement, including each of the Contracts which are Exhibits to this Agreement.

“Transaction Tax Deductions” means any federal, state, provincial, local or foreign income Tax deductions or losses of any Acquired Company resulting from or attributable to: (a) any expenses relating to the transactions hereunder, including any bonuses or any other transaction-related fees, costs or expenses, including fees and disbursements of counsel, financial advisors, brokers, finders, investment bankers and accountants (including, for the avoidance of doubt, seventy percent (70%) of any success-based fees paid by any such Acquired Company that are deductible under Revenue Procedure 2011-29); and (b) any costs, expenses or other liabilities incurred by an Acquired Company with respect to the transactions contemplated by this Agreement, in each case, to the extent such deduction or loss was attributable to a payment made by the Sellers or such Acquired Company prior to or at the Closing or to an amount that was taken into account as a current liability in the calculation of Aggregate Net Working Capital or in Indebtedness or Outstanding Transaction Expenses of the Acquired Companies.

“Transfer Agreement” has the meaning set forth in Section 7.6(a).

“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, excise, transfer and conveyance Taxes and other similar Taxes, (excluding, for the avoidance of doubt, any Taxes imposed on net or gross income or gains).

“Treasury Regulations” means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

“Turnover Assets” has the meaning set forth in Section 6.20(c).

“Turnover Costs” has the meaning set forth in Section 6.20(d).

“Unaudited Financial Statements” has the meaning set forth in Section 4.18(a)(ii).

“Verbena BESS Development Liabilities” means those certain liabilities associated with the Verbena BESS Project, as described on Exhibit C.

“Verbena BESS Project” means an approximately fifty (50) megawatt battery energy storage facility currently being developed in Sutter County, California.

“Verbena BESS Project Company” means Verbena Energy Storage, L.L.C.

Section 1.2 Rules of Construction.

(a) All “preamble”, “Recital”, “Article”, “Section”, “Schedule”, “Exhibit” and “Appendix” references used in this Agreement are to preambles, recitals, articles, sections, schedules, exhibits and appendices to this Agreement unless otherwise specified. The Exhibits, Schedules and Appendices attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes and references to this Agreement shall include a reference to all Exhibits, Schedules and Appendices, as the same may be amended, modified or supplemented from time to time in accordance with this Agreement.

(b) A term defined as one part of speech (such as a noun) shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise words importing the masculine gender shall include the feminine and neutral genders and vice versa. A term defined in the singular number shall include the correlative plural and vice versa. The words “include”, “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear and unless otherwise specified, any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. All references to a particular entity shall include a reference to such entity’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement. References to any agreement (including this Agreement), document, instrument or Law shall mean a reference to such agreement, document, instrument or Law as the same may be amended, modified, supplemented or replaced from time to time. The word “or” will have the inclusive meaning represented by the phrase “and/or.” “Shall” and “will” mean “must”, and “shall” and “will” shall have equal force and effect and express an obligation. “Writing,” “written” and comparable terms refer to printing, typing, and other means of reproducing in a visible form. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. Relative to the determination of any period of time, “from” means “including and after,” “to” means “to but excluding” and “through” means “through and including.”

(d) Except as otherwise provided in this Agreement, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under, and all accounting determinations hereunder shall be made in accordance with the Accounting Principles. All monetary figures shall be in U.S. Dollars unless otherwise specified.

(e) Each Party acknowledges that this Agreement and each of the other Transaction Documents was negotiated by it with the benefit of representation by legal counsel, and any rule of construction or interpretation otherwise requiring this Agreement or any of the other Transaction Documents to which such Party is a party to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

(f) In the event of any conflict between the provisions of this Agreement and those of any Exhibit, Schedule or Appendix, the provisions of this Agreement shall prevail.

(g) References to “Sellers” shall mean, as the context requires, the Sellers, collectively, or any one or more of them, as applicable.

(h) Whenever the phrases “made available,” “delivered,” “provided” or words of similar import are used in reference to a document, it shall mean the document was made available for viewing by Buyer or its Representatives in the “Project Maverick Process” electronic data room hosted by iDeals (the “Data Room”), in either case, on or prior to the date that is one (1) day prior to the Effective Date, except for the documents that are marked with an asterisk on the Material Contracts Schedule which were made available on the Effective Date (unless another date is expressly provided for herein, in which case such other date shall apply).

ARTICLE II

PURCHASE AND SALE AND CLOSING

Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, each Seller agrees to sell, assign, transfer and deliver to the Buyer or its designated Affiliate(s), and the Buyer agrees to purchase and accept (or cause its designated Affiliate(s) to purchase and accept) from each Seller, all of the Acquired Interests owned by such Seller (as set forth on Schedule 2.1), which Acquired Interests shall be sold, assigned, transferred and delivered to the Buyer by each Seller for the consideration specified in Section 2.2.

Section 2.2 Purchase Price. The aggregate purchase price for the Acquired Interests purchased from the Sellers (the “Purchase Price”) shall be, subject to the adjustments set forth in Section 2.5 and any adjustment, if applicable, pursuant to Section 6.18, an amount that is equal to:

(a) the Base Purchase Price; minus

(b) the aggregate amount of Indebtedness of the Acquired Companies as of the Calculation Time; plus

(c) the aggregate amount of Cash of the Acquired Companies as of the Calculation Time; plus

(d) the Aggregate Net Working Capital Adjustment (whether a positive or negative amount) as of the Calculation Time; plus

(e) the Standalone Purchase Price Adjustments as of the Calculation Time (whether a positive or negative amount); minus

(f) the Outstanding Transaction Expenses of the Acquired Companies as of the Calculation Time (except to the extent paid by Sellers after the Calculation Time but before or at Closing).

Section 2.3 Payment of the Purchase Price. At the Closing, the Buyer shall pay (or cause its designated Affiliate(s) to pay) to Sellers, by wire transfer of immediately available funds the following: (a) an amount that is equal to (i) the Estimated Purchase Price minus (ii) the Escrow Amount, to the account or accounts, designated by the Sellers in writing not less than three (3) Business Days prior to the Closing Date and (b) the Escrow Amount to the Escrow Agent for deposit into the Escrow Account.

Section 2.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the virtual exchange of documents and signatures no later than the fourth (4th) Business Day after all of the conditions to Closing set forth in Article VII and Article VIII (other than actions to be taken or items to be delivered at Closing) have been satisfied or, if permissible, waived by each Party for whose benefit such conditions exist, or on such other date and at such other time and place as the Buyer and each Seller mutually agree in writing (such date, the “Closing Date”). On the Closing Date, each Seller shall deliver, or cause to be delivered, to the Buyer each of its deliverables set forth in Section 7.6, and the Buyer shall deliver, or cause to be delivered, to the Sellers each of the deliverables set forth in Section 8.5. All actions listed in Section 7.6 or Section 8.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing. The Closing shall be deemed effective as of 12:01 A.M. (Eastern Prevailing Time) on the Closing Date (the “Calculation Time”), or such other time as the Buyer and the Sellers shall agree in writing.

Section 2.5 Purchase Price Calculation.

(a) At least three (3) Business Days but not more than ten (10) Business Days prior to the scheduled Closing Date, the Sellers will prepare and deliver to the Buyer a worksheet (the “Estimated Closing Statement”) setting forth in reasonable detail Sellers’ good faith estimate of the Purchase Price (the “Estimated Purchase Price”), as well as a computation of each component thereof (which computation shall be prepared in the same format and on the same basis as set forth on Exhibit B and in accordance with the Accounting Principles) together with a reasonably detailed explanation thereof, and reasonable supporting documentation (including working papers) therefor. The Buyer may in good faith object to any amount set forth in the Estimated Closing Statement and the Sellers shall consider in good faith any such objections; provided that Sellers shall not be required to accept or implement any such objections and the existence of a dispute with respect to the Estimated Closing Statement shall not delay or otherwise affect the Closing or affect the Estimated Purchase Price.

(b) Within sixty (60) days after the Closing Date, the Buyer will prepare (at the Buyer’s expense) and deliver to the Sellers a worksheet setting forth the Buyer’s good faith computation of the actual amount of the Purchase Price as of the Calculation Time (the “Proposed Purchase Price”), which computation shall be prepared in the same format as set forth on Exhibit B, and on the same basis and using the same methodologies (including the Accounting Principles) used to prepare the Estimated Purchase Price, together with a reasonably detailed explanation of, and reasonable supporting documentation (including working papers) of the computation of, such Proposed Purchase Price.

(i) If the Sellers accept the Proposed Purchase Price in writing or, within forty-five (45) days following delivery of such worksheet and supporting documentation, the Sellers do not object in writing thereto to the Buyer, then, upon such acceptance or upon the expiration of such forty-five (45) day period, as applicable, the Proposed Purchase Price shall constitute the actual Purchase Price (the “Final Purchase Price”) as of the Calculation Time for purposes of this Agreement.

(ii) If, within forty-five (45) days following delivery of such worksheet and supporting documentation, the Sellers, in good faith, object in writing to the calculation of the Proposed Purchase Price (describing in reasonable detail the line items and values that are in dispute, and proposing alternative values with respect to such specific line items together with a reasonably detailed explanation thereof, and reasonable supporting documentation therefor), then (A) to the extent any amounts in such Proposed Purchase Price are undisputed or not timely objected to by the Sellers in accordance with this Section 2.5, such amounts will be deemed to be final and binding on the Parties and (B) with respect to any specific disputed amounts of such Proposed Purchase Price that have been timely objected to by the Sellers in accordance with this Section 2.5 (“Disputed Amounts”), such Disputed Amounts shall be subject to the objection and resolution provisions set forth in Section 2.5(e).

(iii) The Parties agree that the purpose of determining the Final Purchase Price is to determine the actual Purchase Price as of the Calculation Time, and such determination is not intended to permit the introduction of different judgments, accounting methods, addition or deletion of line items, policies, principles, practices, procedures, classifications or estimation methodologies than were used in determination of the Estimated Purchase Price. The Final Purchase Price (as well as the computation of the Proposed Purchase Price) will (A) exclude the impact of any decisions made by the Buyer or any of its Affiliates following the Closing and (B) not reflect changes in assets or liabilities as a result of purchase accounting adjustments or reflect any events, conditions or circumstances which arise after the change of control or ownership contemplated by this Agreement (other than as contemplated by the components of the Purchase Price and/or the Accounting Principles). Under no circumstances may the Buyer amend or change its calculation of the Proposed Purchase Price after delivery thereof to the Sellers.

(c) If the Proposed Purchase Price is not prepared and delivered by the Buyer within the sixty (60) day period set forth in Section 2.5(b), the Sellers shall be entitled (but not obligated) during the thirty (30) day period commencing on the sixty-first (61st) day after the Closing Date to prepare in good faith and deliver to the Buyer a worksheet setting forth the Sellers’ good faith computation of the Proposed Purchase Price, which computation shall be prepared in the same format and on the same basis and using the same methodologies (including the Accounting Principles) used to prepare the Estimated Purchase Price and based upon information available to the Sellers, and accompanied by a reasonably detailed explanation of, and reasonable supporting documentation (including working papers) of, the computation of such Proposed Purchase Price. The Buyer may object to such computation no later than thirty (30) days after receipt thereof by notice to the Sellers (which notice shall describe in reasonable detail the line items and values that are in dispute, and propose alternative values with respect to such specific line items together with a reasonably detailed explanation thereof, and reasonable supporting documentation therefor). If no such objection is timely made, the Proposed Purchase Price set forth in the Sellers’ computation shall constitute the Final Purchase Price. If such objection is timely made, then the Disputed Amounts shall be determined in accordance with Section 2.5(b)(iii) and such objection shall be resolved in the same manner and utilizing the same procedures and dispute resolution provisions as set forth in Section 2.5(e) and Section 2.5(f), in each case as though Buyer were the Sellers (and vice versa), such Proposed Purchase Price shall constitute the Final Purchase Price.

(d) If neither the Buyer nor the Sellers undertake the preparation and timely delivery of a Proposed Purchase Price in accordance with Section 2.5(b) or Section 2.5(c), or if the Sellers elect not to prepare and furnish a Proposed Purchase Price pursuant to Section 2.5(c) altogether, then the Estimated Purchase Price delivered pursuant to Section 2.5(a) shall be deemed the Final Purchase Price.

(e) If the Sellers timely object to the Buyer’s Proposed Purchase Price pursuant to Section 2.5(b), then the Parties shall negotiate in good faith and attempt to resolve the particular items and values for Disputed Amounts that are identified in the applicable written notice of objection over a twenty (20) day period commencing on delivery of written notice of objection pursuant to Section 2.5(b). Should such negotiations not result in an agreement as to the Disputed Amounts within such twenty (20) day period (or such longer period as the Parties may mutually agree in writing), then either Party may submit such remaining Disputed Amounts and values to the Neutral Auditor, together with (x) a reconciliation of all sums with respect to such Disputed Amounts which are an increase or a decrease to the balances included in the Estimated Purchase Price, (y) a reasonably detailed explanation for such increase or decrease and (z) all relevant supporting documentation, including underlying schedules, calculations, working papers and spreadsheets with respect thereto. In connection with the submission of a dispute to the Neutral Auditor, the Buyer shall not change its position or introduce new positions from those taken or presented in its calculation of the Proposed Purchase Price and the Sellers shall not dispute before the Neutral Auditor any item in the Buyer’s calculation of the Proposed Purchase Price other than the Disputed Amounts nor change its position or introduce new positions with respect thereto. Each Party agrees to promptly execute a reasonable engagement letter, if requested to do so by the Neutral Auditor. The Buyer and the Sellers shall, and shall cause their respective Affiliates and their respective Representatives to, use commercially reasonable efforts to cooperate with the Neutral Auditor. The Neutral Auditor, acting as an expert and not an arbitrator, shall resolve such disputed items and determine the values to be ascribed thereto, and using those values (together with other items not in dispute) determine the Final Purchase Price (prepared on the same basis and using the same methodologies (including the Accounting Principles) used to prepare the Estimated Purchase Price) and using solely the provisions and definitions set forth in this Agreement.

(f) The Parties hereby agree that the Neutral Auditor shall only decide the specific Disputed Amounts and the values ascribed thereto and using those values (together with the other items included in the applicable Proposed Purchase Price) determine the Final Purchase Price, and the Neutral Auditor’s decision with respect to such Disputed Amounts and values must be within the range of values assigned to each such item in the applicable Proposed Purchase Price and the written notice of objection, respectively. The Neutral Auditor shall be directed to resolve such disputes, determine such values and calculate the Final Purchase Price (in accordance with the immediately preceding sentence) within thirty (30) days after being retained as provided in this Section 2.5(f). All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor will be borne equally by the Parties. The Neutral Auditor shall be directed to resolve the Disputed Amounts and deliver to the Buyer and the Sellers a written determination of the Final Purchase Price (such determination to be made consistent with this Section 2.5(f), to include a worksheet setting forth all material calculations used in arriving at such determination, and to be based solely on information provided to the Neutral Auditor by the Buyer or the Sellers and determined using the same basis and using the same methodologies (including the Accounting Principles) used to prepare the Estimated Purchase Price) within thirty (30) days after being retained, which determination will, absent manifest error, be final, binding and conclusive on the Parties and their respective Affiliates, and their respective Representatives, successors and assigns for purposes of this Section 2.5. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 2.5(f), shall be the exclusive mechanism for resolving disputes, if any, regarding the Purchase Price.

(g) The “Post-Closing Purchase Price Adjustment Amount” shall be the absolute value of the difference between the Final Purchase Price and the Estimated Purchase Price:

(i) Adjustment Payment from the Buyer to the Sellers: If the Final Purchase Price exceeds the Estimated Purchase Price (the “Shortfall Payment”), the Buyer must pay to the applicable Sellers, in cash, an amount that is equal (in the aggregate for all such Sellers collectively) to the Post-Closing Purchase Price Adjustment Amount.

(ii) Adjustment Payment from the Sellers to the Buyer: If the Estimated Purchase Price exceeds the Final Purchase Price (the “Excess Payment”), the applicable Sellers must pay to the Buyer, in cash, an amount that is equal to the Post-Closing Purchase Price Adjustment Amount.

(iii) Any Post-Closing Purchase Price Adjustment Amount in respect of the Final Purchase Price will be due and payable by the applicable Party within ten (10) days after the Final Purchase Price is finally determined pursuant to this Section 2.5 as follows: (A) any Shortfall Payment shall be paid or cause to be paid by Buyer to the Sellers by wire transfer of immediately available funds to such account or accounts as shall be specified by the applicable Seller and (B) any Excess Payment shall be paid by the Sellers to the Buyer or its designee first from the Escrow Account (and the Buyer and the Sellers shall jointly direct the Escrow Agent to pay such amount by wire transfer of immediately available funds to such account or accounts as specified by the Buyer) and to the extent the Excess Payment exceeds the Escrow Amount, then the Sellers will pay to the Buyer such remaining amount by wire transfer of immediately available funds to such account or accounts as shall be specified by the Buyer. If the Excess Payment is less than the amount of the Escrow Amount, then such joint written instructions from the Buyer and the Sellers shall instruct the Escrow Agent to disburse the remaining funds in the Escrow Account by wire transfer of immediately available funds to such account or accounts as shall be specified in by Sellers. In the event any Shortfall Payment is owed, the Buyer and the Sellers shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute all of the funds in the Escrow Account by wire transfer of immediately available funds to such account or accounts as shall be specified by the Sellers. Any payments made pursuant to this Section 2.5(g) shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by applicable Law.

(h) Following the Closing, the Sellers and the Buyer shall cooperate and provide each other, and, if applicable the Neutral Auditor, and their respective Representatives reasonable assistance and reasonable access to such books and records (including those of the Acquired Companies). Consistent with the foregoing, the Buyer shall, at its sole cost and expense, provide to the Sellers or the Neutral Auditor, or provide reasonable access (in a manner not unreasonably disruptive to its or the Acquired Companies’ businesses) to the Sellers or the Neutral Auditor to review, the books and records, documents and work papers related to the preparation of the worksheet and computation of the Final Purchase Price for purposes of complying with this Section 2.5. The Sellers and the Neutral Auditor shall be entitled to make reasonable inquiries and information requests of the Buyer regarding the worksheet setting forth the computation of the Final Purchase Price and the calculations set forth therein, and the Buyer shall use commercially reasonable efforts to reasonably respond to and comply with such inquiries and requests without unreasonable disruption to its or the Acquired Companies’ businesses.

Section 2.6 Tax Treatment. The Buyer and the Sellers acknowledge that the purchase and sale of the Acquired Interests is intended to be treated for U.S. federal income tax purposes as a purchase and sale of all of the Purchased Assets of the Acquired Companies by the Buyer from the Sellers. The Buyer and the Sellers shall, and shall cause their respective Affiliates to, report on all Tax Returns in a manner consistent with such intended tax treatment, unless otherwise required by applicable Law.

Section 2.7 Withholding. The Parties hereby acknowledge that they do not anticipate that the Buyer will be required to deduct and withhold Taxes from the payment of considerations pursuant to this Agreement; provided, that each Seller timely delivers the form described in Section 7.6(c). Each of the Buyer and the Acquired Companies shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it determines in good faith as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Laws; provided, that at least ten (10) days prior to deducting or withholding any amounts from any payment made pursuant to this Agreement, the Buyer shall use commercially reasonable efforts to provide advance written notice to the Sellers of the Buyer’s intent to deduct or withhold such amounts (other than withholding resulting from any Seller’s failure to deliver the form described in Section 7.6(c)). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

Except as disclosed in, or qualified by any matter set forth in, the Sellers Disclosure Schedules, each Seller, severally and not jointly, represents and warrants to the Buyer as follows:

Section 3.1 Organization. Such Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Seller has all limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties and assets where such properties and assets are now owned, leased or operated, except as would not reasonably be expected to have a Material Adverse Effect.

Section 3.2 Enforceability and Authorization. Such Seller has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Seller is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which such Seller is or will be a party, and the performance by such Seller of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary limited liability company action. This Agreement has been and the other Transaction Documents to which such Seller will be a party will be duly and validly executed and delivered by such Seller and, assuming the due execution and delivery by the Buyer, constitute (in the case of this Agreement) or will constitute the legal, valid and binding obligations of such Seller enforceable against such Seller in accordance with their terms, except as the same may be limited by the Remedies Exceptions.

Section 3.3 No Conflicts; Consents and Approvals. The execution and delivery by such Seller of this Agreement and the other Transaction Documents to which it is or will be a party do not and will not, and the performance by such Seller of its obligations under this Agreement and the Transaction Documents to which it is or will be a party do not and will not:

(a) result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of such Seller or any Acquired Company;

(b) assuming all required Consents set forth on Schedule 3.3(b) of the Sellers Disclosure Schedules (collectively, the “Sellers Approvals”), the Buyer Approvals and the Ratings Reaffirmation have been made, obtained, waived or given, and the accuracy of the Buyer’s representations set forth in Article V, result in a violation of or a breach of or default (or give rise to any right of termination, modification, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Material Contract to which any Acquired Company with respect to such Seller is a party or by which any of its properties is bound or any Contract to which such Seller is a party or by which any of its properties is bound, except for any such violations or defaults (or rights of termination, modification, cancellation or acceleration) which would not, in the aggregate, have a Material Adverse Effect;

(c) assuming all the Sellers Approvals and the Buyer Approvals have been made, obtained, waived or given, and the accuracy of Buyer’s representations set forth in Article V, (i) result in a violation of any Law applicable to such Seller or any Acquired Company with respect to such Seller, or (ii) require any Consent of any Governmental Authority under any applicable Law, in each case, other than such violations or Consents, as applicable, which, in the case of Consents, if not made, obtained or given, (A) would not have a Material Adverse Effect or (B) that would result solely as a result of the specific legal or regulatory status of the Buyer or its Affiliates, or as a result of any other facts or circumstances that specifically relate to the business or activities in which the Buyer or its Affiliates are or propose to be engaged, other than the Business; or

(d) result in the creation of an Encumbrance on any of the Acquired Interests (other than any Encumbrance that may be created by or on behalf of the Buyer).

Section 3.4 Acquired Interests. Such Seller is the record and beneficial owner of and has good and valid title to the Acquired Interests set forth in Schedule 3.4 of the Sellers Disclosure Schedules, free and clear of all Encumbrances other than those arising under (a) the Organizational Documents of the Acquired Company that is the issuer of such Acquired Interests, (b) this Agreement, and (c) those arising under any applicable securities Laws of any jurisdiction. The Acquired Interests owned by such Seller and set forth on Schedule 3.4 of the Sellers Disclosure Schedules represent all the Equity Interests of the Acquired Company that issued such Acquired Interests and have been duly authorized and validly issued.

Section 3.5 Legal Proceedings. There is no Claim pending or threatened in writing against such Seller or its Affiliates or affecting any of their respective Assets, (a) which seeks a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or the other Transaction Documents or (b) that, individually or the aggregate, would reasonably be expected to have a Material Adverse Effect; and neither such Seller nor any of its Affiliates is subject to any Governmental Order that, individually or the aggregate, would reasonably be expected to have a Material Adverse Effect on such Seller’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party.

Section 3.6 Brokers. Neither such Seller nor any of its Affiliates (including any member of the Acquired Company Group with respect to such Seller) has any liability or obligation to pay any brokerage fees, finder’s fees, commissions or similar compensation with respect to the transactions contemplated by this Agreement and the other Transaction Documents for which the Buyer or any of its Affiliates (including any member of the Acquired Company Group with respect to such Seller) could become liable or obligated.

Section 3.7 Sanctions. Neither such Seller nor any of its Affiliates is a Person that is a Sanctioned Person or located, organized or resident in a Sanctioned Country.

Section 3.8 Solvency. Such Seller is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud any present or future creditors. Assuming the representations and warranties of the Buyer contained in Article V are true and correct in all material respects and immediately after giving effect to the consummation of the transactions contemplated hereby, such Seller (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liabilities on its recourse debts as they mature or become due in the ordinary course of business), (b) will have adequate capital and liquidity with which to engage in its business and (c) be able to pay all of its debts as they mature or become due in the ordinary course of business.

Section 3.9 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and Article IV (including the related portions of the Sellers Disclosure Schedules) and the certificate delivered pursuant to Section 7.3, no Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of any Seller.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES

Except as disclosed in, or qualified by any matter set forth in, the Sellers Disclosure Schedules, each Seller hereby represents and warrants to the Buyer as follows (provided, that each Seller is making the representations and warranties set forth in this Article IV solely with respect to its Acquired Company Group, the Acquired Companies within such Acquired Company Group and the Purchased Assets or Projects owned by such Acquired Company Group, and not any other Acquired Company, Acquired Company Group, Purchased Assets or Project):

Section 4.1 Organization.

(a) Each Acquired Company is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all requisite limited liability company power and authority to conduct its Business as it is now being conducted and to own, lease and operate its Purchased Assets.

(b) Each Acquired Company is duly qualified or licensed to do business in each jurisdiction in which the ownership or operation of its Purchased Assets or business make such qualification or licensing necessary, except in those jurisdictions where the failure to be so duly qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

(c) Each Acquired Company has made available to the Buyer true, complete and correct copies of such Acquired Company’s Organizational Documents, as in effect as of the Effective Date.

Section 4.2 Capitalization.

(a)

(i) Schedule 4.2(a)(i) of the Sellers Disclosure Schedules sets forth the ownership structure and a complete and accurate list of all of the outstanding Equity Securities of each of Edgewater Holding Company, the Geranium BESS Company Group, Greenleaf Holding Company, NA Holding Company and the NJ BESS Company Group and the owners thereof, in each case as of the Effective Date and as of immediately prior to the Closing (after giving effect to the consummation of the Pre-Closing Reorganization), and all such Equity Securities are duly authorized and validly issued and are fully paid and were not issued in violation of the Organizational Documents of the applicable Acquired Company, preemptive rights or applicable Law. Except as set forth on Schedule 4.2(a)(i) of the Sellers Disclosure Schedules, there are no outstanding Equity Securities of any such Acquired Company. No such Acquired Company has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other Equity Securities (including convertible securities, warrants or convertible obligations of any nature) of any such Acquired Company, except as provided in the Organizational Documents.

(ii) Schedule 4.2(a)(ii) of the Sellers Disclosure Schedules sets forth the ownership structure and a complete and accurate list of all of the outstanding Equity Securities of each of the Acquired Companies other than Edgewater Holding Company, the Geranium BESS Company Group, Greenleaf Holding Company, NA Holding Company and the NJ BESS Company Group and the owners thereof, in each case as of the Effective Date and as of immediately prior to the Closing (after giving effect to the consummation of the Pre-Closing Reorganization), and all such Equity Securities are duly authorized and validly issued and are fully paid and were not issued in violation of the Organizational Documents of the applicable Acquired Company, preemptive rights or applicable Law. Except as set forth on Schedule 4.2(a)(ii) of the Sellers Disclosure Schedules, there are no outstanding Equity Securities of any such Acquired Company. No such Acquired Company has granted to any Person any agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other Equity Securities (including convertible securities, warrants or convertible obligations of any nature) of any such Acquired Company, except as provided in the Organizational Documents.

(b) None of the Equity Securities of any such Acquired Company are subject to (and all of such Equity Securities are held by the applicable owner thereof free and clear of) any Encumbrance (other than those arising under clauses (g), (m) and (n) of the definition of Permitted Encumbrances), voting trust, proxy, member or partnership agreement or voting agreement or other agreement, right, instrument or understanding, including with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Securities of any such Acquired Company, other than the Organizational Documents of any such Acquired Company or restrictions on transfer arising under applicable securities Laws. No Acquired Company has any certificated Equity Securities.

Section 4.3 Title to Assets; Condition of Assets. The business of each of its Acquired Company Groups is the only business operation currently carried on by such Acquired Company Groups. The Assets owned, leased or licensed by each Acquired Company constitute all of the material assets used or held for use in connection with the operation of its business as currently operated and, other than with respect to the BESS Projects (with respect to which no representation or warranty is given), constitute all of the assets, properties, Contracts, Permits and rights that are necessary and sufficient to operate the Projects and conduct the Acquired Companies’ businesses in all material respects as currently operated. Each Acquired Company has good and valid title to, or valid leasehold interests in, the material Assets owned or leased by such Acquired Company free and clear of all Encumbrances other than Permitted Encumbrances. Each tangible material Asset of such Acquired Company has been maintained in accordance with prudent commercial practice, is in good operating condition, ordinary wear and tear excepted, and is adequate for the uses for which it is being put.

Section 4.4 Bank Accounts. Schedule 4.4 of the Sellers Disclosure Schedules sets forth an accurate and complete list of the names of banks, trust companies and other financial institutions at which the Acquired Companies maintain accounts of any nature and the individuals with signing or withdrawal authority for each such account.

Section 4.5 Subsidiaries. No Acquired Company has Subsidiaries or owns Equity Interests in any Person (other than another Acquired Company within its Acquired Company Group and prior to the consummation of the Pre-Closing Reorganization, the Excluded Entities).

Section 4.6 Legal Proceedings. Except as set forth on Schedule 4.6 of the Sellers Disclosure Schedules, there is no Claim pending or threatened in writing against any Acquired Company that (a) affects such Seller’s Acquired Company Group or any of its Purchased Assets and would reasonably be expected to be material to the Acquired Companies, taken as a whole, or (b) seeks a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement and the other Transaction Documents; and no such Acquired Company is subject to any Governmental Order that would be material to the Acquired Companies, taken as a whole.

Section 4.7 Compliance with Laws. Each Acquired Company is, and has been since January 1, 2022, in compliance with all Laws applicable to it and its Business and Purchased Assets except to the extent such noncompliance would not be material to the Acquired Companies taken as a whole.

Section 4.8 Liabilities.

(a) None of (x) the Acquired Companies in the Edgewater Company Group (other than Edgewater Holding Company, which is addressed in Section 4.8(b)(i)), (y) the Acquired Companies in the Greenleaf Company Group (other than the Greenleaf Holding Company, which is addressed in Section 4.8(b)(i), and the Verbena BESS Project Company, which is addressed in Section 4.8(b)(ii)), and (z) the Acquired Companies in the NA Company Group (other than the NA BESS Project Companies, which are addressed in Section 4.8(b)(ii)), to the extent any such Acquired Company is included in any Financial Statements (whether independently or on a consolidated basis) (such Acquired Companies described in clauses (x)-(z), the “Balance Sheet Entities”) has any Liabilities that are required by GAAP to be recorded or reserved against on the applicable balance sheet of the Balance Sheet Entities, except for Liabilities:

(i) already reflected and adequately reserved against in the Reference Balance Sheets of such Balance Sheet Entities;

(ii) arising in the ordinary course of business since the date of the Reference Balance Sheets of such Balance Sheet Entities (which, for the avoidance of doubt, do not include any Liability related to any breach or default by such Balance Sheet Entities or any other Acquired Company under any Contract, Law or Permit);

(iii) expressly reflected in the calculation of the Final Purchase Price;

(iv) as would not, individually or in the aggregate, be material to the Acquired Companies, taken as a whole;

(v) set forth in Schedule 4.8(a)(v) of the Sellers Disclosure Schedules for such Balance Sheet Entities; or

(vi) arising under any Material Contract of such Balance Sheet Entities (which, for the avoidance of doubt, do not include any Liability related to any breach or default by such Balance Sheet Entities or any other Acquired Company under any such Material Contract).

(b)

(i) No Acquired Company that is not a Balance Sheet Entity (with the exception of (x) the Acquired Companies in the Geranium BESS Company Group and the NJ BESS Company Group and (y) the NA BESS Project Companies and the Verbena BESS Project Company, all of which are addressed in Section 4.8(b)(ii)) has any Liabilities that would have been required by GAAP to be recorded or reserved against on a balance sheet, except for those related to maintaining its corporate existence and its ownership of Equity Interests (if any) in the respective Acquired Company Group, including oversight and management of its investment in such Acquired Company Group, financing of the applicable Acquired Company Group pursuant to any Financing Documents, as applicable, and activities ancillary thereto (collectively, the “HoldCo Liabilities”) and the HoldCo Liabilities of such Acquired Company do not include any Liability related to any breach or default by such Acquired Company under any Contract, Law or Permit and are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(ii) (A) No Acquired Company that is part of the Geranium BESS Company Group has any Liabilities that would have been required by GAAP to be recorded or reserved against on a balance sheet, except for those related to maintaining its corporate existence and the Geranium BESS Development Liabilities and activities reasonably undertaken in connection therewith. (B) No Acquired Company that is part of the NJ BESS Company Group has any Liabilities that would have been required by GAAP to be recorded or reserved against on a balance sheet, except for those related to maintaining its corporate existence and the NJ BESS Development Liabilities and activities reasonably undertaken in connection therewith. (C) The NA BESS Project Companies do not have any Liabilities that would have been required by GAAP to be recorded or reserved against on a balance sheet, except for those related to maintaining their corporate existence and the NA BESS Development Liabilities and activities reasonably undertaken in connection therewith. (D) The Verbena BESS Project Company does not have any Liabilities that would have been required by GAAP to be recorded or reserved against on a balance sheet, except for those related to maintaining its corporate existence and the Verbena BESS Development Liabilities and activities reasonably undertaken in connection therewith (the Liabilities in this Section 4.8(b)(ii), collectively, the “Acquired Company Development Liabilities”). The Acquired Company Development Liabilities of such Acquired Company do not include any Liability related to any breach or default by such Acquired Company under any Contract, Law or Permit and are not, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

(c) None of the Excluded Entities has any Liabilities for which the Buyer or its Affiliates (including the Acquired Companies) would become liable or otherwise obligated to pay or be responsible as or of after the Calculation Time.

Section 4.9 Taxes. Except as set forth on Schedule 4.9 of the Sellers Disclosure Schedules:

(a) all income and other material Tax Returns that are required to be filed by an Acquired Company or with respect to the Purchased Assets have been or, as of the Closing Date, will have been duly and timely filed, and all such Tax Returns are true, correct and complete in all material respects;

(b) all Taxes that are required to be paid by an Acquired Company or with respect to the Purchased Assets, whether or not shown as due on a Tax Return, that have become due and owing through the Closing Date have been or will have been timely paid in full;

(c) the Acquired Companies have properly withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid and complied in all material respects with all reporting and backup withholding requirements of applicable Tax Law with respect to such payments;

(d) no Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, where such waiver or extension is in effect as of the date hereof;

(e) there are no pending or active audits or legal proceedings involving Tax matters or, to the Sellers’ Knowledge, threatened audits or proposed deficiencies or other Claims for unpaid Taxes of the Acquired Companies or with respect to the Purchased Assets;

(f) there are no liens for unpaid or delinquent Taxes upon any of the Purchased Assets of the Acquired Companies, except for Permitted Encumbrances described in clause (c) of the definition thereof;

(g) none of the Acquired Companies is a party to or has any liability under any Tax sharing, Tax allocation or Tax indemnification agreement other than indemnifications under customary commercial Contracts entered into in the ordinary course of business that are not primarily related to Taxes;

(h) none of the Acquired Companies is a partner for U.S. federal income tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for U.S. federal income tax purposes;

(i) each Acquired Company is, and has been since its inception, properly treated as either a partnership or an entity disregarded as separate from its owner, in either case for U.S. federal income tax purposes;

(j) no Claim has been made by any Taxing Authority (domestic or foreign) in any jurisdiction where the Acquired Companies do not file Tax Returns that any such Acquired Company (or its regarded owner for U.S. federal income Tax purposes if such Acquired Company is treated as a disregarded entity for U.S. federal income tax purposes) may be subject to Tax by or required to file Tax Returns in that jurisdiction;

(k) none of the Acquired Companies has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2);

(l) none of the Acquired Companies is or has been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated Tax Return or has any liability for Taxes of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law) as a transferee or successor, by assumption, by Contract (other than customary commercial Contracts entered into in the ordinary course of business that are not primarily related to Taxes) or otherwise;

(m) none of the Acquired Companies (or the Buyer or any of its Affiliates, as a result of its direct or indirect ownership of the Acquired Companies) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a Pre-Closing Tax Period, (ii) installment sale or other open transaction disposition made on or prior to the Closing Date, (iii) prepaid amount received or deferred revenue accrued on or prior to the Closing, or (iv) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date;

(n) none of the Acquired Companies that is, or has ever been, treated as a partnership for U.S. federal income tax purposes has made an election to be subject to an income Tax at the partnership level under any state or local Law;

(o) none of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code;

(p) each Acquired Company has timely and properly filed returns and reports required under any escheat or unclaimed property Law in all material respects and does not have any material Liability under any escheat or unclaimed property Law; and

(q) to the Sellers’ Knowledge, there are no facts that would cause the BESS Projects to be incapable of qualifying for, and producing or giving rise to, the RTC with continued reasonable and diligent effort, and no facts or circumstances exist that reasonably could be expected to hinder, impair, restrict, limit or disqualify the BESS Projects from qualifying for, and producing and giving rise to, the RTC.

Section 4.10 Contracts.

(a) Other than Contracts with respect to which the applicable Acquired Company that is party thereto will not be bound after the Closing, Schedule 4.10 of the Sellers Disclosure Schedules sets forth a list of all of the following Contracts to which any Acquired Company is a party as of the date hereof or by which its Assets are bound (the “Material Contracts”):

(i) Contracts for the future purchase, exchange, supply, storage, transmission, delivery or sale of electric energy, capacity, power, steam, water or ancillary services;

(ii) Contracts for the sale, purchase, supply, storage or transport of natural gas or other fuel supply;

(iii) Contracts for the interconnection of electric generation facilities to transmission facilities;

(iv) Contracts not otherwise described in Section 4.8(a)(i), Section 4.8(a)(ii) or Section 4.8(a)(iii) (A) for the purchase, exchange or sale of any Asset or (B) that grant a right or option to purchase, exchange or sell any Asset, in each case, other than, Contracts (x) entered into in the ordinary course of business and (y) relating to Assets with a value of less than $2,000,000 per year with respect to any Project (other than a BESS Project) or $50,000 per year (with respect to any BESS Project);

(v) Contracts under which it has created, incurred, assumed or guaranteed, directly or indirectly, any outstanding Indebtedness, including any letter of credit, or under which it has imposed a security interest or granted an Encumbrance on any of its Purchased Assets, tangible or intangible, or under which it has extended credit to any Person;

(vi) outstanding agreements of guaranty, surety or indemnification (excluding indemnification provisions customarily included in Contracts entered into in the ordinary course of business), direct or indirect, by any such Acquired Company;

(vii) each energy management, operation and maintenance, and management or management services Contract that is material to the operation of any Project, including each O&M Agreement;

(viii) each Contract not otherwise described in Section 4.8(a)(i), Section 4.8(a)(ii) or Section 4.8(a)(iii) which provides for aggregate future payments to or from any Acquired Company in excess of $2,000,000 per year with respect to any Project (other than a BESS Project) or $50,000 per year with respect to any BESS Project, other than those that can be terminated without penalty by the applicable Acquired Company upon ninety (90) days’ notice or less;

(ix) Contracts that purport to (A) limit such Acquired Company’s freedom to compete in any line of business with any Person or operate in any geographic area or to solicit any employee, customer or other Person for business, employment or other purposes (excluding, for the avoidance of doubt, Contracts with employees or individual independent contractors), (B) obligate any Acquired Company to make a minimum amount of purchases of goods or services or for any “take or pay” obligations, (C) obligate any Acquired Company to maintain a minimum amount of inventory or goods or (D) provide a right of first offer or refusal, exclusivity, “most favored nation” or similar rights;

(x) Contracts (A) providing for the acquisition or disposition of any business or division or line of business (whether by merger, purchase or sale of Equity Interests, Assets or otherwise) occurring after the Effective Date or for which any Acquired Company has any liability or obligation, (B) granting a right of first offer or right of first refusal for any line of business, Equity Interests or material Assets of any Acquired Company, or (C) pursuant to which any Acquired Company has an existing obligation to pay any amounts in respect of indemnification obligations, purchase price adjustments, earn-outs, deferred purchase price, or otherwise, in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business or division or line of business or Assets;

(xi) Contracts involving the resolution, compromise or settlement of any actual or threatened action in an amount greater than $2,000,000 per year with respect to any Project (other than a BESS Project) and $50,000 per year with respect to any BESS Project, that have not been fully performed or that otherwise impose any continuing material nonmonetary obligations on any Acquired Company;

(xii) Contracts involving any lease or license of any Assets with a value greater than $2,000,000 per year with respect to any Project (other than a BESS Project) or $50,000 per year (with respect to any BESS Project) or $5,000,000 in the aggregate;

(xiii) each Property Document;

(xiv) Contracts with any Governmental Authority;

(xv) Contracts for the license of material Intellectual Property by or from any Acquired Company other than (A) Contracts for “off the shelf” software, software as a service and other similar cloud-based technology Contracts, (B) non-exclusive outbound licenses granted to customers and service providers in the ordinary course of business, (C) Contracts that include an incidental license to Intellectual Property, or (D) permitted use rights to confidential information in non-disclosure agreements on customary terms and entered into in the ordinary course of business;

(xvi) any Labor Agreement, whether or not an Acquired Company is a party to such agreement, pursuant to which an Acquired Company may have liability pursuant to an O&M Agreement or otherwise;

(xvii) each shared facilities Contract or other Contract for the shared or joint use, operation or maintenance of any real or personal Assets;

(xviii) any Contract that is intended to benefit from or mitigate the risk of fluctuations in interest rates or the price or availability of commodities (including power, energy, natural gas, oil, water and transmission, capacity or related ancillary services); and

(xix) partnership, co-development, strategic alliance, joint venture or limited liability company agreements (other than the Organizational Documents of such Acquired Company).

(b) Prior to the Effective Date, the Sellers have made available to the Buyer true, correct and complete copies of all Material Contracts. Subject to the Remedies Exceptions, each of the Material Contracts is in full force and effect and constitutes a valid and binding obligation of each Acquired Company party thereto and, to the Sellers’ Knowledge, of the other parties thereto.

(c) (i) No such Acquired Company is in breach or default under any Material Contract to which it is a party, (ii) to such Seller’s Knowledge, no other party to any of the Material Contracts is in breach or default thereunder, (iii) to such Seller’s Knowledge, no event has occurred, and no circumstance or condition exists that (with or without notice, lapse of time or both) would, or would reasonably be expected to, (A) constitute a default by such Acquired Company or give any Person the right to exercise any remedy under any Material Contract, (B) result in a violation or breach of any of the provisions of any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any grant or rights or other obligation under a Material Contract or (D) give any Person the right to cancel, terminate or modify any Material Contract, except in each case to the extent that any such breach, default, violation or right under this clause (iii) under a Material Contract, arises from failure to obtain a Seller Approval, and (iv) such Acquired Company has performed all obligations required to be performed by it under each of the Material Contracts to which it is a party, except, in each case of clauses (i) through (iv), where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

(d) No such Acquired Company has received any written (or to such Seller’s Knowledge, oral) notice that any party intends to terminate, cancel, or not renew any Material Contract.

Section 4.11 Real Property.

(a) Schedule 4.11 of the Sellers Disclosure Schedules contains a true, complete and correct list of all Property (including identification of the nature of such Property Interests) held or used in connection with each Project, and no Acquired Company holds any Property Interests other than in the Property as disclosed in Schedule 4.11 of the Sellers Disclosure Schedules. Schedule 4.11 of the Sellers Disclosure Schedules and the Property Title Commitments contain a true, complete and correct list of all material Property Documents, including all amendments, modifications, and supplements, and a true, complete and correct copy of each such Property Document has been made available to the Buyer.

(b) Each applicable Acquired Company has good and marketable title (with respect to Property owned in fee title), or good and valid interests (with respect to leased Property or Property in which an Acquired Company holds an easement or other similar interest) to the Property listed on Schedule 4.11 of the Sellers Disclosure Schedules, in each case free and clear of all Encumbrances (except for Permitted Encumbrances).

(c) Each applicable Acquired Company holds all Property Interests that are necessary for the operation of its respective Project. Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, each Acquired Company’s Property Interests are sufficient to enable its Project to be located, constructed, interconnected, operated and maintained in accordance with prudent commercial practice, and provides (i) adequate ingress and egress to one or more public roadways and (ii) access and interconnection to any utilities, in each case as necessary for the construction, ownership, operation and maintenance of the applicable Project in accordance with prudent commercial practice.

(d) Each applicable Project, including the improvements and fixtures related thereto, are and have been maintained in accordance with prudent commercial practice, subject to ordinary wear and tear, and such improvements and fixtures are sufficient to enable such Project to be located, constructed, interconnected, operated and maintained in accordance with prudent commercial practice except in each case as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(e) Such Seller has delivered or made available to the Buyer a copy of each Property Document (to the extent such documents are in the possession or reasonable control of such Seller or its Affiliates including any Acquired Company), Property Existing Survey, and Property Title Commitment.

(f) Each Property Document is in full force and effect in accordance with its terms, and assuming the due execution and delivery by the counterparties thereto constitutes a legal, valid, binding and enforceable obligation of the applicable Acquired Company, and to such Seller’s Knowledge, the respective counterparties thereto, subject to the Remedies Exceptions.

(g) Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, no Acquired Company is in breach or default under any Property Documents. Neither such Seller nor any Acquired Company has received any written notice or claim of breach by an Acquired Company of or default by an Acquired Company under, and, to such Seller’s Knowledge, no other party is in breach of or in default under, any Property Document, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole. Neither such Seller nor any Acquired Company has received written notice of termination or suspension of any Property Document from any counterparty thereto.

(h) Neither such Seller nor any Acquired Company has granted any outstanding options, rights of first refusal, subleases or other preferential rights in or to the Property (other than Permitted Encumbrances).

(i) Except for Permitted Encumbrances, there are (i) no unrecorded leases, easements, other leases, tenancies, subleases, licenses, conservation reserve program lands, occupancies or co-tenancies in effect, oral or written, related to any Property, or (ii) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens or facts or circumstances that with the passage of time, notice, or other action required under applicable Laws could give rise to any such lien.

(j) To such Seller’s Knowledge and except for Permitted Encumbrances, there are no adverse physical conditions affecting any Property, nor any other adverse status or condition relating to any Property, that could materially delay, interfere with or impair operation or development of any Project, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(k) There are no pending or, to such Seller’s Knowledge, threatened condemnation, rezoning, land-use or expropriation proceedings, lawsuits, or administrative actions relating to any Property affecting adversely the development, permitting, use or value of such Property or the applicable Project, except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole.

(l) Except as would not reasonably be expected to be material to the Acquired Companies, taken as a whole, all rents, royalties, fees or other amounts, due or payable by the Acquired Companies under the Property Documents have been fully paid.

(m) With respect to any Property Interests constituting an option, neither such Seller nor any Acquired Company has sent notice to the applicable counterparty either exercising or declining any such option, except as disclosed in Schedule 4.11 of the Sellers Disclosure Schedules.

Section 4.12 Non-Environmental Permits.

(a) Except with respect to Environmental Permits, which are exclusively addressed in Section 4.13, Schedule 4.12 of the Sellers Disclosure Schedules sets forth, as of the Effective Date, all material Non-Environmental Permits held by such Acquired Company that are required for the ownership, lease, use, operation or maintenance of the relevant Project or Purchased Asset by such Acquired Company in the manner in which it is owned and operated as of the Effective Date (the “Non-Environmental Permits”). True, complete and correct copies of all Non-Environmental Permits have been made available to the Buyer. Such Acquired Company has, where applicable, timely applied for renewal of all Non-Environmental Permits prior to their expiration and any such Permit that has expired by its terms has been administratively extended by such renewal application, except in each case, as would not individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. All Non-Environmental Permits of such Acquired Company are in full force and effect and such Acquired Company is in compliance with such Non-Environmental Permits, except for such Non-Environmental Permits where the failure to have such Non-Environmental Permits or to fully comply would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. There are no Claims (excluding proceedings of general applicability) pending or threatened in writing (or, to such Seller’s Knowledge, orally) or Governmental Orders which would reasonably be expected to result in the cancellation, non-renewal, revocation, suspension, termination or adverse modification of any material Non-Environmental Permits, except as would not individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole.

(b) Each Acquired Company is, and has been since January 1, 2022, in compliance in all material respects with all Non-Environmental Permits, and neither the Sellers nor any Acquired Company has received since January 1, 2022 any written notification from any Governmental Authority alleging that any Acquired Company, Purchased Asset or Project is in violation in any material respect of any Non-Environmental Permits, other than in respect of any allegation that is no longer pending and has been cured.

Section 4.13 Environmental Matters. Except as disclosed in Schedule 4.13 of the Sellers Disclosure Schedules or as has not had and would not reasonably be expected to be material to the Acquired Companies, taken as a whole:

(a) each Acquired Company is, and has been since January 1, 2022, in compliance with all applicable Environmental Laws and Environmental Permits;

(b) (i) each Acquired Company possesses all Environmental Permits required for the ownership, lease, use, operation or maintenance of the relevant Project or Purchased Asset by such Acquired Company in the manner in which it is owned and operated as of the Effective Date, true, correct and complete copies of which have been made available to the Buyer; (ii) such Acquired Company has, where applicable, timely applied for renewal of all Environmental Permits prior to their expiration and any Permit that has expired by its terms has been administratively extended by such renewal application; and (iii) all Environmental Permits of such Acquired Company are in full force and effect;

(c) there are no Claims pending or threatened in writing or, to such Seller’s Knowledge, threatened orally against any Acquired Company alleging any violation of, or liability under, any Environmental Law;

(d) none of the Acquired Companies are subject to any Liability, Governmental Order or other obligation under any Environmental Law as a result of the release of any Hazardous Material by any Acquired Company or any other Person at any real property currently or formerly owned or operated by any such Acquired Company, as applicable, or at any other real property at which Hazardous Material were disposed of or Released by or on behalf of any such Acquired Company;

(e) The Acquired Companies have not (or, for the period prior to the Sellers’ ownership of any Acquired Company, to the Sellers’ Knowledge, the Acquired Companies have not) treated, stored, disposed of, arranged for, or permitted the disposal of, transported, handled, manufactured, distributed, exposed any Person to, or Released any Hazardous Materials, nor, to such Seller’s Knowledge, owned or operated any property contaminated by any Hazardous Materials, in each case in a manner or concentration that has given rise or could reasonably be expected to give rise to any Liabilities of the Acquired Companies pursuant to any Environmental Laws; and

(f) (i) No Acquired Company is in non-compliance with any applicable Air Emission Allowance regulatory or reporting requirements under Environmental Law; and (ii) none of the Acquired Companies is subject to any agreement with, or has any obligation to, any other Person to sell, purchase or transfer any Air Emission Allowance, other than obligations to surrender Air Emission Allowances or take any other required action to demonstrate compliance with applicable Environmental Laws.

Section 4.14 Intellectual Property.

(a) Schedule 4.14(a) of the Sellers Disclosure Schedules sets forth a complete and accurate list of issued patents, registered trademarks, registered service marks, material Internet domain names, material unregistered trademarks, and registered copyrights included in the Owned Intellectual Property, and all applications for any of the foregoing. The Acquired Companies (or any one or more of them) solely and exclusively own all Owned Intellectual Property, and have a valid and enforceable license or other right to use, free and clear of all Encumbrances (other than Permitted Encumbrances), all other Intellectual Property used in or necessary for the operation of its Business, as currently conducted.

(b) (i) The operation of the Business by the Acquired Companies is not infringing, misappropriating or otherwise violating, and in the last five (5) years the operation of the Business has not infringed on, misappropriated or otherwise violated, any Intellectual Property rights of any third party (provided the foregoing representation in Section 4.14(b)(i) is to Sellers’ Knowledge with respect to patents and patent applications), and (ii) to such Seller’s Knowledge, no third party is infringing or misappropriating any Owned Intellectual Property. No Acquired Company has received from any Person a claim or demand pertaining to, or any proceeding threatened in writing, that challenges the validity, or such Acquired Company Group’s ownership of, any Owned Intellectual Property or that such Acquired Company is infringing, misappropriating or otherwise violating in any respect the Intellectual Property of such Person.

(c) Each Person who is or was an employee, officer, director, or contractor of an Acquired Company and who is or was engaged by an Acquired Company to design, create, or otherwise develop any Intellectual Property for or on behalf of an Acquired Company has signed an agreement containing a present assignment to such Acquired Company of all such developed Intellectual Property or such Acquired Company owns the Intellectual Property by operation of law. The Acquired Company Group has taken all reasonable steps to protect and preserve the confidentiality of all confidential, proprietary or non-public information of the Acquired Company Group (including trade secrets) or provided by any third party to the Acquired Company Group. To the Seller’s Knowledge, there has been no unauthorized access, unauthorized disclosure, or any loss or theft, of any material trade secret by the any of the Acquired Companies.

(d) In the past five (5) years, there has been no failure or other substandard performance of any current IT Systems which has caused any material adverse effect to the Business. The IT Systems are sufficient for the current needs of the Business in all material respects, including with respect to redundancy, reliability, scalability and security. Each third party operator responsible for the management of the Project owned by the applicable Acquired Company has in place, reasonable disaster plans, procedures and facilities.

Section 4.15 Data Privacy.

(a) Each of the Acquired Companies has at all times complied in all material respects with all applicable: (i) Privacy Laws; (ii) externally published policies notices, and/or statements related to privacy, security or the processing of Personal Information, and (iii) contractual commitments related to privacy, security, or the processing of Personal Information (collectively, the “Privacy Requirements”). The execution, delivery, and performance of this Agreement do not and will not conflict with or result in a violation or breach of any Privacy Requirements or otherwise prohibit the transfer of Personal Information to the Buyer.

(b) Each of the Acquired Companies has at all times implemented and maintained by the third party service providers responsible for the Project owned by the applicable Acquired Company technical, physical, and organizational safeguards designed to protect Personal Information from Security Incidents. None of the Acquired Companies has experienced any Security Incidents in the past three (3) years. In relation to any Security Incident and/or violation of a Privacy Requirement, none of the Acquired Companies has (i) notified or been required to notify any Person, or (ii) received any notice, inquiry, request, Claim, complaint, correspondence or other communication from, or been the subject of any investigation or enforcement action by, any Person.

Section 4.16 Regulatory Matters.

(a) Except as set forth in Schedule 4.16 of the Sellers Disclosure Schedules, to the extent an Acquired Company owns or operates an energized electric energy generation or storage facility, makes sales of electric energy, capacity or ancillary services at wholesale in interstate commerce or otherwise has an electric rate schedule or shared facilities agreement on file with FERC, each such Acquired Company has received authorization from FERC to sell electric energy, capacity and certain ancillary services at market-based rates under a filed tariff in a final order no longer subject to rehearing or appeal, and waivers that FERC typically grants to entities with market-based rate authorization, including blanket authorization under Section 204 of the FPA and FERC’s implementing regulations at 18 C.F.R. Part 34 to issue securities and assume liabilities, in each case not subject to threatened modification or revocation.

(b) Each Acquired Company has been determined by FERC to be an “Exempt Wholesale Generator” within the meaning of the PUHCA, and is not subject to, or is otherwise exempt from, federal access to books and records, accounting, and recordkeeping requirements pursuant to 18 C.F.R. § 366.3.

(c) Other than Syracuse, L.L.C. and Beaver Falls, L.L.C. (each of which are electric corporations under New York law), none of the Acquired Companies are subject to regulation as an electric utility or public utility under the laws of any state.

(d) There are no complaints or investigation proceedings, public or non-public, pending or threatened with or by FERC, FERC staff, any independent system operator or regional transmission organization, market monitor, or any state regulatory commission regarding the sale of power, capacity and/or ancillary services by any of the Acquired Companies, except those that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Acquired Company is in compliance with all applicable reliability requirements of FERC, NERC, and any independent system operator or regional transmission organization, except those that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 4.17 Employees and Labor Matters

(a) Except as set forth on Schedule 4.17(a) of the Sellers Disclosure Schedules, the Acquired Companies do not have, and for the past three (3) years have not had, any employees and do not directly engage any other individual service providers. No Acquired Company is or has been a party to, bound by or subject to a Labor Agreement. To the Sellers’ Knowledge, there is no and in the past three (3) years there has been no: (i) effort being made or threatened by or on behalf of any union, works council, or other labor organization or employee representative body to organize any O&M Agreement Worker or other individual providing services for an Acquired Company, or (ii) demand for recognition of any O&M Agreement Worker or other individual providing services to an Acquired Company by or on behalf of any union or other employee representative body. In the past three (3) years, no Acquired Company has: (i) had at its facility, or otherwise been impacted by, any pending or threatened labor strike, work stoppage, lockout, picketing or other similar labor disruption; or (ii) had any unfair labor practice charge or labor-related arbitration pending or threatened against it.

(b) Each O&M Agreement Worker is employed by an O&M Contractor and is authorized to work in the United States. Other than the O&M Agreement Workers and the individuals listed on Schedule 4.17(a), there are no individuals who are engaged by such Seller, an Acquired Company, any of their respective Affiliates or, to the Sellers’ Knowledge, any O&M Contractor, who primarily or predominantly provide services for an Acquired Company. The Sellers have made available to the Buyer (i) a census dated on or about May 1, 2025, and (ii) after the Effective Date, only if required to reflect any changes during the Interim Period, a census dated as of not more than three (3) Business Days prior to the Closing Date, in each case of clauses (i) and (ii), setting forth each O&M Agreement Worker, the O&M Agreement pursuant to which he or she provides services to the Acquired Companies, their job title, whether classified as exempt or non-exempt under applicable wage and hour Laws, their base salary or hourly rate and the specific Project at which they provide services, and indicating whether such O&M Agreement Worker is subject to a Labor Agreement (and, if so, the name of such agreement) and his or her severance and/or termination benefits pursuant to the governing O&M Agreement or, to the Sellers’ Knowledge, any other agreement if any.

(c) Each Acquired Company and, to the Sellers’ Knowledge, each O&M Contractor, is and for the past three (3) years has been in compliance in all material respects with its obligations, if any, under (i) all applicable Laws regarding labor or employment, including Laws regarding wages, hours, hiring, discrimination, retaliation, harassment, disability rights and benefits, authorization to work, immigration, classification of employees as exempt for wage and hour purposes, classification of non-employee workers as such, privacy, labor matters, health and safety, and, (ii) the O&M Agreements and any Labor Agreement covering the O&M Agreement Workers. Except as set forth on Schedule 4.17(c), in the past three (3) years, there has been no Claim pending or, to the Sellers’ Knowledge, threatened against an Acquired Company or, to the Sellers’ Knowledge, an O&M Contractor (i) relating to any O&M Agreement Worker or any other current or former employee or other individual service provider of any Acquired Company or any O&M Contractor, or (ii) relating to any labor or employment related matter.

(d) None of the Acquired Companies sponsors, maintains, contributes to or has any Liabilities with respect to any Benefit Plan. To the Sellers’ Knowledge, no O&M Agreement Worker participates in any plan, policy or arrangement or is otherwise eligible to receive any severance pursuant to any plan, policy or arrangement (either in connection with the consummation of the transactions contemplated by this Agreement or together with any other event).

(e) None of the Acquired Companies or any of their respective ERISA Affiliates sponsors, maintains, or contributes to, or has at any time in the last six years sponsored, maintained, contributed to (or in each case, been required to sponsor, maintain or contribute to) or participated in or had any liability or obligation, whether fixed or contingent, with respect to (i) any multiemployer plan (within the meaning of Section 3(37) of ERISA), (ii) any single employer plan or other pension plan that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (iii) any multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

(f) None of the Acquired Companies has any Liability for (or obligation to provide) any retiree, post-employment or similar life, health, medical, or other welfare benefits to any individuals or beneficiaries or dependents thereof. No non-exempt prohibited transaction (within the meaning of ERISA or the Code) has occurred or could reasonably be expected to occur to cause any of the Acquired Companies to incur any liability (whether fixed or contingent) under ERISA or the Code.

(g) To the Sellers’ Knowledge, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could, either alone or in combination with any other event, (i) directly or indirectly cause any of the Acquired Companies to transfer or set aside any amount of assets to fund (through a grantor trust or otherwise) any benefits under any O&M Agreement or Benefit Plan, (ii) limit or restrict the right to amend, terminate or transfer any O&M Agreement or Benefit Plan or, in each case, any assets thereunder on or following the Closing or (iii) result in or could reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G of the Code.

Section 4.18 Financial Statements.

(a) The applicable Seller has made available to the Buyer true, correct and complete copies of:

(i) Audited Financial Statements.

(A) With respect to the Balance Sheet Entities in the Edgewater Company Group, the audited consolidated financial statements for the fiscal years ending on December 31, 2023 and December 31, 2024, consisting of the audited balance sheets as of December 31, 2023 and December 31, 2024, and the related audited statements of comprehensive (loss)/income, audited statements of members’ equity and audited statements of cash flows for the periods starting on January 1, 2023, and ending on December 31, 2023 and starting on January 1, 2024, and ending on December 31, 2024, as applicable; and

(B) (i) With respect to the Balance Sheet Entities in the NA Company Group, the audited consolidated financial statements for the fiscal years ending on December 31, 2023 and December 31, 2024, consisting of the audited balance sheets as of December 31, 2023 and December 31, 2024, and the related audited statements of operations, audited statements of changes in members’ equity and audited statements of cash flows for the periods starting on January 1, 2023, and ending on December 31, 2023 and starting on January 1, 2024 and ending on December 31, 2024, as applicable, and (ii) with respect to Hazleton Generation LLC, the audited financial statements for the fiscal year ending on December 31, 2024, consisting of the audited balance sheet as of December 31, 2024, and the related audited statement of income, audited statement of changes in members’ equity and audited statement of cash flows for the period starting on January 1, 2024, and ending on December 31, 2024 (the audited financial statements described in clauses (A) and (B), the “Audited Financial Statements”).

(ii) Unaudited Financial Statements. With respect to (i) the Balance Sheet Entities in the Greenleaf Company Group, the unaudited financial statements for the twelve (12) month period ending on the Reference Balance Sheet Date, consisting of the unaudited balance sheet as of the Reference Balance Sheet Date and the related unaudited statement of earnings for the period starting on January 1, 2024, and ending on the Reference Balance Sheet Date, (ii) Hazleton Generation LLC, the unaudited financial statements for the fiscal year ending on December 31, 2024, consisting of the unaudited balance sheet as of December 31, 2024, and the related unaudited statement of income, unaudited statement of changes in members’ equity and unaudited statement of cash flows for the period starting on January 1, 2024, and ending on December 31, 2024, (iii) Manchester Street, L.L.C., the unaudited financial statements for the twelve (12) month period ending on December 31, 2024, consisting of the unaudited balance sheet as of December 31, 2024, and the related unaudited statement of income, unaudited statement of changes in members’ equity and unaudited statement of cash flows for the period starting on January 1, 2024, and ending on December 31, 2024, and (iv) each of Fairless Energy, L.L.C. and Garrison Energy Center L.L.C., the unaudited financial statements for each such Acquired Company for the twelve (12) month period ending on December 31, 2024, consisting of the unaudited balance sheets as of December 31, 2024, and the related unaudited statements of income and unaudited statements of cash flows for the period starting on January 1, 2024, and ending on December 31, 2024, in each case excluding any budgets contained therein (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”).

(b) Such Financial Statements (i) are complete and accurate in all material respects, and (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and fairly present, in all material respects, the financial position of the applicable Acquired Companies as reflected therein as of their respective dates or for the respective periods set forth therein (subject, in the case of the Unaudited Financial Statements, to the absence of notes (none of which, if presented, would materially differ in amount or nature from the notes or other presentation items in the Financial Statements) and normal and recurring year-end adjustments (none of which is material, individually or in the aggregate, to the applicable Acquired Company)).

(c) The Balance Sheet Entities maintain a standard system of accounting established and administered in all material respects in accordance with GAAP, and those Acquired Companies that are not Balance Sheet Entities maintain records that are in all material respects sufficient to permit the preparation of the Financial Statements in accordance with GAAP. The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are recorded as necessary to permit the preparation of Financial Statements in conformity with GAAP, in all material respects, and maintain accountability for assets and (ii) the recorded accountability for assets is maintained at reasonable intervals. There are no material weaknesses or significant deficiencies in any Acquired Company’s system of internal accounting controls.

Section 4.19 Absence of Certain Changes. Except as set forth in Schedule 4.19 of the Sellers Disclosure Schedules: (a) since the Reference Balance Sheet Date applicable to its Acquired Company Group (other than with respect to (x) the Acquired Companies in the Geranium BESS Company Group and the NJ BESS Company Group, and (y) the Verbena BESS Project Company and the NA BESS Project Companies, all of which are addressed in clause (b)) through the Effective Date, each Acquired Company in such Acquired Company Group has operated, in all respects in the ordinary course of business, consistent with past practices, except in connection with any process relating to the sale of the Acquired Companies, including this Agreement, or as would not individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole; (b) since December 31, 2024, (i) each Acquired Company that is part of the Geranium BESS Company Group and the NJ BESS Company Group, (ii) the Verbena BESS Project Company and the NA BESS Project Companies, and (iii) each other Acquired Company that is not a Balance Sheet Entity, has operated, in all respects, in the ordinary course of business, consistent with past practices, except in connection with any process relating to the sale of the Acquired Companies, including this Agreement, or ongoing development activities related to its BESS Project, or as would not individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole; and (c) there has been no event, circumstance, change, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect. From the Effective Date through the Closing, no Acquired Company has taken any action that, if taken after the Effective Date, would have required the prior written consent of the Buyer under Section 6.3.

Section 4.20 Insurance. Schedule 4.20 of the Sellers Disclosure Schedules sets forth a true, correct and complete list of all policies or binders of insurance covering the operations of the Acquired Companies (collectively, the “Insurance Coverage”). The Insurance Coverage is in full force and effect in accordance with its terms. All premiums with respect to such Insurance Coverage that are required to have been paid have been paid. No Acquired Company Group has any pending claims with respect to such Insurance Coverage. No Acquired Company has received written or, to the Sellers’ Knowledge, oral notice of a default with respect to its obligations under, or notice of cancellation, amendment, termination or nonrenewal of, any of such Insurance Coverage. Except as set forth on Schedule 4.20 of the Sellers Disclosure Schedules, (i) no Acquired Company has made any claim under any Insurance Coverage in the past three (3) years, and (ii) with respect to any claim made by an Acquired Company under any Insurance Coverage, no insurer has, in a written notice to any Acquired Company, denied, disclaimed or disputed its rights with respect to coverage other than customary reservations of rights. The Acquired Companies have made available to the Buyer true, correct and complete copies of the Insurance Coverage.

Section 4.21 Affiliate Transactions. Except as disclosed on Schedule 4.21 of the Sellers Disclosure Schedules, there are no Contracts or transactions between or among (a) an Acquired Company, on the one hand, and (b) any Seller or any of such Seller’s Affiliates (other than any Acquired Company) or any Person in which any of the foregoing has an interest, whether as an Affiliate, owner, officer, director, manager, trustee or partner or otherwise (“Affiliate Transactions”). Except as disclosed on Schedule 4.21 of the Sellers Disclosure Schedules, no Affiliate of an Acquired Company (other than another Acquired Company in the same Acquired Company Group), nor any owner, officer, director, manager, trustee or partner of such Acquired Company or such Affiliate (w) owes any amount to such Acquired Company, nor does any such Acquired Company owe any amount to, or has such Acquired Company committed to make any loan or extend or guarantee credit to or for the benefit of, any such Person, (x) purchased, acquired or leased any property, rights or services from, or sold, transferred or leased any assets, property, rights or services to such Acquired Company in the last twelve (12) months prior to the date hereof or otherwise for which any Acquired Company has any right, obligation or liability that will survive the Closing, (y) subject to Schedule 4.21 of the Sellers Disclosure Schedules, is as of the date hereof party to a Contract or transaction with such Acquired Company or otherwise has any right, obligation or liability to or from any Acquired Company under any Contract or transaction entered into with such Acquired Company that will survive the Closing, or (z) received any financial or other benefits from such Acquired Company.

Section 4.22 OFAC Compliance; Sanctions; Anti-Corruption; Anti-Money Laundering.

(a) The Acquired Companies have, at all times since April 24, 2019: (i) complied with applicable Trade Controls and Sanctions; (ii) not engaged in a transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person, or with a person subject to debarment or any list-based designations under any Trade Controls (including, without limitation, the Entity List, Unverified List, and Military End-User List, each maintained by the U.S. Commerce Department, and the Debarred Parties list maintained by the U.S. State Department) in violation of Trade Controls or Sanctions; and (iii) not been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Trade Controls or Sanctions, and has not been notified in writing of any such pending or threatened actions.

(b) None of the Acquired Companies nor any of their respective directors, officers, employees or agents are: (i) a Sanctioned Person; or (ii) subject to debarment or any list-based designations under Trade Controls.

(c) In the past five (5) years, neither the Acquired Companies, nor any Affiliate, nor any director, officer, employee, agent, representative, consultant or any other Person acting on behalf of the Acquired Companies or any of its Affiliates (each a “Company Representative”) has violated any Anti-Corruption Laws; nor has any of the Acquired Companies, any Affiliate, or any Company Representative corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (i) to influence any official act or decision of a Government Official; (ii) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (iii) to induce a Government Official to influence the act or decision of a Governmental Authority; (iv) to secure any improper business advantage; or (v) to obtain or retain business in any way related to any of the Acquired Companies or their Affiliates.

(d) None of the Acquired Companies, their Affiliates, or their respective directors or officers, employees or agents acting on their behalf has, in the past five years, received any notice, inquiry, indictment, or internal or external allegation related to, or, to the Sellers’ Knowledge, been under investigation for, actual or potential violations of any Anti-Corruption Law.

Section 4.23 No Additional Representations and Warranties. It is the explicit intent of each Party that none of the Sellers or any of their Affiliates, nor any of their respective partners, members, Representatives, successors or assigns, has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except those representations and warranties expressly set forth in Article III and Article IV (including the related portions of the Sellers Disclosure Schedules) and the certificate delivered pursuant to Section 7.3.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in, or qualified by any matter set forth in, the Buyer Disclosure Schedules provided by the Buyer, the Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1 Organization. The Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. The Buyer has all limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its properties and assets where such properties and assets are now owned, leased or operated, except as would not reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations under this Agreement or any of the other Transaction Documents to which the Buyer is or will be a party.

Section 5.2 Authority. The Buyer, and each of its Affiliates that is or will be a party to any of the Transaction Documents, has all requisite limited liability company or other organizational, as applicable, power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Buyer or such Affiliate, as applicable, is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Buyer or such Affiliate, as applicable, of this Agreement and the other Transaction Documents to which the Buyer or such Affiliate, as applicable, is or will be a party and the performance by the Buyer or such Affiliate, as applicable, of its obligations hereunder and thereunder have been duly and validly authorized by all necessary limited liability company or other organizational, as applicable, action. This Agreement has been and the other Transaction Documents to which the Buyer or such Affiliate is or will be a party will be duly and validly executed and delivered by the Buyer or such Affiliate, as applicable, and, assuming the due execution and delivery by the Sellers, constitute (in the case of this Agreement) or will constitute the legal, valid and binding obligations of the Buyer or such Affiliate, as applicable, enforceable against the Buyer or such Affiliate, as applicable, in accordance with their terms, except as the same may be limited by the Remedies Exceptions.

Section 5.3 No Conflicts. The execution and delivery of this Agreement and the other Transaction Documents to which the Buyer and each of its Affiliates, as applicable, is or will be a party by the Buyer or such Affiliate, as applicable, do not and will not, and the performance by the Buyer or such Affiliate, as applicable, of its obligations under this Agreement and the Transaction Documents to which the Buyer or such Affiliate, as applicable, is or will be a party do not and will not:

(a) result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of the Buyer or such Affiliate, as applicable;

(b) assuming all required Consents set forth in Schedule 5.3 of the Buyer Disclosure Schedules (collectively, the “Buyer Approvals”) and Sellers Approvals have been made, obtained or given and the accuracy of the Sellers’ representations and warranties set forth in Article III and Article IV, result in a violation of or a breach of or default (or give rise to any right of termination, modification, cancellation or acceleration) under (with or without the giving of notice, the lapse of time, or both) any Contract to which the Buyer or such Affiliate, as applicable, is a party or by which any of its properties is bound, except for any such violations or defaults (or rights of termination, modification, cancellation or acceleration) which would not, in the aggregate, have a material adverse effect on the Buyer’s or such Affiliate’s, as applicable, ability to perform its obligations under this Agreement or any of the other Transaction Documents to which the Buyer or such Affiliate, as applicable, is or will be a party; and

(c) assuming all the Buyer Approvals, Sellers Approvals and other notifications provided in the ordinary course of business have been made, obtained or given and the accuracy of the Sellers’ representations in Article III and Article IV, (i) result in a violation or breach any term or provision of any Law applicable to the Buyer or such Affiliate, as applicable, except as would not, have a material adverse effect on the Buyer’s or such Affiliate’s, as applicable, ability to perform its obligations under this Agreement or any other Transaction Document to which the Buyer or such Affiliate, as applicable, is a party or (ii) require any Consent of any Governmental Authority under any applicable Law, other than such Consents which, if not made obtained or given, would not have a material adverse effect on the Buyer’s or such Affiliate’s, as applicable, ability to perform its obligations under this Agreement or any of the other Transaction Documents to which the Buyer or such Affiliate, as applicable, is or will be a party.

Section 5.4 Legal Proceedings. As of the date hereof, there is no Claim pending or threatened in writing against the Buyer or its Affiliates or affecting any of their respective Assets (a) which seeks a Governmental Order restraining, enjoining or otherwise prohibiting or making illegal any of the transactions contemplated by this Agreement or (b) that, individually or the aggregate, would reasonably be expected to have a material adverse effect on the Buyer’s or its Affiliates’, as applicable, ability to perform its obligations under this Agreement or any of the other Transaction Documents to which it or such Affiliate, as applicable, is or will be a party; and neither the Buyer nor any of its Affiliates is subject to any Governmental Order that, individually or the aggregate, would reasonably be expected to have a material adverse effect on the Buyer’s or its Affiliates’, as applicable, ability to perform its obligations under this Agreement or any of the other Transaction Documents to which it is or will be a party.

Section 5.5 Brokers. The Buyer does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Sellers or any of their respective Affiliates could become liable or obligated.

Section 5.6 Financial Resources. The Buyer has access to, and at the Closing will have, sufficient funds necessary for its payment of the Purchase Price in accordance with this Agreement and for all other actions necessary for the Buyer or such Affiliate, as applicable, to consummate the transactions contemplated in this Agreement and to perform its obligations hereunder. The Buyer understands that its obligations to consummate the transactions contemplated by this Agreement (including the payment of all amounts when due) are not subject to the availability to the Buyer or any such Affiliate of any financing.

Section 5.7 Qualified Buyer. Buyer (and any of its designated Affiliate(s) to which this Agreement is assigned pursuant to Section 11.9) is a Qualified Buyer.

Section 5.8 Foreign Person. The Buyer (and any of its designated Affiliate(s) to which this Agreement is assigned pursuant to Section 11.9) is not a “foreign person,” and no “foreign person” exercises “control” over the Buyer, as those terms are defined in the regulations of the Committee on Foreign Investment in the United States, 31 C.F.R. Part 800.

Section 5.9 Regulatory Matters.

(a) The Buyer is not a “public utility” under Section 201(e) of the FPA.

(b) None of the Buyer, nor any Affiliate thereof, is or has been determined by FERC or any successor agency to be subject to, or not exempt from or subject to a waiver of, regulation under PUHCA.

Section 5.10 OFAC Compliance; Anti-Corruption; Sanctions; Anti-Money Laundering.

(a) Neither the Buyer nor, to the Knowledge of the Buyer, any of its Affiliates, officers, directors, employees, agents or Representatives has taken, in connection with this Agreement, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person to improperly influence official action by that Person for the benefit of the Buyer or its Affiliates, or to otherwise secure an improper business advantage for the Buyer or its Affiliates; and in connection with this Agreement, the Buyer and, to the Knowledge of the Buyer, its Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and AML Laws.

(b) The operations of the Buyer and, to the Knowledge of the Buyer, its Affiliates are and have been conducted, in connection with this Agreement, in material compliance with all applicable financial recordkeeping and reporting requirements and AML Laws and Anti-Terrorism Laws.

(c) Neither the Buyer nor any of its Affiliates is a Person that is a Sanctioned Person or located, organized or resident in a Sanctioned Country.

Section 5.11 Exclusive Representations and Warranties. It is the explicit intent of each Party that the Buyer is not making any representation or warranty whatsoever, express or implied, except those representations and warranties expressly set forth in this Article V and the certificate delivered pursuant to Section 8.3.

Section 5.12 Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors. Assuming that the representations and warranties contained in Article III and Article IV of this Agreement are true and correct in all material respects, and after giving effect to the transactions contemplated by this Agreement, at and immediately after the Closing, Buyer and its Subsidiaries (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due in the ordinary course of business), (b) will have adequate capital and liquidity with which to engage in its business and (c) be able to pay all of its and their respective debts as they mature or become due in the ordinary course of business.

Section 5.13 Acquisition as Investment. The Buyer is acquiring the Acquired Interests for its own account as an investment and not with a view toward, or for sale in connection with, any distribution thereof within the meaning of the 1933 Act. The Buyer acknowledges and agrees that it has made, independently and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Sellers (except as expressly set forth in Article III and Article IV and the certificate delivered pursuant to Section 7.3), its own analysis of the Acquired Interests, the Acquired Companies, the Projects and the Purchased Assets for the purpose of acquiring the Acquired Interests, and the Buyer has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations, and, in addition, the Buyer acknowledges and agrees that (except as expressly set forth in Article III and Article IV and the certificate delivered pursuant to Section 7.3) it has relied solely on its own investigation and analysis and that of its legal, tax and financial advisers for its evaluation of its investment decision to purchase the Acquired Interests and to enter into this Agreement and not on the advice of any Seller or its legal, tax or financial advisers. The Buyer acknowledges that the Acquired Interests are not registered pursuant to the Securities Act of 1933 (the “1933 Act”) or any applicable state securities Laws and that none of the Acquired Interests may be transferred, except pursuant to a registration under the 1933 Act or an exemption therefrom. The Buyer can bear the economic risk of its investment in the Acquired Interests, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Acquired Interests. The Buyer is an “accredited investor” as defined in Rule 501 promulgated under the 1933 Act.

Section 5.14 Opportunity for Independent Investigation. In making its decision to execute this Agreement and to purchase the Acquired Interests, the Buyer has not and is not relying upon the advice or recommendations of the Sellers, their Affiliates or their respective Representatives, or any representations, warranties or statements (except as expressly set forth in Article III and Article IV and the certificate delivered pursuant to Section 7.3). The Buyer acknowledges that except as expressly set forth in Article III and Article IV and the certificate delivered pursuant to Section 7.3, none of the Sellers, the Acquired Companies or any of their respective Affiliates, nor any of their respective partners, member, Representatives, successors or assigns, makes any representation or warranty, express or implied, written or oral, as to the Sellers, the Acquired Companies, the Purchased Assets, the Project, the BESS Projects, the business of any Acquired Company (including the Business) or the prospects of the foregoing, or any other matter.

ARTICLE VI

COVENANTS

The Parties hereby covenant and agree as follows:

Section 6.1 Regulatory and Other Approvals. During the Interim Period:

(a) Except as otherwise required by Section 6.1(c), each Party will use its commercially reasonable efforts to, and will cause their respective Affiliates to use their commercially reasonable efforts to, take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Law (i) in the preparation and filing of all forms, registrations and notices required to be filed by such Party prior to the Closing

Date to consummate the transactions contemplated by this Agreement, (ii) to obtain (and cooperating with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Authority and (iii) in the execution and delivery of any additional instruments necessary in connection with the foregoing clauses (i) and (ii). Additionally, each of the Parties will each, and will cause their respective Affiliates to each, use their respective commercially reasonable efforts to fulfill all conditions precedent to this Agreement applicable to such Party. For the avoidance of doubt, the Buyer and its Affiliates will have no duty to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines, Equity Securities or Assets of the Buyer and its Affiliates or of any Seller or Acquired Company to avoid or eliminate any impediment under any Competition Law (including the FPA) or otherwise take or commit to take any actions that after the Closing Date would limit the Buyer’s or its Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines, Equity Securities or Assets of the Buyer and its Affiliates or any Seller or Acquired Company. Further, but subject in all cases to Section 6.1(c), none of the Sellers or the Buyer, nor any of their respective Affiliates shall have any obligation to contest, defend, or resist any proceeding to enjoin the transactions contemplated by this Agreement or any other Transaction Document, or to have vacated, lifted, reversed or overturned any judgment, whether temporary, preliminary or permanent, that has or would reasonably be expected to have an effect that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Prior to the Closing, each Party will promptly keep the other Parties reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work in connection with obtaining all required consents, authorizations, orders or approvals of, or any exemptions by, any Governmental Authorities. In this regard, prior to the Closing, each of the Parties will, and will cause its respective Affiliates to, promptly consult with the other Parties to provide any necessary information with respect to (and, in the case of correspondence, provide the other Parties (or their counsel) copies of) all filings made by such Party with any Governmental Authority or any other information supplied by such Party to, or correspondence with, a Governmental Authority in connection with this Agreement. Each of the Parties will, and will cause its respective Affiliates to, promptly inform the other Parties, and if in writing, furnish the other Parties with copies of (or, in the case of material oral communications, provide the other Parties written descriptions of) any communication from any Governmental Authorities regarding any of the transactions contemplated by this Agreement, and permit the other Parties to review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed written (or any material proposed oral) communication with any such Governmental Authority. The Buyer shall have the right to control and make final decisions concerning the strategy and tactics as to the matters addressed in this Section 6.1, subject to regular consultation with Seller’s chosen regulatory counsel, the good faith consideration of Seller’s views, and terms and conditions of this Section 6.1. If any Party or any representative of such Party receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this

Agreement, then such Party will, and will cause their respective Affiliates to use its commercially reasonable efforts to respond promptly after consultation with the other Party, in compliance with such request. Each of the Parties will not, and will cause its Affiliates not to, participate in any meeting with any Governmental Authority in connection with this Agreement (or make oral submissions at meetings or in telephone or other conversations) unless the attending Party makes a good faith effort to consult with the other Parties to give the other Parties the opportunity to attend and participate thereat where not prohibited by such Governmental Authority. Each of the Parties will furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between themselves, their Affiliates and any such Governmental Authority with respect to this Agreement, and furnish the other Parties with such necessary information and reasonable assistance as the other Parties may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Authority, in each case in accordance with this Section 6.1. Each of the Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other Parties under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the Party receiving such materials and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the receiving Party without the advance written consent of the disclosing Party, except as required by applicable Law.

(c) Each Party will use their respective commercially reasonable efforts to prepare, or with respect to any required HSR Act filings cause its ultimate parent entity (as that term is defined in the HSR Act) to prepare, as soon as is practical following the Effective Date, all necessary filings in connection with the transactions contemplated by this Agreement that may be required under the FPA and under the HSR Act or any other federal, state or local Laws. Each Party shall submit, or with respect to any required HSR Act filings cause its ultimate parent entity (as that term is defined in the HSR Act) to submit, such filings as soon as practicable, but, with respect to filings under Section 203 of the FPA, in no event later than fifteen (15) Business Days after the Effective Date, and with respect to filings under the HSR Act and all other such filings, in no event later than thirty (30) days after the Effective Date. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment or early termination of any such filings. In the event that the Parties or their Affiliates receive a formal request for additional information or documentary materials pursuant to the FPA or the HSR Act or a request for additional information or documentary materials after an initial notification pursuant to any Competition Law (a “Second Request”), the Parties will, and will cause their respective Affiliates to, use their respective commercially reasonable efforts to respond to such Second Request, as applicable, as promptly as practicable and counsel for the Parties will closely cooperate during the entirety of any such Second Request review process. The Parties will, and will cause their respective Affiliates to, use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any applicable Competition Law. In connection therewith, if any proceeding is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violating 15 U.S.C. § 12-27, the Parties will, and will cause their respective Affiliates to, cooperate and use their respective commercially reasonable efforts to vigorously contest and resist any such proceeding, and to have vacated, lifted, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.1 will limit the right of any Party to terminate this Agreement pursuant to the terms herein, as applicable, so long as such Party has, up to the time of termination, complied in all material respects with its obligations under this Section 6.1. Each of the Parties will, and will cause their respective Affiliates to, use its respective commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under any applicable Competition Laws with respect to the transactions contemplated by this Agreement as promptly as practicable after the execution of this Agreement.

(d) Whether or not the Closing occurs, the Buyer will be responsible for all filing fees payable to any Governmental Authority with respect to any Regulatory Filings in order to obtain any consents, approvals or waivers pursuant to this Section 6.1.

(e) Nothing in this Section 6.1 shall require the Sellers or the Acquired Companies to agree to obligations or accommodations binding on the Acquired Companies that are not contingent on the closing of the Transaction or to pay fines, fees, or transfer funds to any Governmental Authority (including the sale proceeds of the transactions contemplated by this Agreement) to obtain any Governmental Approvals in connection with the transactions contemplated by this Agreement (other than the Pre-Closing Reorganization). For the avoidance of doubt, this Section 6.1(e) shall not limit the Buyer’s or its Affiliates’ rights under Section 6.1(b) to agree to divestitures, behavioral restrictions, or any other remedy agreed upon with any Governmental Authority to resolve any concern under any Competition Law, regardless of whether such remedy may affect or bind any of the Acquired Companies from and after the Closing.

Section 6.2 Access of Buyer.

(a) During the Interim Period, the Sellers will, at the Buyer’s sole expense, cause the Acquired Companies to provide the Buyer and its Representatives with reasonable access, upon reasonable prior written notice and during normal business hours, to the properties, books and records of the Acquired Companies, to the premises and the appropriate officers, O&M Agreement Workers (to the extent that such O&M Agreement Workers are made available by the applicable O&M Contractor and the Sellers will direct the O&M Contractors to make such O&M Workers available) and employees of the Sellers and their Affiliates who have significant responsibility for one or more Acquired Companies, but only to the extent that such access does not unreasonably interfere with or disrupt the business of the Acquired Companies (or any of them), that such access is reasonably related to the requesting Party’s obligations and rights hereunder or to prepare to operate the Business following the Closing (a “Permitted Purpose”), and subject to reasonable compliance with the Sellers’ and their applicable Affiliates’ safety and security policies, protocols and requirements and all applicable Laws and Contracts (including each relevant O&M Agreement) or Permits to which the Sellers, the Acquired Companies or any of their Affiliates are subject or a party; provided, that the Buyer, its Affiliates, and their respective Representatives, as applicable, shall use commercially reasonable efforts to perform all on-site reviews and all communications with any Person in as expeditious and efficient manner as possible; provided, further, that the Sellers shall have the right (i) to have a Representative present for any permitted communication with employees or officers of the applicable Seller or its Affiliates or (except as otherwise provided in Section 6.13) any O&M Agreement Workers; (ii) to impose reasonable restrictions and requirements for safety purposes; (iii) not provide the Buyer or its representatives with access to materials or information that is subject to obligations of confidentiality owed to any third party or that is subject to attorney-client or other applicable legal privileges or protections that would be adversely affected by the disclosure of such materials or information to the Buyer or its Representatives (provided that in any such case, the applicable Seller shall, if reasonably requested by Buyer, enter into a customary joint-defense agreement or similar arrangement intended to enable Buyer to review such information if the parties thereto, acting in good faith and on the advice of counsel, are able to conclude doing so would not be reasonably likely to destroy or limit such privilege); and (iv) not to provide any information or allow any inspection which the Sellers reasonably believe they may not provide to the Buyer or allow by reason of applicable Law. The Sellers shall direct the O&M Contractors to cause the O&M Agreement Workers of the Acquired Companies to, and shall cause any officers, directors or employees of the Acquired Companies to, cooperate with Buyer and its representatives in connection with a Permitted Purpose. The Buyer shall be entitled, at its sole cost and expense, to conduct non-invasive physical inspections; provided, that (1) the Buyer shall not have any right to use, control, operate, interact with, connect in any way to (physically or logically) or independently access any computer software, databases, networks, hardware, data center facilities or contracted services wherever located (including any data therein) of the Acquired Companies, and (2) the Buyer shall not collect any air, soil, surface water or ground water samples nor shall it perform any invasive or destructive environmental or subsurface investigation, including any “Phase II” environmental site assessment or similar work (including geotechnical work) on the Property without the Sellers’ prior written consent, such consent to be granted or withheld in Sellers’ sole discretion. Promptly upon completion of any such entry, the Buyer shall repair any damage caused by such entry. Any disclosure to the Buyer pursuant to the foregoing shall be subject to such disclosure (v) not resulting in a breach of any Contract with a third party or which would otherwise expose any Seller or its Affiliates (including, prior to Closing, the Acquired Companies) to a material risk of liability, (w) not violating any applicable Laws, (x) not resulting in the waiver of any attorney/client, work product, or similar privilege, (y) not being of confidential information concerning the activities of any Seller or its Affiliates (other than the Acquired Companies) that is unrelated to the Acquired Companies, the business of any Acquired Company (including its Business), or the Projects or the BESS Projects, or (z) not being of proprietary models of any Seller or any of their Affiliates pertaining to energy project evaluation, energy, natural gas, fuel oil or other fuel price curves or projections, or other economic predictive models. Without limiting the foregoing, in the event that any of the Acquired Companies does not provide access, information or documentation (or any portion thereof) pursuant to this Section 6.2, it shall promptly (and in any event not later than two (2) Business Days following receipt from or on behalf of Buyer of a request for such access, information or documentation (or any portion there) pursuant to this Section 6.2) reasonably cooperate with the Buyer to communicate the applicable information in a way that would not violate the applicable Law or agreement, or risk waiver of such privilege, including by using commercially reasonable efforts to obtain the required consent of any third party necessary to provide such disclosure or reasonably cooperating with Buyer to develop an alternative to providing such information.

(b) During the Interim Period, in no event shall the Buyer or any of the Buyer’s Affiliates or Representatives hold any meetings with, or otherwise communicate with any supplier, distributor, lender, agent, employee, other vendor, customer or other material business relation, including any other equity owner, lender, off-taker, landlord, interconnection provider and other service provider (or Representatives of any of the foregoing) of any Acquired Company, or any Representatives of any Governmental Authority, regarding any Projects or any Acquired Company without the prior consent of the applicable Seller (which consent will not be unreasonably withheld, conditioned or delayed). At such meeting consented to by such Seller, a Representative of such Seller shall be entitled to participate therein.

(c) The Buyer, its Affiliates and their respective Representatives shall hold in confidence all confidential information obtained from or delivered on behalf of the Sellers, the Acquired Companies or its or their respective Affiliates, or Representatives, whether or not relating to the business of the Acquired Companies, in accordance with the provisions of the Confidentiality Agreement which, notwithstanding anything contained therein, shall remain in full force and effect following the termination of this Agreement in accordance with its terms.

(d) The Buyer agrees to indemnify and hold harmless the Sellers, their Affiliates and their respective Representatives for any and all liabilities, losses, costs or expenses incurred by the Sellers, their Affiliates or their respective Representatives, or by any of the Buyer’s Representatives for any injuries or property damage, or in connection with any mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens, in all cases arising out of, or incurred in connection with, the access and other rights under this Section 6.2 caused by any of the Buyer, its Affiliates or its Representatives while present on the Property.

(e) With respect to any Property, during the Interim Period:

(i) Buyer, including any surveyor or similar service provider, shall be able to access any Project in accordance with Section 6.2(a) to permit Buyer to obtain updates to the Property Existing Survey or a new survey of any Property (each a “Property Updated Survey”). The Sellers shall, and shall direct the O&M Contractors to cause the O&M Agreement Workers or appropriate Representative of the Sellers and the Acquired Companies to, at Buyer’s sole cost and expense, reasonably cooperate with Buyer in obtaining any Property Updated Survey, including timely responding to any questions or providing reasonable information requested by Buyer or its surveyor.

(ii) The Buyer may obtain updates to the Property Title Commitments or new title commitments. The Sellers shall, and shall direct the O&M Contractors to cause the O&M Agreement Workers or appropriate Representative of the Sellers and the Acquired Companies to, at Buyer’s sole cost and expense, reasonably cooperate with Buyer in obtaining updated Property Title Commitments, including timely responding to any questions or providing reasonable information requested by the Buyer or the Title Company providing any updated Property Title Commitment. At or prior to Closing, the Sellers and each Acquired Company, as necessary or appropriate, shall execute and deliver a customary owner’s title affidavit (the form of which is attached hereto as Exhibit F), subject to such modifications as may be needed to make the affidavit factually correct as of the Closing or to address title curative issues that Sellers agree to address. For the avoidance of doubt, Sellers shall not be obligated to (1) deliver any indemnities to the Title Company or (2) except for cooperating with Buyer as expressly described in this Section 6.2(e), or otherwise facilitate the final issuance of a title policy. However, without limiting the generality of the foregoing, the Sellers shall consider in good faith any reasonable request from the Buyer or its Title Company to address at Buyer’s sole cost and expense, any material title curative issues that can be addressed in a commercially reasonable manner. For the avoidance of doubt, the issuance of any title policy insuring any of the Property shall not be a condition to Closing and the failure of Buyer to obtain a satisfactory title policy, or any title policy at all, shall not be deemed a breach by Sellers of this Section 6.2(e)(ii).

(iii) The Sellers shall, and shall cause any employee, O&M Contractor or appropriate representative to, at Buyer’s sole cost and expense, reasonably cooperate with Buyer to request an estoppel certificate, upon written request from Buyer, from any counterparty to any Property Document (A) that is a lease or is otherwise executory in nature, and (B) that is the insured interest under a Property Title Commitment. In connection with any such written request, the Buyer shall prepare an estoppel certificate in the form required or contemplated by the underlying Property Document, if applicable, or otherwise in form and substance reasonably acceptable to the Sellers and the Buyer (including the Title Company and any financing source for the Buyer), which estoppel certificates, in the case of leases for a Project, may also address any requirement under any such lease for lessor consent to the consummation of the transactions contemplated under this Agreement. Sellers shall reasonably cooperate with the Buyer to request such estoppel certificate from each applicable counterparty under any such Property Document. If any Property Document would require payment to any third party to obtain such an estoppel (by way of example but not limitation, an estoppel fee or reimbursement of such third-party legal fees), such payments shall be at Buyer’s sole cost and expense. For the avoidance of doubt, the execution and delivery of such estoppel certificates by any counterparty to any applicable Property Document shall not be a condition to Closing, Sellers shall not incur any costs or liability with respect to such estoppel certificates, and the failure to obtain from any such counterparty any requested estoppel certificates shall not be a breach of this Section 6.2(e)(iii).

Section 6.3 Certain Restrictions. During the Interim Period, except (u) for Permitted Transactions, (v) as expressly required or expressly permitted hereby, (w) as set forth in Schedule 6.3(a), (x) as required under applicable Law, Permit or a Material Contract (in accordance with the terms and conditions of any such Law, Permit or Material Contract), (y) for actions taken that are reasonably required to implement the Pre-Closing Reorganization in accordance with Section 6.17, or (z) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Sellers will cause the Acquired Companies and the Projects (A) to operate in the ordinary course of business consistent in all material respects with past practice and prudent industry practice, (B) to use commercially reasonable efforts to (i) preserve, maintain and protect the goodwill and Assets of the Acquired Companies ordinary wear and tear excepted, and existing relationships with customers, suppliers, service providers, lenders, vendors, landlords, debt financing sources, and Governmental Authorities and other Persons with whom any of the Acquired Companies has material business relations, and (ii) perform the actions set forth on Schedule 6.3(b) of the Sellers Disclosure Schedules and (C) not to (and with respect to clause (d) below each Seller will also not):

(a) other than (i) accounts payable incurred in the ordinary course of business, (ii) the Financing Indebtedness including any Permitted Upsizing, (iii) other indebtedness for borrowed money or guarantees thereof that are expressly permitted under this Agreement or that constitutes short term, unsecured borrowings or intercompany loans that are paid in full and discharged prior to the Closing or guarantees (or other credit support) that are given by one Acquired Company or for the benefit of another Acquired Company, (iv) the issuance of any letters of credit under the Financing Agreement in the ordinary course, and (v) other than scheduled or mandatory prepayment or repayments, redeem, repurchase, prepay, defease, cancel, incur, create, assume, guarantee or otherwise become liable for, or modify in any material respect the terms of, Indebtedness;

(b) sell, dispose of, sublease, abandon or otherwise transfer (whether by merger, consolidation or otherwise) any Assets of the Acquired Companies in excess of (i) (A) $500,000 with respect to any Project (other than a BESS Project) individually or (B) $50,000 individually with respect to any BESS Project (excluding any item that was included in the calculation of Development Assets (including as of the Effective Date)), or (ii) $2,000,000 in the aggregate for all Projects, other than with respect to any Project (other than a BESS Project): (i) sales of electric power, capacity or ancillary services in the ordinary course of business consistent with past practices, (ii) sales of fuels and other commodities in the ordinary course of business consistent with past practices, (iii) sales or dispositions of obsolete or unusable Assets in the ordinary course of business consistent with past practices, or (iv) the surrender, retirement, or other disposition of Air Emission Allowances but only to the extent required to cause the Acquired Companies to comply during the Interim Period with Environmental Laws (but not the sale or transfer of any surplus Air Emission Allowances); provided, that the Acquired Companies shall be permitted prior to the Calculation Time to declare and distribute cash dividends or other cash distributions, so long as such amounts are paid in full prior to the Calculation Time, and to repay prior to the Calculation Time any intercompany debt between or among the Acquired Companies;

(c) fail to maintain its existence or consolidate or merge with any other Person or acquire all or substantially all of the Assets of any other Person, undertake any reorganization (other than the Pre-Closing Reorganization) or other corporate restructuring or enter into any joint venture, strategic alliance, partnership, non-competition or similar agreement;

(d) (i) issue, sell, deliver, or grant to any Person any right or option to acquire, or enter into any voting agreement with respect to any Equity Securities of any Acquired Company, (ii) create, incur or permit any Encumbrance on any Acquired Interests, or (iii) redeem, repurchase, adjust, split, combine or reclassify any Equity Securities of any Acquired Company;

(e) liquidate, dissolve, recapitalize, reorganize or otherwise wind up its business or operations or approve or adopt any plan or agreement or make any filing to effectuate the foregoing;

(f) (A) except as required to meet the requirements of applicable Laws or to comply with GAAP, change in any material respect any accounting method, principle, policy or practice, (B) delay to later periods the incurrence or payment of accounts payable or expenses or accelerate to earlier periods sales or the collection of accounts or receivables, in each case of clause (B) outside the ordinary course of business consistent with past practice;

(g) purchase or otherwise acquire any Equity Securities of any Person (other than an Acquired Company) except for short-term investments made in the ordinary course of business;

(h) (i) enter into, terminate, waive any right under, modify, or amend any Material Contract or any Contract that would have been a Material Contract (other than hedging Contracts which are covered by clause (ii) below and except (x) to the extent that a Material Contract is expressly permitted to be entered into as a Permitted Transaction, (y) for a Permitted Upsizing Amendment and (z) for Material Contracts that are required to effect a transaction that is otherwise expressly permitted by this Section 6.3) had it been entered into prior to the Effective Date, except (A) with respect to any Acquired Company (other than an Acquired Company that is developing a BESS Project): (1) with respect to Contracts of the type described in Section 4.10(a)(i) and Section 4.10(a)(ii), in the ordinary course of business consistent with past practice (other than the entry of long term power purchase agreement or take-or-pay contracts), or (2) renewals, extensions or replacements of any Material Contract which either (A) requires payments over the life of such Material Contract of less than $2,000,000 individually and less than, when taken together with all other such Material Contracts being renewed or replaced under this clause (2), $5,000,000 in the aggregate, in each case as required in the ordinary course of business consistent with past practice and with terms not materially more onerous (individually or in the aggregate) than terms set forth in the Material Contract being so renewed or replaced or (B) provides that such Material Contract may be terminated by the Acquired Company party thereto on ninety (90) days’ notice or less without Liability to any Acquired Company; and (b) with respect to any Acquired Company that is developing a BESS Project, only to the extent expressly permitted as a Permitted Transaction; or (ii) enter into any commodity or hedging Contract other than with respect to any Project (other than a BESS Project) as expressly permitted as a Permitted Transaction;

(i) engage in any new line of business;

(j) (i) amend or modify its Organizational Documents other than amendments or modifications of a clerical nature, or (ii) form any Subsidiary;

(k) make any loans or advances to, or provide any credit support for, or investments in, any Person, other than loans or advances to, or credit support for, for Acquired Companies provided by another Acquired Company;

(l) (i) waive, release, settle or compromise, or initiate, any Claim, if the same would (A) exceed (i) with respect to any Project (other than a BESS Project) $500,000 individually or $2,000,000 in the aggregate for all Projects (when taken together with all other such Claims during the Interim Period) or (ii) $50,000 with respect to the BESS Projects in the aggregate, (B) subject any Acquired Company to any material non-monetary or equitable liabilities or limitations on, or otherwise impede, its operations following Closing, or (ii) initiate any regulatory Claim outside the ordinary course of business consistent with past practice (except that no such regulatory Claims shall be initiated with respect to any BESS Project) or agree to a stipulation or settlement with a Governmental Authority; provided, however, that notwithstanding the foregoing, a Claim may be initiated (but not without first seeking to obtain the consent of Buyer (not to be unreasonably withheld, delayed or conditioned)) prior to Closing if the failure to do so would be materially prejudicial to an Acquired Company Group (for example, due to the passage of a filing deadline or statute of limitations);

(m) Except as reasonably required to renew or amend the Insurance Coverage in the ordinary course of business, fail to maintain, terminate, or cancel any Insurance Coverage with respect to its material assets or its business that is not simultaneously replaced by a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(n) (i) make, revoke or change any Tax election, (ii) adopt or change any Tax accounting method or annual accounting period, (iii) amend any filed Tax Return, (iv) settle or compromise any audit, examination or other proceeding with respect to material Taxes, (v) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or Tax sharing, Tax allocation or Tax indemnification agreement, (vi) initiate contact with any Governmental Authority regarding any voluntary disclosure process or enter into any voluntary disclosure agreement with respect to Taxes, (vii) surrender any right to claim a refund for any Taxes, or (viii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, but, in the case of each of clauses (i) through (viii), solely to the extent that such action would impact an Acquired Company, the Buyer or any of its Affiliates after the Closing Date or otherwise adversely affect an Acquired Company, the Buyer or any of its Affiliates;

(o) offer employment to or hire or engage any Person as an employee or individual service provider or adopt or enter into any Benefit Plan;

(p) enter into or agree to be subject to or bound by any Labor Agreement, or recognize any union, works council or other labor organization as the bargaining representative of any individual providing services for an Acquired Company, or approve or authorize any O&M Contractor to amend or modify or agree to any Labor Agreement, in each case, without consulting with and receiving approval from the Buyer (and such approval shall not be unreasonably withheld); provided that such consultation and approval shall not be required for any amendment or modification to any Labor Agreement that results in an aggregate increase in annual compensation for employees covered by the Labor Agreement of no more than four percent (4%) per annum and in the event the aggregate increase in annual compensation exceeds four percent (4%), the Buyer’s approval must be obtained (which shall not be unreasonably withheld);

(q) create, incur or permit any Encumbrance on any Assets of any Acquired Company other than Permitted Encumbrances;

(r) materially amend or modify, terminate or assign any Permit or apply for any of the foregoing or a new Permit, except (i) with respect to any Project (other than a BESS Project) for renewal of a Permit in the ordinary course business as currently conducted by the relevant Acquired Company on terms substantially similar to those under the corresponding Permit as of the Effective Date and (ii) with respect to any BESS Project, Permits for minor administrative matters which in the case of clause (ii) do not include any conditions, commitments or agreements (other than de minimis items) and that could not reasonably be expected to hinder, impede, limit, restrict or otherwise adversely impact any operations of any Acquired Company as a fossil fuel power generation facility;

(s) make or declare any dividend or distribution to the equityholders of any Acquired Company, except for prior to the Calculation Time dividends or distributions of cash that are paid in full prior to the Calculation Time;

(t) acquire Assets of any Person for consideration greater than (a) $3,000,000 individually with respect to any Project (other than a BESS Project), (b) $10,000,000 in the aggregate for all Projects (other than a BESS Project) and (c) with respect to BESS Projects, only to the extent expressly permitted as a Permitted Transaction, other than with respect to any Project (other than a BESS Project): (x) acquisition of supplies, parts, fuel, materials, allowances (including emission allowances) and other inventory in the ordinary course of business, or (y) acquisition of Assets that are fully paid prior to Closing;

(u) with respect to any of the Edgewater Projects, the NA Projects or the Greenleaf Project, make any commitment, submit any notice or otherwise take any action with any Governmental Authority or any other Person that could reasonably be expected to result in the (i) deactivation, retirement or mothballing of any such Project, (ii) the conversion of such Project to operate on fuel other than that which such Project operates on as of the Effective Date (as applicable, a natural gas-fired or a natural-gas- and fuel-oil-fired, power generation facility) or (iii) that could reasonably be expected to shorten the period of time prior to the deactivation, retirement or mothballing of such Project;

(v) make, commit, authorize, incur or pay any development cost or other expense or commit, agree or take other actions with respect to any BESS Project except as expressly permitted as a Permitted Transaction;

(w) with respect to each Project (other than a BESS Project): materially defer, delay or abandon or otherwise fail to timely make in any material respect (i) any material maintenance, outage or other repair or (ii) any capital expenditures or other expenditures that in the case of clauses (i) and (ii) are contemplated (in the manner and amount) by VDR Document 1.8.2.1 as in effect as of the Effective Date; other than, in each case, such deviations that (A) are required to address emergency situations, (B) are less than fifteen percent (15%) of the annual aggregate amounts, set forth in such VDR Document for each Acquired Company Group, or (C) are due to circumstances outside of the control of the Sellers, the Acquired Companies and/or any of their Affiliates (including due to a grid operator instructing an Acquired Company to conduct an outage at a later time); provided, however, that notwithstanding the foregoing, the failure to comply with this Section 6.3(w) shall not result in the failure of a Closing condition in Section 7.2 but instead, Buyer’s sole remedy (other than Fraud), shall be an additional adjustment (“CapEx Adjustment”) to reduce the Purchase Price by any amount that would have been paid prior to the Closing if the Sellers had complied with this Section 6.3(w) (taking into account the exceptions permitted by this Section 6.3(w);

(x) enter into any transaction with an Affiliate (other than another Acquired Company); or

(y) authorize, agree or commit to do any of the foregoing.

Notwithstanding the foregoing, the Sellers may permit the Acquired Companies to take commercially reasonable actions with respect to emergency situations, as would be taken by a prudent operator, so long as the Sellers shall, upon receipt of notice of any such actions, promptly inform the Buyer (and in any event, within two (2) Business Days of such notice) of the occurrence of such emergency situation and any such actions taken. Furthermore, notwithstanding anything herein to the contrary, the Parties agree that the Sellers shall have the right, at or prior to the Calculation Time, to cause the Acquired Companies to distribute any or all of the Cash to the Sellers, their Affiliates or any designee, including the right to utilize such Cash for payment of any Indebtedness prior to the Calculation Time.

Section 6.4 Director and Officer Indemnification.

(a) From and after the Closing, the Buyer shall cause each Acquired Company (i) to maintain for a period of not less than six (6) years from the Closing, provisions in its Organizational Documents concerning the indemnification and exculpation (including relating to expense advancement) of such Acquired Company’s former and current officers, directors and managers that are no less favorable to those Persons than as set forth in the Organizational Documents as of the date hereof and (ii) to not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law.

(b) The Sellers will purchase at or prior to the Closing and thereafter maintain, at the Buyer’s sole cost and expense, a “tail” policy providing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Closing Date for the benefit of those Persons who are covered by any Acquired Company’s (or their respective Affiliates) directors’ and officers’ liability insurance policies as of the date hereof or at the Closing, with respect to matters occurring prior to the Closing; provided, that in no event shall the premium for such coverage exceed $75,000.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.4 shall survive the Closing indefinitely and shall be binding on all respective successors and assigns of the Buyer and the Acquired Companies. In the event that the Buyer or the Acquired Companies (or any of them) or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and Assets to any Person, then, and in each such case, the Buyer shall use commercially reasonable efforts to cause proper provision to be made so that the successors and assigns of the Buyer or the Acquired Companies, as the case may be, shall succeed to the obligations set forth in this Section 6.4.

Section 6.5 Transfer Taxes. All Transfer Taxes imposed on or with respect to the transactions contemplated by this Agreement shall be borne and paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Sellers; provided, however, that the Sellers shall be solely responsible for all Transfer Taxes arising from or in connection with the Pre-Closing Reorganization. The Parties shall (x) use commercially reasonable efforts to agree, within sixty (60) days following the date hereof, on the fair market value of each Property the transfer (or indirect transfer) of which is reasonably expected to be subject to Transfer Tax (including any Transfer Tax imposed by New York, California or Pennsylvania) for purposes of determining the amount of Transfer Taxes due and payable with respect to the transactions contemplated by this Agreement (including the Pre-Closing Reorganization) and (y) following the expiration of such sixty (60) day period, submit any remaining disputed values for resolution to an independent valuation expert reasonably acceptable to the Parties. Furthermore, upon request by the Party required by Law to file any Tax Returns with respect to such Transfer Taxes, the non-filing Parties shall reasonably cooperate in the preparation and filing of such Tax Returns; provided, that the Sellers shall be responsible for preparing and timely filing any Tax Returns with respect to any real estate Transfer Taxes, which Tax Returns shall be filed consistently with the fair market values determined pursuant to the preceding sentence.

Section 6.6 Tax Matters.

(a) The Sellers shall grant to the Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of the Sellers (including workpapers and correspondence with Taxing Authorities), and shall afford the Buyer (or its designees) the right (at the Buyer’s expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. The previous sentence shall, under no circumstances, be construed to grant the Buyer access to any consolidated federal income Tax Returns or consolidated or unitary state Tax Returns which include the Sellers or any of its Affiliates for any taxable year. The Buyer shall grant or cause the Acquired Companies to grant to the Sellers (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of the Buyer (including workpapers and correspondence with Taxing Authorities) and to the employees of the Acquired Companies, in each case, solely with respect to a Pre-Closing Tax Period, and shall afford the Sellers (or its designees) the right (at Sellers’ expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Sellers (or their designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, the Sellers and the Buyer will preserve all information, records or documents in their respective possessions relating to liabilities for Taxes of the Acquired Companies for any Pre-Closing Tax Period until six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes.

(b) The Parties shall cooperate in good faith to agree on the allocation of the Purchase Price among the Acquired Interests on or before the third Business Day before the Closing Date. If the Parties reach such an agreement, then the Purchase Price Allocation Schedule and any Allocation under Section 6.6(c) shall be consistent with such agreement.

(c) Notwithstanding anything to the contrary in this Agreement, the Sellers shall prepare and provide to the Buyer within ninety (90) days after all adjustments to the Purchase Price pursuant to Section 2.5 have been completed in accordance with the terms thereof, a schedule (the “Purchase Price Allocation Schedule”) allocating the amounts paid and the liabilities assumed in connection with the transactions contemplated by this Agreement, adjusted as necessary to determine the purchase price of the Purchased Assets for U.S. federal income tax purposes (the “Tax Allocation Purchase Price”), among the Purchased Assets that the Buyer is deemed to purchase for U.S. federal income tax purposes. The Purchase Price Allocation Schedule shall be prepared in accordance with the general principles of Section 1060 of the Code and the Treasury Regulations pursuant thereto or any successor provision. If the Buyer objects to such draft of the Purchase Price Allocation Schedule, then the Parties shall use commercially reasonable efforts to resolve the disputed items and agree in writing to an allocation of the Tax Allocation Purchase Price among the Purchased Assets of the Acquired Companies that is consistent with the allocation methodology provided by Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). If the Parties reach a written agreement, then the Parties agree to file all Tax Returns in a manner consistent with the Allocation and not take any position that is inconsistent with such Allocation. If the Parties do not agree in writing to an Allocation within ninety (90) days after the Sellers provide the draft of the Purchase Price Allocation Schedule (whether or not the Buyer has provided any objection), then the Parties shall have no further obligations pursuant to this Section 6.6(c), and each of the Parties shall file Form 8594 based on its own determination of the Tax Allocation Purchase Price allocable to each of the Purchased Assets.

(d) The Parties agree that all Transaction Tax Deductions that are deductible by any of the Acquired Companies at a “more likely than not” or higher level of comfort in a Pre-Closing Tax Period shall be reported by the applicable Acquired Companies with respect to any Pre-Closing Tax Period, and neither the Buyer nor its Affiliates will claim any deduction with respect to such payments for U.S. federal, state or local income Tax purposes.

(e) The Sellers shall, at the Sellers’ expense, prepare and timely file, or cause to be prepared and timely filed, all Pass-Through Tax Returns of the Acquired Companies for any Pre-Closing Tax Period that are due after the Closing Date (taking into account applicable extensions). All such Pass-Through Tax Returns shall be prepared and filed in a manner consistent with past practice unless otherwise required by applicable Law and shall be submitted to the Buyer at least thirty (30) days prior to the due date for filing thereof for the Buyer’s review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Pass-Through Tax Returns for any Straddle Period that are due after the Closing Date (taking into account applicable extensions). The Buyer shall provide the Sellers with copies of such Tax Returns at least thirty (30) days prior to the due date for filing thereof for its review and comments and shall consider in good faith the Sellers’ reasonable comments. For purposes of preparing any Pass-Through Tax Return for any Straddle Period, the Parties agree that any Acquired Company that is a partnership for U.S. federal income Tax purposes shall make or have in effect an election pursuant to Section 754 of the Code for the taxable period that includes the Closing.

(f) If the Buyer or any of its Affiliates or Sellers or any of their Affiliates receive any written notice of any Tax audit, Claim or similar contest after the Closing with respect to a Pass-Through Tax Return for any Pre-Closing Tax Period or Straddle Period (each, a “Pass-Through Tax Claim”), the Buyer shall promptly notify the Sellers or the Sellers shall promptly notify the Buyer, as applicable, in writing of such Pass-Through Tax Claim. The Sellers shall have the right to control the conduct of any Pass-Through Tax Claim with respect to any Pre-Closing Tax Period that is not a Straddle Period; provided, that (i) the Sellers shall keep the Buyer reasonably informed regarding the process and substantive aspects of such Pass-Through Tax Claim, (ii) the Buyer shall be entitled to participate in any such Pass-Through Tax Claim at its own expense, and (iii) the Sellers shall not settle any such Pass-Through Tax Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). The Buyer shall have the right to control the conduct of any Pass-Through Tax Claim with respect to a Straddle Period and any other Pass-Through Tax Claim the Sellers do not elect to control; provided, that (x) the Buyer shall keep the Sellers reasonably informed regarding the process and substantive aspects of such Pass-Through Tax Claim, (y) the Sellers shall be entitled to participate in any such Pass-Through Tax Claim at the Sellers’ expense, and (z) the Buyer shall not settle any such Pass-Through Tax Claim without the prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, with respect to any Pass-Through Tax Claim, the Buyer shall have the right to cause the Sellers or the applicable Acquired Company to make (and the Sellers shall cause their Affiliates to cooperate in making), a “push-out” election pursuant to Section 6226 of the Code (or any corresponding or similar state or local Tax Law) with respect to any partnership adjustment for a Pre-Closing Tax Period or Straddle Period.

(g) For purposes of this Agreement, with respect to Taxes of the Acquired Companies relating to a Straddle Period, the portion of any such Tax that is allocable to the taxable period ending on the Closing Date shall be (i) in the case of any property or other similar Taxes that are imposed on a periodic basis, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of any other Taxes, determined based on an interim closing of the books of the applicable Acquired Company as of the end of the day on the Closing Date.

Section 6.7 Announcements. No press release or other public announcement relating to this Agreement or the transactions contemplated hereby shall be issued or made by either the Buyer or any Seller, or any of their Affiliates or Representatives, without the consent of the Buyer or the Sellers, as the case may be, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that a press release or other public announcement, regulatory filing, statement or comment made without such consent, including in furtherance of the requirements of Section 6.1, shall not be in violation of this Section 6.7 if it is made in order to comply with applicable Laws or stock exchange rules and in the reasonable judgment of the Party or Affiliate making such release or announcement, based upon written advice of counsel, prior review if legally permissible and reasonably practicable, despite commercially reasonable efforts to obtain the same, would prevent dissemination of such release or announcement in a sufficiently timely fashion to comply with such applicable Laws or rules; provided, further, that in all instances the Buyer or the Sellers, as the case may be, shall provide prompt notice of any such release, announcement, statement or comment to the other Party; provided, further, that the foregoing shall not limit or otherwise apply to (a) any party’s or its Affiliates’ ability to (i) make non-public announcements and statements to its employees and other stakeholders (including regulators, suppliers, customers and other business partners), or (ii) make any announcements in the ordinary course of business that do not relate specifically to the signing of this Agreement or the transactions contemplated hereby, or (b) Buyer’s, Sellers’ or their respective Affiliates’ ability to (x) make announcements or statements in response to questions from the press, analysts, investors or those attending industry conferences, provided, that in each case, Buyer and its Affiliates shall not disclose any information related to the Material Contracts of any Acquired Company that would be prohibited under the terms of the Confidentiality Agreement, or (y) make disclosures in documents (including exhibits and all other information incorporated therein) filed or furnished by Buyer or its Affiliates with the Securities Exchange Commission. The Sellers shall provide the Buyer with a draft of its communication plan for announcing the transactions contemplated hereby to the O&M Agreement Workers and/or O&M Contractors, shall consider in good faith any comments provided by the Buyer on such communication plan, and shall not finalize or enact any such communication plan without the prior written consent of the Buyer (such consent not to be unreasonably, withheld conditioned or delayed).

Section 6.8 Books and Records. From and after the Closing, the Sellers and their Affiliates shall be entitled to retain (a) documents, files, information and communications referenced in Section 11.5, and (b) copies (at the Sellers’ sole cost and expense) of any books, records, documents and communications (including communications with, or other materials or information shared between or among, the Sellers, any of the Acquired Companies or any of their respective Affiliates, on the one hand, and any vendors or service providers of the Sellers or any of the Acquired Companies (including PurEnergy Management Services, LLC), on the other hand), which pertain solely to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Subject to Section 11.5 (and excluding materials relating to the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including any communications with, or other materials or information shared between or among, the Sellers, any of the Acquired Companies or any of their respective Affiliates, on the one hand, and any vendors or service providers of the Sellers or any of the Acquired Companies (including PurEnergy Management Services, LLC), on the other hand), the Sellers shall at the Closing and to the extent within the Sellers’ or the Acquired Companies’ control, deliver, direct to be delivered or otherwise make available to the Buyer, and the Buyer, to the extent necessary to prepare Tax Returns of the Acquired Companies or to comply with applicable Laws, shall use commercially reasonable efforts to cause the Acquired Companies to retain, for at least six (6) years after the Closing Date, all books, records and other documents pertaining to the Acquired Companies’ businesses that relate to the period prior to the Closing Date (provided, that the forgoing obligation shall be interpreted only to require the Buyer to provide access with respect to items in its possession and otherwise to exercise its rights under the Organizational Documents with respect to providing access to items not in its possession), including, without limitation, Tax Returns and supporting documentation relating to the Acquired Companies’ businesses or the Acquired Companies’ Assets, and, for such period, to the extent necessary to prepare Tax Returns of the Acquired Companies or to comply with applicable Laws, to (i) cause the same to be available after the Closing Date for inspection and copying by the Sellers or their Representatives at the Sellers’ sole cost and expense and (ii) grant the Sellers and their Representatives access to the personnel and representatives of the Acquired Companies during regular business hours without significant disruption to the Acquired Companies’ businesses and upon reasonable request and upon reasonable advance notice. At and after the expiration of such period, if the Sellers or any of their Affiliates have previously requested in writing that such books and records be preserved, the Buyer shall use commercially reasonable efforts to cause the Acquired Companies to, either preserve such books and records for such reasonable period as may be requested by the Sellers or transfer such books and records to the requesting Seller or its designated Affiliates at such Seller’s sole cost and expense. In the event the Buyer, the Acquired Companies or their respective Affiliates wish to destroy any such books, records or other documents after such time, the Buyer shall provide to the Sellers a reasonable opportunity, at the Sellers’ sole cost and expense, and to the extent permitted by applicable Law, to make copies of or remove such books, records or other documents.

Section 6.9 Confidentiality. Each Party acknowledges that all information, documents and other materials provided or made available to it in connection with this Agreement and the consummation of the transactions contemplated hereby is Confidential Information (as defined in the Confidentiality Agreement) subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to Confidential Information relating solely to the Acquired Companies. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. For a period of two (2) years from and after the Closing and except as otherwise provided in Section 6.7, each Seller agrees that, without the prior written consent of the Buyer or an authorized representative of the Buyer (not to be unreasonably withheld, conditioned or delayed), no Seller shall, and shall cause its Affiliates and its and their respective Representatives not to, disclose to any other Person (other than such Seller’s and its Affiliates’ respective (i) directors, officers, employees, attorneys, accountants and other representatives who have a need to know such information, and (ii) actual or potential direct or indirect equityholders (including co-investors), members, limited partners and investors so long as such Persons are bound by obligations of confidentiality in respect of any such information disclosed to them), any Confidential Information regarding the Acquired Company Group, except (A) to the extent such disclosure is required by or requested pursuant to applicable Law (including by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), in which event such Seller shall (1) if legally permitted, promptly inform the Buyer (in advance, if practicable) of any such required or requested disclosure, (2) reasonably cooperate with the Buyer in obtaining a protective order or other protection in respect of such required or requested disclosure and (3) limit such disclosure to the fullest extent possible while still complying with such requirements, (B) in connection with any Claim to enforce, or as otherwise permitted or required by, this Agreement or the other Transaction Documents or (C) as reasonably necessary to comply with such Seller’s or its Affiliates’ respective Tax or regulatory requirements. In addition, during the Interim Period, the Sellers and their respective Affiliates agree to the confidentiality restrictions set forth on Schedule 6.9.

Section 6.10 R&W Insurance Policy. Should the Buyer obtain the R&W Insurance Policy, such R&W Insurance Policy will be at the expense of the Buyer, and the Buyer shall: (a) be responsible for the payment of all applicable premiums, fees, costs and Taxes payable thereunder; and (b) ensure that the terms of the R&W Insurance Policy provide a waiver of the insurer’s subrogation rights thereunder against the Sellers or any of their Affiliates or Representatives and provide that no insurer or Person claiming through an insurer in relation to the R&W Insurance Policy may bring any claim against any Seller or any of their Affiliates or Representatives by way of subrogation, claim for contribution or otherwise, in each such case, except in the case of Fraud, and not agree to any amendment, modification, variation or waiver of the R&W Insurance Policy in a manner inconsistent with this clause (b). The Buyer and the Sellers acknowledge that obtaining or maintaining the R&W Insurance Policy is not a condition to the

Closing, and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions to Closing set forth in Article VII and Article VIII, to consummate the transactions contemplated by this Agreement on the terms and conditions set forth herein. The Buyer agrees (on behalf of itself and each of its Affiliates) that none of the Sellers, their Affiliates or their respective Representatives shall have any liability whatsoever for or under the R&W Insurance Policy, except in the case of Fraud. Notwithstanding anything to the contrary herein, the limitations of liability set forth in this Agreement shall still apply if the R&W Insurance Policy is not issued or is revoked, cancelled or modified in any manner after issuance or if the insurer denies coverage for, or is unable or otherwise declines to pay, any claim for losses thereunder.

Section 6.11 Further Assurances.

(a) Subject to the terms and conditions of this Agreement (including the limitations set forth in Section 6.1 which shall take precedence over this Section 6.11), each Party shall use commercially reasonable efforts to, (at its own cost and expense) at any time and from time to time, upon reasonable request of another Party, (i) do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged and delivered, all such further acts, transfers or assignments as may be reasonably required to consummate the transactions in accordance with the terms hereof and to cause to be fulfilled the closing conditions set forth in Article VII and Article VIII applicable to such Party, and (ii) take such other actions as may be reasonably required in order to carry out the intent of this Agreement; provided, that in no event shall any Party be required to take any action which in the written opinion of its legal counsel, is unlawful or would or could constitute a violation of any applicable Law or require the approval of any Governmental Authority (other than a Buyer Approval or a Sellers Approval), and provided, further, that for the avoidance of doubt, this Section 6.11 shall not be deemed to expand or increase a Party’s obligations under this Agreement with respect to any other specific covenant set forth in this Agreement, including Section 6.1.

Section 6.12 KYC; Ratings Reaffirmation. The Buyer shall use commercially reasonable efforts, at its sole cost and expense, (a) upon request and from time to time, promptly furnish to the lenders, issuing banks, agents and arrangers under the Financing Agreement all documentation and other information reasonably required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time), (b) take such steps as are required to obtain a Ratings Reaffirmation prior to the Closing, including promptly furnishing to the applicable Seller and/or the corresponding rating agency all information and documentation necessary to obtain a Ratings Reaffirmation (after giving effect to the transactions contemplated by this Agreement that otherwise would give rise to a “Change in Control” under and as defined in the Financing Agreement), and (c) upon request and from time to time, execute (if applicable) and deliver such documents or instruments as may be reasonably necessary or advisable under the Financing Agreement or any other Financing Document in order to effect, or otherwise in connection with, the transactions contemplated by this Agreement. The Sellers shall and shall cause the Acquired Companies and the Company Representatives to and shall direct the O&M Contractors to cause the O&M Workers to, reasonably cooperate with Buyer, at Buyer’s sole cost and expense, as reasonably requested by Buyer to promptly after the date hereof, initiate, pursue and complete the Rating Reaffirmation process, including by providing all reasonably requested materials and information, responding to questions and making available, upon reasonable prior notice and during normal business hours, Company Representatives and O&M Workers in each case in connection therewith.

Section 6.13 Employee Matters.

(a)

(i) Within two Business Days after the Effective Date, the Sellers shall direct the applicable Acquired Companies to, in compliance with each applicable O&M Agreement or as otherwise mutually agreed upon between the Buyer and each such Acquired Company and the O&M Contractors, provide written notice (in a form to be approved by Buyer) to each applicable O&M Contractor that (A) this Agreement has been entered into, and (B) the Buyer and its Affiliates would like to engage in discussions with each O&M Contractor to discuss the relevant O&M Agreement and O&M Agreement Workers. Prior to Closing, Buyer and its Affiliates must notify Seller of the dates and times of when such discussions with each O&M Contractor will take place, and Seller will have the right to have a representative present for such discussions. Buyer will assume the O&M Agreements effective as of the Closing. In accordance with the provisions of the O&M Agreements, the Sellers shall notify the O&M Contractors in advance of the Closing that Buyer will assume the O&M Agreements effective as of the Closing.

(ii) Beginning on the Effective Date, the Sellers shall cause the Acquired Companies to use commercially reasonable efforts to promptly allow, and use commercially reasonable efforts to cause the O&M Contractors to allow, the Buyer and its Affiliates direct access to (A) the O&M Contractors to facilitate the discussions referred to in this Section 6.13, (B) the information pertaining to the material components of the O&M Agreements, including but not limited to, underlying vendor and financial information pertaining to each O&M Agreement and each O&M Agreement Worker, (C) any unions covering O&M Agreement Workers (but at all times in accordance with the applicable Labor Agreement), and (D) the O&M Agreement Workers at reasonable times during normal business hours at the work locations of the O&M Agreement Workers for interview and discussion regarding employment with the Buyer or its Affiliates, so long as such discussions do not materially interfere with ordinary course business operations of the applicable Projects and provided Sellers have been notified in advance of the dates and times of when such discussions will take place and have been given the opportunity to have a representative present for such discussions to the extent such representative is available during such dates. Following the Closing, the Buyer or its applicable Affiliate may make written employment offers (each, an “Employment Offer”) to the O&M Agreement Workers (or a subset thereof). Each Employment Offer shall provide the applicable O&M Agreement Worker with at least seven (7) days to consider the Employment Offer.

(b) Each Employment Offer shall be contingent on the O&M Agreement Worker passing a background check to Buyer’s satisfaction, the O&M Agreement Worker timely and properly completing a Form I-9, the O&M Agreement Worker being authorized to work in the United States, and the O&M Agreement Worker completing any other onboarding requirements of the Buyer or its Affiliate, including executing any confidentiality or other restrictive covenant agreement required by the Buyer or its Affiliate. Each Employment Offer shall provide for employment at the same geographic work location to which the O&M Agreement Worker is assigned as of immediately prior to the Closing Date (provided, that, an O&M Agreement Worker may be assigned to any facility within the same complex as the facility to which the O&M Agreement Worker is assigned as of immediately prior to the Closing Date) and shall further provide for (i) a base annual salary or wage rate that is no less than the base annual salary or wage rate that is in effect for such O&M Agreement Workers immediately prior to the Closing Date, (ii) cash bonus and incentive compensation opportunities (excluding for the avoidance of doubt, equity and equity-based compensation, retention, change in control or other similar bonuses) that are substantially comparable in the aggregate to the cash bonus and incentive compensation opportunities (excluding equity and equity-based compensation, retention, change in control or other similar bonuses) provided to such O&M Agreement Workers immediately prior to the Closing Date, and (iii) employee benefits (excluding for the avoidance of doubt, equity and equity-based compensation, retention, change in control or other similar bonuses, defined benefit pension and retiree medical or welfare benefits, but, including paid time off benefits and severance) that are substantially comparable in the aggregate to the employee benefits provided under the benefit plans, programs or arrangements available to such O&M Agreement Workers as of the Closing Date (clauses (i) through (iii), collectively, the “Employment Terms”). For each O&M Agreement Worker who does not receive an Employment Offer from Buyer or one of its Affiliates (for any reason other than a failure to pass a background check to Buyer’s satisfaction or failure to be authorized to work in the United States), or who receives an Employment Offer from Buyer or one of its Affiliates that is not consistent with the Employment Terms and rejects such Employment Offer, the Buyer will work directly with the O&M Contractor to pay or cause to be paid to the O&M Agreement Worker, subject to, in each case, such O&M Agreement Worker’s execution and non-revocation of a general release of claims, an amount equal to twelve (12) months of the relevant O&M Agreement Worker’s current base salary, which amount will be offered to the O&M Agreement Worker(s) as severance.

(i) O&M Agreement Workers who accept an Employment Offer and commence working for the Buyer or its Affiliates following the Closing shall be referred to in this Agreement as “Continuing Employees.” For a period of twelve (12) months following the Closing Date (or such shorter period as a Continuing Employee is continuously employed by the Buyer or its Affiliates) (the “Post-Closing Term”), the Buyer or its applicable Affiliates shall ensure that each Continuing Employee receives, at a minimum, the Employment Terms. Any Continuing Employee whose employment is terminated by the Buyer or one of its Affiliates without cause (as may be determined by Buyer) before the end of the Post-Closing Term shall receive, subject to, in each case, such Continuing Employee’s execution and non-revocation of a general release of claims, severance in an amount equal to the greater of the Continuing Employee’s base salary for the remainder of the Post-Closing Term or two (2) weeks of the Continuing Employee’s current base salary for each year the Continuing Employee has provided service at the relevant plant.

(c) During the Post-Closing Term, the Buyer shall, and shall cause its Affiliates to, use its and their commercially reasonable efforts to:

(i) give each Continuing Employee full credit for purposes of eligibility, vesting, benefit accrual and determination of the level of benefits (but not for benefit accrual purposes under any defined benefit pension plan or for any purpose under the Buyer’s or its Affiliates’ milestone or service time awards programs) under any Benefit Plan that such Continuing Employee is eligible to participate in after the Closing for such Continuing Employee’s service to the same extent provided under the Benefit Plans sponsored or maintained by an O&M Contractor in which such Continuing Employee was a participant and received similar types of benefits immediately prior to the Closing; provided, that the foregoing shall not apply in a manner that would result in the duplication of benefits for the same period of service, and the foregoing shall not apply with respect to any new plan that is established in the future that does not credit to any participant therein any service accrued prior to its effective date;

(ii) waive all limitations as to preexisting conditions exclusions, waiting periods and similar limitations with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare Benefit Plans that such Continuing Employee may be eligible to participate in after the Closing to the extent such limitations or waiting periods were or would have been waived or satisfied under the Benefit Plans sponsored or maintained by an O&M Contractor in which such Continuing Employee was a participant and received similar types of benefits immediately prior to the Closing; and

(iii) to the extent permissible under applicable Laws, provide each Continuing Employee with credit for any co-payments and deductibles paid by a Continuing Employee with respect to a Benefit Plan sponsored or maintained by an O&M Contractor in the plan year in which the Closing occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plans in which the Continuing Employees are eligible to participate after the Closing.

(d) Notwithstanding anything to the contrary in this Section 6.13, the terms and conditions of employment for any O&M Agreement Worker who is covered by a Labor Agreement shall be governed by the applicable Labor Agreement until the expiration, modification or termination of such Labor Agreement in accordance with its terms or applicable Laws. At the Buyer’s election, the Sellers shall require that the Acquired Companies use commercially reasonable efforts to cause the O&M Contractors to extend the term of any Labor Agreements to which they are a party, that cover any O&M Agreement Worker, and that are set to expire in 2025, for twelve (12) months, in order to preserve the Buyer’s ability to engage directly with the O&M Contractor and/or the applicable union. Following the Effective Date, the Sellers shall require the applicable Acquired Companies to (A) require the O&M Contractors that are parties to , or that at any time prior to Closing intend to negotiate, bargain over, agree to, or become bound by, any

Labor Agreement covering O&M Agreement Workers to (1) promptly notify the Acquired Companies of any material developments in the extension, renewal, negotiations, bargaining and/or amendment of any Labor Agreement covering O&M Agreement Workers, and (2) provide the Acquired Companies with copies of any written correspondence, proposals, or draft agreements exchanged with any labor union or representative relating to any such Labor Agreement developments; (B) promptly notify Buyer of such developments and promptly provide Buyer with such correspondence, proposals and draft agreements, and promptly notify Buyer of any negotiations relating to any Labor Agreement any Acquired Company seeks to negotiate, bargain over, agree to or become bound by and promptly provide Buyer with any written correspondence, proposals, or draft agreements exchanged with any labor union or representative relating to any such Labor Agreement; and (C) use commercially reasonable efforts to minimize amendments or agreements to any Labor Agreements covering O&M Agreement Workers that would adversely affect the Acquired Company.

(e) This Section 6.13 shall be binding upon and inure solely to the benefit of each Party to this Agreement, and nothing in this Section 6.13, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever, as a third-party beneficiary or otherwise, under or by reason of this Section 6.13. The terms of this Agreement, including this Section 6.13, shall not be deemed to (i) establish, amend, or modify any benefit plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by the Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies), or (ii) confer upon any current or former employee or other Person, any right to employment or continued employment or continued service with the Buyer or any of its Affiliates (including, following the Closing, the Acquired Companies), or constitute or create an employment or agreement with, or modify the at-will status of any, employee, Continuing Employee, O&M Agreement Worker or other Person.

Section 6.14 Use of Name. Within forty-five (45) days following the Closing, the Buyer shall, and shall cause the Acquired Companies to, cease using the words “Lotus” or “Starwood” and any word or expression similar thereto or constituting an abbreviation, derivation or extension thereof (the “Seller Marks”), including eliminating the Seller Marks from their property and the Assets and disposing of any unused stationery and literature of the Acquired Companies bearing the Seller Marks. Thereafter, the Buyer shall cause the Acquired Companies and their respective Affiliates not to use the Seller Marks.

Section 6.15 Support Obligations.

(a) The Buyer shall use its commercially reasonable efforts to replace and effect the release of, effective as of Closing, any Support Obligations that are listed on Schedule 6.15, including any additional credit support required to be provided by the Sellers or any of their Affiliates (other than the Acquired Companies) during the Interim Period with respect to the Acquired Companies, the property or assets of any Acquired Company, including the Project, or the operation thereof (collectively, the “Support Obligations”) in accordance with the terms of this Agreement.

(b) To the extent any Support Obligation is not replaced and the Sellers and their Affiliates are not released therefrom on or prior to Closing in accordance with this Section 6.15, the Buyer (i) shall continue to use its commercially reasonable efforts to promptly replace all Support Obligations and effect a full release of the Sellers and their respective Affiliates (other than the Acquired Companies), and (ii) if any such Support Obligation is drawn upon after the Closing, shall promptly reimburse the Sellers to the extent any Support Obligation is drawn upon and the Sellers or any of their Affiliates makes any payment or is obligated to reimburse the party issuing such Support Obligation for the applicable drawn amount (including any related fees, penalties or interest that may be incurred in connection with the drawing of any such Support Obligation). Furthermore, during the period beginning on the Closing Date and ending on the date on which the Sellers and their Affiliates no longer directly or indirectly retain, remain liable for or have any credit exposure with respect to any Support Obligation that is not replaced prior to or at Closing, the Buyer shall reimburse (or cause an Acquired Company to reimburse) to the Sellers, on a monthly basis (promptly following the end of each month and provided reasonable supporting documentation has been provided to the Buyer), the amount of any out of pocket costs or expenses (including interest required to be paid on the aggregate outstanding amount of such Support Obligations, if any), if any, that the Sellers and their Affiliates, directly or indirectly have paid to the applicable Support Obligation counterparties to maintain in effect such Support Obligations (including with respect to any such interest, at a rate equal to the interest rate that the Sellers or their Affiliates, as applicable, are responsible to pay with respect to such Support Obligations).

(c) The Sellers (or their applicable Affiliates) shall maintain any Support Obligation that has not been replaced without amendment or modification thereunder (and comply in all material respects with its terms) until the earlier of (i) the date on which it is replaced by the Buyer or is otherwise no longer required or (ii) twelve (12) months after the Closing.

Section 6.16 Distributions and Other Payments. Between the Calculation Time and the Closing, the Sellers shall not, directly or indirectly, (a) declare, set aside or pay any dividends, or otherwise make any distribution with respect to the Acquired Interests, (b) incur or repay any Indebtedness, or incur or pay any expenses that, if not paid as of the Calculation Time, would constitute Outstanding Transaction Expenses, or (c) otherwise use any Cash for the benefit of the Sellers or any Affiliate thereof (other than any Acquired Company), and the Sellers will not permit any Acquired Company to do any of the foregoing.

Section 6.17 Pre-Closing Reorganization.

(a) The Sellers shall (i) transfer to any of the Sellers or any of their Affiliates (other than an Acquired Company) prior to Closing substantially in the manner described on Schedule 6.17 each of the Excluded Entities and all Liabilities associated therewith without any continuing Liability to any Acquired Company or the Buyer, and (ii) transfer Garrison Energy Center LLC to an Acquired Company in the Edgewater Company Group, in each case of (i) and (ii), in compliance with the Financing Documents (such transfers as described in clauses (i) and (ii), together with the other transactions set forth in this Section 6.17 or Schedule 6.17, in each case without any continuing Liability to any Acquired Company or the Buyer, the “Pre-Closing Reorganization”). The Sellers shall provide the Buyer with drafts of all documents and instruments necessary to effect the Pre-Closing Reorganization at least five (5) Business Days prior to the execution thereof and shall consider in good faith any comments provided by the Buyer. Prior to the Closing, the Sellers shall use commercially reasonable efforts to (x) obtain any required consents under the Financing Documents, any Material Contract or Permit, under applicable Law or otherwise in connection with the Pre-Closing Reorganization, (y) assign, to the third-party purchaser of Vermillion Power, L.L.C., that certain Purchase Commitment Agreement, dated as of December 23, 2022, including all subsequent purchase orders entered into in connection therewith, by and between Edgewater Generation, L.L.C. (on behalf of Fairless Energy, L.L.C. and Vermillion Power, L.L.C.) and General Electric International, Inc., and (z) cause Cobalt Power LLC to assign to Garrison Energy Center LLC the Operation and Maintenance Agreement for Garrison Energy Center by and between Cobalt Power, L.L.C. and IHI Power Services Corp., dated June 27, 2019 (the “Garrison O&M Agreement”), including obtaining any applicable consent for the same in connection with clauses (i) through (iii) without any continuing Liability to any Acquired Company or the Buyer.

(b) The Sellers shall, and shall cause the Acquired Companies to, use their respective commercially reasonable efforts to replace and effect the release of, effective as of Closing, all of the credit support specified in or contemplated by items 4, 6, and 7 of Schedule 6.17 (collectively, the “Excluded Entity Support Obligations”) in accordance with the terms of this Section 6.17.

(c) To the extent any Excluded Entity Support Obligation is not replaced and the applicable Acquired Company is not released therefrom on or prior to Closing in accordance with this Section 6.17, the Sellers shall and shall cause their respective Affiliates to (i) continue to use their respective commercially reasonable efforts to promptly replace all Excluded Entity Support Obligations and effect a full release of the applicable Acquired Companies, (ii) deliver to the Buyer and the Acquired Companies at the Closing one or more irrevocable standby letters of credit issued by a commercial bank having at the time of such issuance ratings of at least A- by Standard & Poor’s and at least A3 by Moody’s Investor Services, Inc. and naming the applicable Acquired Companies as beneficiaries or deposit into a third party escrow account with a national financial institution with a unilateral instruction right in favor of the applicable Acquired Companies, in either case in an amount equal to the aggregate maximum amount payable by the applicable Acquired Companies under all such Excluded Entity Support Obligations (collectively, the “Backstop Amount”), and (iii) if any such Excluded Entity Support Obligation is drawn upon after the Closing, promptly reimburse the Buyer and its Affiliates (including the applicable Acquired Companies) to the extent any Excluded Entity Support Obligation is drawn upon and the Buyer or its Affiliates (including the Acquired Companies) make any payment or are obligated to reimburse the party issuing such Excluded Entity Support Obligation for the applicable drawn amount (including any related fees, penalties or interest that may be incurred in connection with the drawing of any such Excluded Entity Support Obligation) in any such case to the extent that such amounts are in excess of the applicable Backstop Amount for such Excluded Entity Support Obligation. Furthermore, during the period beginning on the Closing Date and ending on the date on which the Buyer and its Affiliates (including the Acquired Companies) no longer directly or indirectly retain, remain liable for or have any credit exposure with respect to any Excluded Entity Support Obligation that is not replaced prior to or at Closing, the Sellers shall reimburse (or cause an Affiliate to reimburse) to the Buyer, on a monthly basis (promptly following the end of each month and provided reasonable supporting documentation has been provided to the Sellers), the amount of any out of pocket costs or expenses (including interest required to be paid on the aggregate outstanding amount of such Excluded Entity Support Obligations, if any), if any, that the Buyer and its Affiliates (including the Acquired Companies), directly or indirectly, have paid to the applicable Excluded Entity Support Obligation counterparties to maintain in effect such Excluded Entity Support Obligations (including with respect to any such interest, at a rate equal to the interest rate that the Buyer or its Affiliates, as applicable, are responsible to pay with respect to such Excluded Entity Support Obligations) in any such case to the extent that such amounts are in excess of the applicable Backstop Amount for such Excluded Support Obligation.

(d) The applicable Acquired Companies shall maintain any Excluded Entity Support Obligation that has not been replaced prior to the Closing without amendment or modification thereunder (and comply in all material respects with its terms) until the earlier of (i) the date on which it is replaced by the Sellers or their respective Affiliates or is otherwise no longer required or (ii) twelve (12) months after the Closing. Upon any replacement or termination of any Excluded Entity Support Obligation that survived the Closing and was accounted for in the Backstop Amount, the letter of credit in respect of such Backstop Amount shall be terminated or, if the Backstop Amount was a deposited into an escrow account, the Buyer shall cause the applicable Acquired Company to instruct the escrow agent to deliver to the Sellers an amount equal to the applicable Backstop Amount with respect to such Excluded Entity Support Obligation less (x) any amounts used to satisfy the Acquired Companies’ obligations under such Excluded Entity Support Obligation, (y) any amounts used to satisfy the Sellers’ reimbursement obligation under this Section 6.17 and (z) any reasonable and documented costs and expenses, including reasonable legal fees, and Taxes incurred or paid by the Buyer and its Affiliates (including the Acquired Companies) in connection with such Excluded Entity Support Obligation or the recovery of the applicable Backstop Amount.

Section 6.18 Casualty and Condemnation.

(a) If during the Interim Period any Project is damaged or destroyed by any casualty event (“Casualty Loss”) or is taken by any condemnation event (“Condemnation”), then unless otherwise mutually agreed by the Parties, within fifteen (15) days of such event, the Sellers shall request Bechtel Corporation or another qualified independent firm reasonably acceptable to the Parties (the “Casualty Appraiser”) to prepare an estimate of the damage arising from the Casualty Loss or the value of the property taken by such Condemnation within thirty (30) days following such event, which shall include (i) in the case of such a Casualty Loss, the sum of (A) the cost of restoring such Project damaged or destroyed by such event to a condition reasonably comparable to its condition immediately prior to such Casualty Loss, plus (B) the amount of any lost profits with respect to such Project reasonably expected to accrue after the Closing as a result of such Casualty Loss, or (ii) in the case of a Condemnation, the condemnation value therefor, in the case of clauses (i) and (ii), net of and after giving effect to (x) any insurance, condemnation award or other third-party proceeds reasonably expected by the Sellers in good faith to be available to the applicable Acquired Company for such event (“Casualty Proceeds”), (y) any amounts expected to be expended by the applicable Acquired Company prior to the Calculation Time to restore damage caused by such Casualty Loss (provided, such amounts are expended prior to the Calculation Time), and (z) any adjustments (if any) relating to such Casualty Loss or condemnation that are to be included in Net Working Capital (as applicable, such estimate being a “Casualty Estimate”). Any Casualty Estimate shall be prepared based on the best reasonably available information as of the date of such Casualty Estimate, and if the Closing is expected to occur prior to the end of the thirty (30)-day period referenced above, then the determination of such Casualty Estimate shall not delay, impair or otherwise affect the Closing Date, except that the Closing Date and, if the Outside Date would occur prior to such extended Closing Date, the Outside Date, shall, subject to Section 9.1(c), be extended to the thirtieth (30th) day after such Casualty Estimate is made (or if such day is not a Business Day on the next Business Day immediately thereafter).

(b) Notwithstanding the provisions of Section 6.18(a), if the amount equal to the sum of Casualty Estimates with respect to all Casualty Loss and Condemnation events (such aggregate amount, “Aggregate Casualty Estimate”) is equal to or less than one percent (1%) of the Base Purchase Price, then the corresponding Aggregate Casualty Estimate shall not be taken into account for the purposes of determining whether the conditions set forth in Article VII have been satisfied and it shall not result in any reduction in the Base Purchase Price.

(c) If the amount equal to the Aggregate Casualty Estimate with respect to all Casualty Loss and Condemnation events is greater than one percent (1%) but does not exceed ten percent (10%) of the Base Purchase Price, then the Base Purchase Price shall automatically be reduced by an amount equal to the Aggregate Casualty Estimate. Following the Closing and any such adjustment contemplated by this Section 6.18(c), the Sellers and their respective Affiliates shall have no further liability hereunder due to such Casualty Loss or Condemnation.

(d) If the Aggregate Casualty Estimate with respect to all Casualty Loss and Condemnation events is greater than ten percent (10%) of the Base Purchase Price, either Party may terminate this Agreement by providing written notice to the other Party in accordance with Section 9.1(e). If neither Party elects to terminate this Agreement pursuant to Section 9.1(e) prior to the date of the Closing, then at the Closing, the Purchase Price shall be reduced by an amount equal to such Casualty Estimate, and the Sellers and their respective Affiliates shall have no further liability hereunder due to such Casualty Loss or Condemnation and such Casualty Loss or Condemnation shall not otherwise affect the Closing.

(e) Notwithstanding anything in this Agreement to the contrary, as between the Parties, this Section 6.18 shall be the sole and exclusive remedy of the Parties with respect to any Casualty Loss or Condemnation event that damages, impairs, destroys or takes any Project during the Interim Period and there shall be no other liability for the Sellers and their respective Affiliates hereunder other than this Section 6.18 due to such Casualty Loss or Condemnation.

Section 6.19 Transfer of Miscellaneous Rights and Delivery of Data Room. The Sellers shall use commercially reasonable efforts to (a) pursue the assignment of the interconnection rights held by Starwood Energy Global, Inc. as of the Effective Date, to the Geranium BESS Company Group; and (b) at the request of the Buyer, use commercially reasonable efforts to cause the consulting agreements to which any Seller or its Affiliate (other than an Acquired Company) is a party with respect to any permitting or development activities of the BESS Projects and that are listed on Schedule 6.19 to be assigned by the applicable Affiliates of such Seller to the applicable BESS Project entity, in each case prior to Closing. To the extent that any assignments contemplated by this Section 6.19 and/or the assignment of the Garrison O&M Agreement do not occur prior to the Closing (a “Non-Transferred Asset”), the applicable

Sellers shall (x) continue to use commercially reasonable efforts to effectuate such assignments and (y) use commercially reasonable efforts to provide the Acquired Companies the benefits of the Non-Transferred Assets intended to be assigned by this Section 6.19 as if such Non-Transferred Assets had been assigned to the applicable Acquired Company prior to Closing. The Sellers shall deliver, or cause to be delivered, to the Buyer a digital copy of all documents that were included in the Data Room (i) as of 12:00 pm (Central Time) on the Effective Date, delivered no later than five (5) Business Days following the Effective Date, and (ii) on the Closing Date, no later than ten (10) Business Days following the Closing Date.

Section 6.20 Turnover Obligations.

(a) To the extent not received as of the Closing by the Sellers, their respective Affiliates or any of the Acquired Companies (and subject in all cases to any limitations or restrictions applicable to the Buyer and its Affiliates under applicable Law, Contract (including any indebtedness or credit Contracts) or Permit), the Buyer shall, and shall cause the Acquired Companies to, at the Sellers’ expense, to (i) authorize the Sellers to pursue and collect all insurance proceeds receivable in connection with the Unit 11 generator stator and rotor repair at the Manchester Project, and (ii) (A) authorize the Sellers to pursue and collect from PJM any proceeds attributable to operations of the Fairless Project in respect of the period from January 18, 2025, to January 23, 2025, and if any proceeds are received by the Acquired Companies or the Buyer (or its Affiliate), following such receipt, remit to the Sellers all such amounts so received, less applicable Turnover Costs, within fifteen (15) Business Days of receiving such amounts and (B) remit to the Sellers the amount of any refunds paid to Greenleaf Energy Unit 2 LLC by CAISO pursuant to the final settlement with FERC (Docket No. ER25-1421) relating to the refund of penalties previously assessed against Greenleaf Energy Unit 2 LLC by CAISO under the Resource Adequacy Availability Incentive Mechanism in connection with an outage at such Project from July 21, 2022 to August 30, 2023, less applicable Turnover Costs, within fifteen (15) Business Days of the Buyer (or its Affiliate), or an Acquired Company, receiving such amounts, but excluding, in the case of this clause (ii)(B), any reduction to the Daily RMR Capacity Payments for affected ratepayers that is billed to Greenleaf Energy Unit 2 LLC on a monthly basis or otherwise by CAISO relating to such settlement mechanism.

(b) In the event that (i) (A) a Call Protection Deduction was made to the Purchase Price and (B) thereafter, Subject Indebtedness is repaid, prepaid, refinanced or repriced without the obligation to pay Call Protection on such amounts so repaid, prepaid, refinanced or repriced, or (ii) (A) a Call Protection Deduction was made to the Purchase Price and (B) thereafter, the Call Protection period expires with no repayment, prepayment, refinancing or repricing of Subject Indebtedness, then the Buyer shall remit to the Sellers the amount of such Call Protection Deduction, less applicable Turnover Costs, no later than fifteen (15) days after the last day of the Call Protection period.

(c) The items set forth in Section 6.20(a) and Section 6.20(b), collectively, and as calculated in accordance with this Section 6.20, the “Turnover Assets”).

(d) The Turnover Assets shall be calculated net of all reasonable and documented costs and expenses, including reasonable legal fees, and Taxes incurred or paid by the Buyer and its Affiliates (including the Acquired Companies) in connection with the recovery and payment to the Sellers of the Turnover Assets (the “Turnover Costs”).

Section 6.21 Transition Services.

(a) With respect to any Transition Services (as defined below), for the period of time following the Closing Date as may be agreed between the Sellers and the Buyer during the Interim Period, the Sellers shall provide or cause to be provided to the Buyer and the Acquired Companies from and after the Closing any such services as are agreed between the Sellers and the Buyer during the Interim Period and on such terms and conditions as are agreed between the Sellers and the Buyer during the Interim Period (such services, collectively, the “Transition Services”). The Sellers shall and shall cause their respective Affiliates to perform any Transition Services (i) in all material respects in compliance with all Laws and (ii) to the extent not inconsistent therewith, in substantially the same quality and manner as the same or comparable services were provided by the Sellers or their respective Affiliates to the Acquired Companies prior to the Closing Date; provided, however, that the Sellers shall have no liability to the Buyer or its Affiliates for any acts or omissions by the Sellers or their respective Affiliates in connection with the Transition Services except to the extent of the gross negligence of the Seller or such Affiliate, and the Buyer shall provide a customary indemnity to the Sellers (and its Affiliates and representatives) with respect to any liabilities incurred by them in the course of providing the Transition Services (other than in the case of gross negligence) and any compensation that is agreed to be paid by the Buyer to the Sellers for such services shall reflect such limitation of liability.

ARTICLE VII

BUYER’S CONDITIONS TO CLOSING

The obligations of the Buyer to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Buyer in whole or in part to the extent permitted by applicable Law):

Section 7.1 Representations and Warranties.

(a) The representations and warranties made by the Sellers in Article III and Article IV (other than the Seller Fundamental Representations and the representations and warranties in Section 4.19(c), and without regard to any materiality or Material Adverse Effect qualification therein) shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except where the failure of such representations or warranties to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Seller Fundamental Representations and the representations and warranties in Section 4.19(c) shall be true and correct as of the Closing Date in all respects other than de minimis inaccuracies as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

Section 7.2 Performance. Each of the Sellers shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement and any of the other Transaction Documents to be performed or complied with by such Seller at or before the Closing.

Section 7.3 Sellers’ Certificate. The Sellers shall have delivered to the Buyer at the Closing a certificate of an officer or other authorized Representative of the Sellers, dated as of the Closing Date, confirming the matters set forth in Section 7.1, Section 7.2 and Section 7.7 are satisfied.

Section 7.4 Consents and Approvals. On the Closing Date, each of the following conditions shall be satisfied:

(a) there shall be no Governmental Order or Law that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby;

(b) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated;

(c) FERC authorization under Section 203 of the FPA required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect; and

(d) (i) a declaratory ruling from the New York Public Service Commission that no further review is required under NY PSL §§ 70 and 83 under the Wallkill Presumption to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect or (ii) an approval from the New York Public Service Commission under NY PSL §§ 70 and 83 of the transactions contemplated hereby shall have been obtained and be in full force and effect.

Section 7.5 Resignation of Members, Managers and Officers. Each Seller shall have caused (unless otherwise agreed by Buyer and other than with respect to any independent manager or independent member occupying such position in connection with the financing arising under the Financing Agreement) the resignation or removal of all directors, committee members, managers and officers, whether or not nominated or appointed by the Sellers or their respective Affiliates, from any board or operating, management or other committee relating to the Projects or from any such positions (or comparable positions) held with the Acquired Companies or established under the Acquired Companies’ Organizational Documents, and each such Seller shall have delivered to the Buyer at the Closing evidence of such resignations or removals in the form of Exhibit H.

Section 7.6 Sellers Deliverables. The Sellers shall have delivered, or caused to have been delivered to the Buyer or its designated Affiliate(s) each of the following:

(a) a counterpart, executed by each Seller, of an assignment of membership interests evidencing the assignment and transfer to the Buyer or its designated Affiliate(s) of all the Acquired Interests, in the form of Exhibit I (the “Transfer Agreement”) together with any membership interest certificates representing the Acquired Interests, together with an endorsement executed by each Seller evidencing the sale, assignment and transfer of such Seller’s Acquired Interests from such Seller to the Buyer (or its designated Affiliate);

(b) the certificate required to be delivered pursuant to Section 7.3; and

(c) a properly completed and executed Internal Revenue Service Form W-9 of each Seller;

(d) a counterpart to the Escrow Agreement, duly executed by the Sellers and the Escrow Agent;

(e) evidence that all Affiliate Transactions in respect to each Acquired Company have been terminated at or prior to Closing, or otherwise terminated, assigned or transferred pursuant to the Pre-Closing Reorganization, in each such case, without any Liability to any Acquired Company; and

(f) all other previously undelivered certificates, agreements and other documents expressly required by this Agreement to be delivered by the Sellers at or prior to the Closing in connection with the transactions contemplated by this Agreement.

Section 7.7 No Material Adverse Effect. Since the Effective Date, no event, change, fact, condition, circumstance or occurrence shall have occurred and is continuing that has had or would reasonably be excepted to have a Material Adverse Effect that is continuing.

Section 7.8 Pre-Closing Reorganization. The Pre-Closing Reorganization shall have occurred.

ARTICLE VIII

SELLERS’ CONDITIONS TO CLOSING

The obligations of the Sellers to consummate the transactions contemplated by this Agreement and the other Transaction Documents are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by the Sellers in whole or in part to the extent permitted by applicable Law):

Section 8.1 Representations and Warranties. The representations and warranties made by the Buyer in Article V (other than the Buyer Fundamental Representations and without regard to any materiality or material adverse effect qualification therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except where the failure of such representations or warranties to be true and correct has not had, and would not reasonably be expected to have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby or materially delay the consummations of the transactions contemplated hereby. The Buyer Fundamental Representations shall be true and correct as of the Closing Date in all respects other than de minimis inaccuracies as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date).

Section 8.2 Performance. The Buyer shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement and any of the other Transaction Documents to be so performed or complied with by the Buyer at or before the Closing.

Section 8.3 Buyer’s Certificate. The Buyer shall have delivered to the Sellers at the Closing a certificate of an officer or other authorized Representative of the Buyer, dated as of the Closing Date, confirming the matters set forth in Section 8.1 and Section 8.2 are satisfied.

Section 8.4 Consents and Approvals. On the Closing Date, each of the following conditions shall be satisfied:

(a) there shall be no Governmental Order or Law that is in effect that restrains or prohibits the consummation of the transactions contemplated hereby;

(b) all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or been terminated;

(c) FERC authorization under Section 203 of the FPA required to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect; and

(d) (i) a declaratory ruling from the New York Public Service Commission that no further review is required under NY PSL §§ 70 and 83 under the Wallkill Presumption to consummate the transactions contemplated hereby shall have been obtained and be in full force and effect or (ii) an approval from the New York Public Service Commission under NY PSL §§ 70 and 83 of the transactions contemplated hereby shall have been obtained and be in full force and effect.

Section 8.5 Buyer Deliverables. The Buyer shall have delivered, or caused to have been delivered, to the Sellers each of the following:

(a) the Estimated Purchase Price (less the Escrow Amount) to Sellers and the Escrow Amount to the Escrow Agent, in each case pursuant to Section 2.3;

(b) the certificate required to be delivered pursuant to Section 8.3;

(c) an executed counterpart of the Transfer Agreement;

(d) an executed counterpart to the Escrow Agreement, duly executed by the Buyer; and

(e) all other previously undelivered certificates, agreements and other documents expressly required by this Agreement to be delivered by the Buyer at or prior to the Closing in connection with the transactions contemplated by this Agreement.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, as follows:

(a) at any time before the Closing, by the Sellers, on the one hand, or the Buyer, on the other hand, by written notice to the other Party or Parties, if any Governmental Authority shall have issued a Governmental Order, decree or ruling or taken any other action, in any such case permanently restraining, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement, and such Governmental Order, decree, ruling or action shall not be subject to appeal or shall have become final and unappealable, it being agreed that the Parties shall promptly appeal any adverse determination which is appealable (and pursue such appeal with diligence); provided, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to a Party if such Governmental Order, decree, ruling or action resulted from or was primarily due to the failure of such Party to perform any of its obligations hereunder;

(b) at any time before the Closing, by the Sellers, on the one hand, or the Buyer, on the other hand, by written notice to the other Party or Parties, if the other Party (or Parties) has materially breached any of its representations, warranties, covenants or agreements hereunder, where the effect of such breach would be to cause the conditions to the obligation of the terminating Party to consummate the Closing not to be capable of being satisfied, and such breach (other than a breach of the Buyer’s obligation to pay the Purchase Price in accordance with the terms of Article II which shall have a cure period of three (3) Business Days) if such breach is capable of being cured, has not been cured within thirty (30) days following written notification thereof; provided, however, that if, at the end of such thirty (30) day period, the breaching Party is endeavoring in good faith, and proceeding diligently, to cure such breach, and such breach is capable of being cured, the breaching Party shall have an additional thirty (30) days in which to effect such cure, provided, further, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if such Party is in material breach of any of its covenants or agreements under this Agreement, such that, the other Party or Parties would have a right to terminate the Agreement pursuant to this Section 9.1(b);

(c) at any time before the Closing, by the Sellers, on the one hand, or the Buyer, on the other hand, by written notice to the other Party or Parties, on or after the date that is one hundred eighty (180) days after the Effective Date (such date, as may be extended by the Buyer or the Sellers pursuant to the immediately following proviso, the “Outside Date”); provided, that, if on the Outside Date, the conditions to Closing set forth in Section 7.4 or the conditions to Closing set forth in Section 8.4 (in each case, in relation to one or more approvals from Governmental Authorities) shall not have been satisfied, then the Buyer or the Sellers may elect to extend the Outside Date twice, in the case of each extension, by an additional one hundred five (105) days (such extension period not to exceed, in the aggregate, two hundred ten (210) days). The right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if such failure of Closing to occur by the Outside Date was primarily due to the breach or violation by such Party of its covenants or agreements under this Agreement;

(d) at any time before the Closing, by the Sellers, by written notice to the Buyer, if all of the conditions to close set forth in Article VII have been satisfied (other than such closing conditions that by their nature are to be satisfied at the Closing) or, if permissible, waived in writing by the applicable Party, and the Sellers indicate in such written notice that the Sellers are ready, willing and able to consummate the transactions contemplated hereby (subject to the Buyer performing at the Closing) and the Buyer fails to consummate the transactions contemplated hereby within three (3) Business Days of such written notice;

(e) at any time before the Closing, by the Buyer or the Sellers pursuant to Section 6.18(d), by written notice to the other Party or Parties; or

(f) at any time before the Closing, by mutual written consent of the Buyer and the Sellers.

Section 9.2 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.1, then, except as set forth in the below proviso to this Section 9.2 and except as set forth in Section 9.3, all rights and obligations of the Parties hereunder shall terminate without any liability on the part of any Party and there will be no liability or obligation on the part of the Sellers, the Acquired Companies or the Buyer (or any of their respective Representatives or Affiliates), provided, that Section 6.2(c), Section 6.2(d), Section 6.7, Section 9.2, Section 9.3, Section 10.3, Section 10.4, and Article XI (to the extent applicable to such surviving sections) will survive any such termination and such termination shall not relieve any Party of liability for any willful breach of this Agreement occurring prior to such termination.

Section 9.3 Termination Fee and Remedies.

(a) If this Agreement is terminated (i) by the Sellers or the Buyer pursuant to Section 9.1(a), if, in the case of a termination pursuant to Section 9.1(a), all of the conditions to close set forth in Article VII (in the case of Buyer) or Article VIII (in the case of Sellers) have been satisfied (except for the conditions set forth in Section 7.4(b), (c) or (d) and Section 8.4(b), (c) or (d) and except, if the sole reason that Section 7.8 failed to be satisfied was due to Buyer’s failure to close the transactions in breach of this Agreement, Section 7.8) and other than such closing conditions that by their nature are to be satisfied at the Closing or waived in writing by the applicable Party, (ii) by the Sellers or the Buyer pursuant to Section 9.1(c), if, in the case of a termination pursuant to Section 9.1(c), all of the conditions to close set forth in Article VII (in the case of Buyer) or Article VIII (in the case of Sellers) have been satisfied (except for the conditions set forth in Section 7.4(b), (c) or (d) and Section 8.4(b), (c) or (d) and except, if the sole reason that Section 7.8 failed to be satisfied was due to Buyer’s failure to close the transactions in breach of this Agreement, Section 7.8) and other than such closing conditions that by their nature are to be satisfied at the Closing (including, for certainty, Section 7.8) or waived in writing by the applicable Party, or (iii) by the Sellers pursuant to Section 9.1(d), the Buyer shall pay to the Sellers, by wire transfer of immediately available funds within five (5) Business Days following the date of termination, as liquidated damages, an amount that is equal to $76,000,000 (such amount, in either case, the “Termination Fee”), which Termination Fee shall be allocated between the Sellers as the Sellers may elect and paid to accounts identified by the Sellers. For purposes of clarification, until such time as this Agreement is validly terminated pursuant to this Article IX, nothing contained in this Article IX shall prevent, limit, impede or impair the ability of a Party to seek specific performance at any time prior to termination of this Agreement pursuant to Article IX.

(b) In no event shall the Sellers be entitled to receive the Termination Fee on more than one occasion.

(c) The provision for payment of the Termination Fee has been included because, in the event of a breach by the Buyer, the actual damages to be incurred by the Sellers can reasonably be expected to approximate the Termination Fee provided for herein and because the actual amount of such damages would be difficult if not impossible to measure accurately. The Parties further expressly acknowledge and agree that the Termination Fee is an integral part of the transactions contemplated by this Agreement and is intended not as a penalty, but as full liquidated damages, in the event of the Sellers’ termination of this Agreement in the manner contemplated in Section 9.3(a) and as compensation for Sellers’ losses and other expenses associated with this Agreement. In addition, the Parties acknowledge and agree that, in the event the Buyer shall fail to pay the Termination Fee when due, and the Sellers commence a proceeding which results in a judgment or similar award against the Buyer for such Termination Fee, then the Buyer shall also pay to the Sellers its reasonable, documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses of enforcement) in connection with such proceeding.

(d) Other than in a case of Fraud, upon termination of this Agreement, the Termination Fee shall be the sole and exclusive remedy of each Seller and its Affiliates and their respective Representatives against (i) the Buyer, its Affiliates and its and their respective Representatives and (ii) any former, current and future direct and indirect holders of any equity, partnership or limited liability company or other interest, incorporators or organizers, controlling Persons, Affiliates, Representatives, assignees or successors of any Person named in clause (i) above (clauses (i) and (ii), collectively, the “Buyer Related Parties”) for any losses or Liabilities suffered as a result of the failure of the Closing to be consummated or for any other matter under, relating to or arising out of this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby, whether based on Contract, tort, strict liability, other

Laws or otherwise, or any Claim based on, in respect of, or by reason of any of the foregoing, and upon payment of the Termination Fee, none of Sellers, any of their Affiliates or any of their respective Representatives shall pursue or be entitled to pursue or make any Claim against any Buyer Related Party, and no Buyer Related Party shall have any Liability arising out of the circumstances giving rise to any termination of this Agreement or for any other matter under, relating to or arising out of or in connection with this Agreement or any other Transaction Document or any of the transactions contemplated hereby or thereby.

ARTICLE X

LIMITATIONS OF LIABILITY AND WAIVERS

Section 10.1 No Survival

None of the representations, warranties, covenants and other agreements in this Agreement or any certificates delivered pursuant to this Agreement shall survive the Closing, except for such covenants and agreements contained herein which by their terms expressly apply in whole or in part after the Closing (including those contained in Section 6.13, Section 6.19, Section 10.2, Section 10.3, and Section 10.4) and then only in accordance with their respective terms. Without limiting the generality of the foregoing, each of the Parties hereby acknowledges that:

(a) the provisions of and the limitations of remedies provided in this Article X were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Purchase Price;

(b) the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement;

(c) this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and the Parties specifically acknowledge that no Party has any special relationship with another Party that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction; and

(d) nothing in this Section 10.1 will be deemed to limit or modify any rights of Buyer or its Affiliates under any R&W Insurance Policy or inhibit Buyer or its Affiliates from obtaining any remedies they may have against any insurer under any R&W Insurance Policy.

Furthermore, the Buyer hereby irrevocably and unconditionally acknowledges and agrees that, except in the case of Fraud, the sole and exclusive source of recovery and remedy for any loss, liability, cost, expense or damage sustained, suffered or incurred by the Buyer or any of its respective Affiliates (including the Acquired Companies) or any of their respective Representatives resulting from any breach or inaccuracy by the Sellers of any representation or warranty set forth in Article III or Article IV of this Agreement or in the certificate delivered to the Buyer pursuant to Section 7.3, whether such actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation or other relief are known or unknown, suspected or unsuspected, fixed or contingent, direct, derivative, vicarious or otherwise, whether based in contract, tort, or other legal, statutory, or equitable theory of recovery, shall be recovery against the R&W Insurance Policy in accordance with the terms thereof.

Section 10.2 Release.

(a) From and after the Closing (if the Closing occurs), each of the Buyer, its Affiliates and its and their respective officers, directors, employees, agents, employees, partners, members, advisors, successor and assigns, and Representatives, hereby irrevocably and unconditionally releases and forever discharges the Sellers, their Affiliates, its and their respective direct and indirect owners, current and future equityholders, controlling Persons, members, managers, general or limited partners, and the officers, directors, managers, agents, Representatives and employees of such Persons and of the Acquired Companies (acting in their capacity as such) but excluding the Acquired Companies (the foregoing released Persons being the “Seller Releasees”) from any and all Claims whatsoever whether in law or in equity, including any Claims under Environmental Laws, arising out of, or relating to, or accruing from (i) the organization, management or operation of the businesses of the Acquired Companies, in each case, relating to any matter, occurrence, action or activity on, prior to or after the Closing Date (and including any alleged breach of any fiduciary or other duty relating to any pre-Closing actions or failures to act (including negligence or gross negligence) in connection with the Acquired Companies or any of them and their respective businesses (including the Business)), (ii) any information (whether written or oral), documents or materials furnished in connection with the transactions contemplated hereby or (iii) the Sellers’ or any of their respective Affiliates’ standing as a former direct or indirect purchaser, owner and holder of Equity Securities of the Acquired Companies (including in respect of controlling stockholder liability); and

(b) From and after the Closing (if the Closing occurs), each of the Sellers, its Affiliates and its and their respective officers, directors, employees, agents, employees, partners, members, advisors, successor and assigns, and Representatives, hereby irrevocably and unconditionally releases and forever discharges the Buyer, its Affiliates (including the Acquired Companies), its and their respective direct and indirect owners, current and future equityholders, controlling Persons, members, managers, general or limited partners, and the officers, directors, managers, agents, Representatives and employees of such Persons (acting in their capacity as such) (the foregoing released Persons being the “Buyer Releasees”) from any and all Claims whatsoever whether in law or in equity, including Claims under Environmental Laws, arising out of, or relating to, or accruing from (i) the organization, management or operation of the businesses of the Acquired Companies, in each case, relating to any matter, occurrence, action or activity on, prior to or after the Closing Date (and including any alleged breach of any fiduciary or other duty relating to any pre-Closing actions or failures to act (including negligence or gross negligence) in connection with the Acquired Companies or any of them and their respective businesses (including the Business)), (ii) any information (whether written or oral), documents or materials furnished in connection with the transactions contemplated hereby or (iii) the Sellers’ or any of their respective Affiliates’ standing as a former direct or indirect purchaser, owner and holder of Equity Securities of the Acquired Companies (including in respect of controlling stockholder claims); provided, however, that nothing contained in Section 10.2(a) or Section 10.2(b) shall release, waive, discharge, relinquish or otherwise affect the rights or obligations of any Person with respect to claims properly made under this Agreement or for Fraud.

Section 10.3 Certain Limitations. Notwithstanding anything in this Agreement to the contrary, (a) no Seller Releasee (other than the Sellers) shall have any liability to the Buyer, the Acquired Companies or any other Person arising under, out of or in connection with this Agreement, including as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Sellers in this Agreement, and (b) no Buyer Releasee (other than the Buyer) shall have any liability to the Sellers, the Acquired Companies or any other Person arising under, out of or in connection with this Agreement, including as a result of the breach of any representation, warranty, covenant, agreement or obligation of the Buyer in this Agreement.

Section 10.4 Waiver of Other Representations.

(a) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY AND EXCEPT FOR THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3, IT IS THE EXPLICIT INTENT OF EACH PARTY, AND THE PARTIES HEREBY AGREE, THAT NONE OF THE SELLERS OR ANY OF THEIR AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WRITTEN OR ORAL, INCLUDING WITH RESPECT TO (I) THE ACQUIRED INTERESTS, THE ACQUIRED COMPANIES OR ANY OF THE PURCHASED ASSETS OR ANY PART THEREOF, THEIR RESPECTIVE BUSINESSES, ASSETS, EMPLOYEES, PERMITS, LIABILITIES, OPERATIONS, PROSPECTS, CONDITION (FINANCIAL OR OTHERWISE), AND (II) THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE ACQUIRED COMPANIES, THE PURCHASED ASSETS, REVENUE, PRICE AND EXPENSE ASSUMPTIONS, FINANCIAL PROJECTIONS OR FORECASTS, ELECTRICITY DEMAND FORECASTS, OR ENVIRONMENTAL INFORMATION, OR ANY OTHER INFORMATION FURNISHED TO BUYER BY THE SELLERS OR ANY AFFILIATE OF THE SELLERS (INCLUDING THE ACQUIRED COMPANIES) OR ANY OF THE RESPECTIVE REPRESENTATIVES THEREOF) AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. BUYER HAS NOT EXECUTED OR AUTHORIZED THE EXECUTION OF THIS AGREEMENT IN RELIANCE UPON ANY SUCH PROMISE, REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH HEREIN OR IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3.

(b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, INCLUDING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3, THE SELLERS’ INTERESTS IN THE ACQUIRED COMPANIES AND THE PURCHASED ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE ACQUIRED INTERESTS “AS IS, WHERE IS, WITH ALL FAULTS,” AND THE SELLERS EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ACQUIRED COMPANIES OR THE PURCHASED ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ACQUIRED COMPANIES OR THE PURCHASED ASSETS AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, INCLUDING THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV AND IN THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.3, THE SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE, INCLUDING WITH RESPECT TO (I) THE CONDITION OF THE PURCHASED ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, USE, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, THE PURCHASED ASSETS) OR (II) ANY INFRINGEMENT BY THE SELLERS, THE ACQUIRED COMPANIES, OR ANY OF THEIR AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY.

Section 10.5 Remedies; Waiver of Remedies.

(a) The Parties agree that damages at Law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement by the Buyer or the Sellers, and, accordingly, the Parties shall be entitled to injunctive relief with respect to any such breach, including specific performance in accordance with this Agreement of such covenants, promises or agreements or an order enjoining such other Party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement, all without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting bond. Each of the Parties hereto further agrees that it shall not object to, or take any position inconsistent with respect to, whether in a court of Law or otherwise, (i) the appropriateness of the specific performance contemplated by this Section 10.5, and (ii) the exclusive jurisdiction of the courts set forth in Section 11.13 with respect to any action brought for any such remedy. The rights set forth in this Section 10.5(a) shall be in addition to any other rights which the Parties may have at Law or in equity pursuant to this Agreement.

(b) Each Party further agrees that until such time that this Agreement is terminated in accordance with Article IX (i) by seeking the remedies provided for in this Section 10.5, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement or in the event that the remedies provided for in this Section 10.5 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 10.5 shall require any Party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 10.5 prior or as a condition to exercising any termination right under Article IX, nor shall the commencement of any action pursuant to this Section 10.5 or anything set forth in this Section 10.5 restrict or limit any such Party’s right to terminate this Agreement in accordance with Article IX or pursue any other remedies under this Agreement that may be available then or thereafter.

(c) Notwithstanding anything to the contrary in this Agreement (including Section 10.5(b)), under no circumstances shall the Sellers (or any Seller) be entitled to receive both a grant of specific performance to require the Buyer to consummate the Closing and payment of the Termination Fee.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person, or sent by email, or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below or to such other place and with such other copies as a Party may designate as to itself by written notice to the other Parties:

If to the Buyer, to:

Vistra Corp.

6555 Sierra Drive

Irving, Texas 75039

Attn: Stephanie Zapata Moore and Yuki Whitmire

Email: *****

with copies to:

Latham & Watkins LLP

811 Main Street, #3700

Houston, TX 77002

Attn: Trina Chandler and Caroline Blitzer Phillips

Email: trina.chandler@lw.com; caroline.phillips@lw.com

If to the Sellers, to:

Lotus Infrastructure Global Operations, LLC

5 Greenwich Office Park, 2nd Floor,

Greenwich, CT 06831

Attn: General Counsel

Telephone: (203) 422-7769

Email: *****

with a copy to:

King & Spalding LLP

1185 Avenue of the Americas, Suite 3400

New York, NY 10036

Attention: Jonathan M.A. Melmed

Telephone: (212) 556-2344

Email: jmelmed@kslaw.com

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by email pursuant to this Section 11.1 shall be effective as of the date of delivery if delivered before 5:00 P.M. Eastern Prevailing Time on any Business Day or the next succeeding Business Day if delivery is after 5:00 P.M. Eastern Prevailing Time on any Business Day or during any non-Business Day; provided, no bounce back or other notice of non-delivery is received by the sender.

Section 11.2 Entire Agreement. Except for the Confidentiality Agreement, this Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

Section 11.3 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, however, that:

(a) subject to Section 11.3(b), any fees, costs or expenses incurred in connection with obtaining any Buyer Approvals required in connection with the consummation of the transactions contemplated hereby shall be exclusively borne by the Buyer; and

(b) any fees, costs or expenses incurred in connection with obtaining any Sellers Approvals or any other third-party Consent required in connection with the consummation of the transactions contemplated hereby shall be exclusively borne by the Sellers.

For the avoidance of doubt, the Buyer shall bear the cost of the R&W Insurance Policy, if any, (including the underwriting and brokerage fees and other costs and expenses relating thereto).

Section 11.4 Disclosure Schedules. The Sellers may, at their option, include in the Sellers Disclosure Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to Dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Any reference to a Contract, statement, plan, report or other document in the Schedules and Disclosure Schedules shall be deemed, to the extent made available to the Parties, a full disclosure of all of the terms of such document, and any reference to an Asset or other item of any kind in the Sellers Disclosure Schedules shall be deemed to be a full disclosure of such Asset or other item and, in all cases, it shall not be necessary to identify or reference specific provisions of such Contracts, Assets, statements, plans, reports or other documents or items in order to make a full disclosure thereof. Information disclosed with respect to any representation and warranty under this Agreement of the Sellers in any Schedule or Disclosure Schedule shall constitute a disclosure for purposes of all representations and warranties under this Agreement of the Sellers set forth in other Seller Disclosure Schedules to the extent that it is reasonably apparent on its face that such information disclosed is applicable to such other representations or warranties (whether expressly referred to in such other representations or warranties, including by cross-reference, or not). In no event shall the inclusion of any matter in the Sellers Disclosure Schedules be construed as constituting a representation or warranty of a Party or be deemed or interpreted to broaden a Party’s representations, warranties, covenants or agreements contained in this Agreement. No reference to or disclosure of any item or other matter in the Sellers Disclosure Schedules shall be construed as an admission, indication or evidence that (a) such item or other matter is material, (b) such item is reasonably likely to result in a Material Adverse Effect or (c) that such item or other matter is required to be referred to or disclosed in the Sellers Disclosure Schedules (other than, in the case of this clause (c), any Schedule or Disclosure Schedule that is required to attach or list specific information in response to an express representation or warranty set forth in this Agreement). No reference in the Sellers Disclosure Schedules to any agreement or document shall be construed as an admission or indication that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document except to the extent that any such agreement or document is referred to by reference to the Sellers Disclosure Schedules in an express representation or warranty to that effect set forth in the Agreement. No disclosure in the Sellers Disclosure Schedules relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The headings and descriptions of the disclosures in the Sellers Disclosure Schedules are for convenience of reference only and are not intended to and do not alter the meaning of any provision of this Agreement or of the Sellers Disclosure Schedules. The information provided in the Sellers Disclosure Schedules is solely for the use of the Parties in connection with the purchase and sale of the Acquired Interests and shall be subject to the terms of this Agreement, and may not be used or relied upon by any other Person or for any other purpose.

Section 11.5 Acknowledgment and Waiver.

(a) It is acknowledged by each of the Parties that the Acquired Companies and the Sellers have retained King & Spalding LLP (“K&S”) to act as their counsel in connection with the transactions contemplated in this Agreement and that K&S has not acted as counsel for any other Party in connection with the transactions contemplated hereby and that none of the other Parties has the status of a client of K&S for conflict of interest or any other purposes as a result thereof. The Sellers and the Buyer hereby agree that, in the event that any dispute, or any other matter in which the interest of any Seller and its Affiliates, on the one hand, and the Buyer and its Affiliates (including the Acquired Companies), on the other hand, are adverse, arises after the Closing between the Buyer or any of the Acquired Companies, on the one hand, and any Seller and its Affiliates, on the other hand, K&S may represent any Seller and any of its Affiliates in such dispute even though the interests of such Seller and its Affiliates may be directly adverse to the Buyer or any of the Acquired Companies, and even though K&S formerly may have represented one or more of the Acquired Companies in any matter substantially related to such dispute.

(b) The Sellers and the Buyer and their respective Affiliates, including following the Closing with respect to the Acquired Companies, acknowledge and agree that, in connection with any future disputes, lawsuits, actions, proceedings, investigations or other matters, including any dispute between the Buyer, the Acquired Companies and/or any of its or their respective Affiliates, on the one hand, and any Seller and/or any of its Affiliates, on the other hand, or with or between any other Persons, with respect to the transactions contemplated hereby or otherwise, as to all communications among K&S, any of the Acquired Companies, any Seller and/or any of its Affiliates, the attorney-client privilege, attorney work product protection and the expectation of client confidence belongs solely to such Seller and/or its Affiliates (other than the Acquired Companies), and may be controlled by such Seller or its Affiliates (other than the Acquired Companies), and shall not pass to or be claimed by the Buyer, the Acquired Companies, or any of their respective Affiliates. Accordingly, the Buyer and its Affiliates shall not have access to any such communications, or to the files of K&S, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (A) to the extent that files of K&S constitute property of the client, only the Sellers and their Affiliates shall hold such property rights and (B) K&S shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer or the Acquired Companies by reason of any attorney-client relationship between K&S and the Acquired Companies or otherwise.

Section 11.6 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition; provided, however, that no waiver by the Sellers shall be effective unless it is executed by all the Sellers. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.7 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of Sellers and the Buyer.

Section 11.8 No Third-Party Beneficiary. Except as contemplated in Section 6.1 or Article X, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

Section 11.9 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party by merger, operation of law or otherwise without the prior written consent of the other Party, and any attempted assignment, without such consent, shall be null and void; provided, that the Buyer may assign this Agreement or any rights or obligations hereunder (i) to any of its Affiliates (provided, that no such assignment shall relieve the Buyer of its obligations hereunder in respect of any such assignment), and (ii) to any of its lenders as collateral security, none of which assignments will relieve the Buyer of its obligations under this Agreement, in each case, without the prior written consent of the Sellers. This Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

Section 11.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.11 Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any electronically transmitted or .pdf copies hereof or signature hereon and any copies originally executed using secure e-signature services such as DocuSign shall, for all purposes, be deemed originals.

Section 11.13 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement and any Claim arising out of the transactions contemplated hereby shall be governed by and construed in accordance with the Law of the State of New York, without giving effect to any conflict or choice of law provision that would result in the application of another state’s Law.

(b) Each of the Parties hereby submits to the exclusive jurisdiction of the State and Federal courts located in the Borough of Manhattan in the City and State of New York with respect to any action or proceeding arising out of or relating to this Agreement, and the transactions contemplated hereby and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a legal dispute that is filed in accordance with this Section 11.13 is pending before a court, all actions, suits or proceedings with respect to such legal dispute or any other legal dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives the defense, and shall not assert as a defense in any legal dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.13 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

(c) EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREUNDER, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING (INCLUDING, ANY ACTION TO RESCIND OR CANCEL THIS AGREEMENT AND ANY CLAIMS OR DEFENSES ASSERTING THAT THIS AGREEMENT WAS FRAUDULENTLY INDUCED OR IS OTHERWISE VOID OR VOIDABLE). THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT, AND SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

SELLERS

SEIF III NATGAS HOLDINGS, L.L.C.

By:	/s/ Himanshu Saxena
Name: Himanshu Saxena
Title: Chief Executive Officer

NATGAS FUND HOLDINGS, L.L.C.

By:	/s/ Himanshu Saxena
Name: Himanshu Saxena
Title: Chief Executive Officer

NEP HOLDCO 1, L.L.C.

By:	/s/ Himanshu Saxena
Name: Himanshu Saxena
Title: Chief Executive Officer

EDGEWATER PARENT, LLC

By:	/s/ Himanshu Saxena
Name: Himanshu Saxena
Title: Chief Executive Officer

[Signature Page to Purchase and Sale Agreement]

BUYER

VISTRA OPERATIONS COMPANY LLC

By:	/s/ Stacey Doré
Name: Stacey Doré
Title: Chief Strategy and Sustainability Officer & EVP Public Affairs